Exhibit 4.3

EXECUTION VERSION

UR FINANCING ESCROW CORPORATION
as the Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

Indenture

Dated as of March 9, 2012

$750,000,000

5.75% Senior Secured Notes due 2018

CROSS REFERENCE TABLE(1)

Trust Indenture Act	Indenture
Section	Section

310(a)(1)	6.09
310(a)(2)	6.09
310(a)(3)	N.A.	(2)
310(a)(4)	N.A.
310(a)(5)	N.A.
310(b)	6.08; 6.10
310(c)	N.A.
311(a)	6.13
311(b)	6.13
311(c)	N.A.
312(a)	7.01; 7.02
312(b)	7.02
312(c)	7.02
313(a)	7.03
313(b)	7.03; 14.03
313(c)	1.06; 7.03
313(d)	7.03
314(a)	7.04
314(a)(4)	1.03; 10.19
314(b)	14.02
314(c)(1)	1.02
314(c)(2)	1.02
314(c)(3)	N.A.
314(d)	14.03
314(e)	1.02
314(f)	N.A.
315(a)	6.01
315(b)	6.02
315(c)	6.01
315(d)	6.01
315(e)	5.14
316(a)(1)(A)	5.12
316(a)(1)(B)	5.13
316 (a)(2)	N.A.
316(a)(last sentence)	1.01	(3)

(1) Note: This Cross Reference Table shall not, for any purpose, be deemed part of this Indenture.

(2) Not Applicable.

(3) Definition of “Outstanding.”

i

316(b)	5.07; 5.08
316(c)	1.04
317(a)(1)	5.03
317(a)(2)	5.04
317(b)	10.03
318(a)	1.07

v

SECTION 13.07.	No Waiver, etc	124
SECTION 13.08.	Modification, etc	124

ARTICLE XIV
Security

SECTION 14.01.	Grant of Security Interest	125
SECTION 14.02.	Opinions	126
SECTION 14.03.	Release of Collateral	126
SECTION 14.04.	Specified Releases of Collateral	126
SECTION 14.05.	Form and Sufficiency of Release	127
SECTION 14.06.	Purchaser Protected	127
SECTION 14.07.	Authorization of Actions to Be Taken by the Notes Collateral Agent Under the Notes Collateral Documents	127
SECTION 14.08.	Authorization of Receipt of Funds by the Notes Collateral Agent Under the Notes Collateral Documents	129
SECTION 14.09.	Intercreditor Agreement	129

Exhibit A	Form of Security
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Notation on Security Relating to Guarantee
Exhibit E	Form of Supplemental Indenture to be Delivered in Connection with the Merger
Exhibit F	Form of Security Agreement
Exhibit G	Form of Intellectual Property Security Agreement

INDENTURE dated as of March 9, 2012, between UR FINANCING ESCROW CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at Five Greenwich Office Park, Greenwich, Connecticut 06830, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having its designated corporate trust office at 45 Broadway, 14th Floor, New York, New York 10006, as Trustee and Notes Collateral Agent.

RECITALS OF THE COMPANY

The Company has duly authorized the creation of an issue of 5.75% Senior Secured Notes due 2018, and to provide therefor the Company has duly authorized the execution and delivery of this Indenture.

All things necessary to make the Securities (as defined below), when executed by the Company, authenticated and delivered hereunder and duly issued by the Company, the valid and legally binding obligations of the Company, and to make this Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

Definitions and Other Provisions

of General Application

SECTION 1.01. Definitions. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (whether or not such is indicated herein);

(4) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Indenture;

(5) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6) each reference herein to a rule or form of the Commission shall mean such rule or form and any rule or form successor thereto, in each case as amended from time to time;

(7) “or” is not exclusive;

(8) “including” means including without limitation; and

(9) all references to the date the Securities were originally issued shall refer to the Issue Date, except as otherwise specified.

Whenever this Indenture requires that a particular ratio or amount be calculated with respect to a specified period after giving effect to certain transactions or events on a pro forma basis, such calculation shall be made as if the transactions or events occurred on the first day of such period, unless otherwise specified.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Securities sold in reliance on Rule 144A.

“2020 Notes” means the Company’s 7.375% Senior Notes due 2020 issued on the Issue Date.

“2022 Notes” means the Company’s 7.625% Senior Notes due 2022 issued on the Issue Date.

“4.000% Convertible Senior Notes” means the $168 million aggregate principal amount of 4.000% Convertible Senior Notes due 2015 issued by United Rentals Holdings, Inc.

“6.500% Convertible Subordinated Debentures” means the $55 million aggregate principal amount of 6.500% Convertible Subordinated Debentures due 2028 issued by Holdings.

“Acquired Indebtedness” means Indebtedness of a Person:

(a) assumed in connection with an Asset Acquisition from such Person; or

(b) existing at the time such Person becomes a Subsidiary of any other Person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming a Subsidiary.

“Act,” when used with respect to any Holder, has the meaning specified in Section 1.04.

“Additional First Lien Obligations” has the meaning assigned to it in the Intercreditor Agreement. For the avoidance of doubt, none of the Credit Agreement Obligations shall constitute Additional First Lien Obligations.

“Additional First Lien Secured Parties” has the meaning assigned to it in the Intercreditor Agreement.

“Additional Second Lien Obligations” has the meaning assigned to it in the Intercreditor Agreement. For the avoidance of doubt, none of the Indenture Obligations or First Lien Obligations shall constitute Additional Second Lien Obligations.

“Additional Securities” means the Company’s 5.75% Senior Secured Notes due 2018 issued from time to time after the Issue Date under this Indenture (other than pursuant to Sections 3.04, 3.05, 3.06, 10.13, 10.14 or 11.08 of this Indenture).

“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Premium” means with respect to any Securities at any Redemption Date, the greater of

(1)                                 1.00% of the principal amount of such Securities; and

(2)                                 the excess of (a) the present value at such Redemption Date of (i) the redemption price of the Securities on July 15, 2015 as set forth in Section 11.01(a)(ii) plus (ii) all required remaining scheduled interest payments due on such Securities through July 15, 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate as of such Redemption Date, over (b) the principal amount of such Securities on such Redemption Date.

“Applicable Procedures” means, with respect to any tender, payment, transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that are applicable to such tender, payment, transfer or exchange.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary or a transaction pursuant to which the Company or a Restricted Subsidiary merges with or into any other Person and such Person assumes the obligations of the Company or such Restricted Subsidiary, as applicable, in accordance with Article VIII; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of:

(a) any Capital Stock of any Restricted Subsidiary (other than directors qualifying shares or to the extent required by applicable law);

(b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c) any other properties or assets of the Company or any Restricted Subsidiary,

other than, in the case of clauses (a), (b) or (c) above,

(i) sales, conveyances, transfers, leases or other dispositions of (x) obsolete, damaged or used equipment or (y) other equipment or inventory in the ordinary course of business;

(ii) sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than $50,000,000;

(iii) for purposes of Section 10.14 only, (x) a disposition that constitutes a Restricted Payment permitted by Section 10.09 or a Permitted Investment, (y) a disposition governed by Article VIII and (z) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets in connection with a Securitization Transaction;

(iv) any exchange of like property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, and to be used in a Related Business;

(v) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or agreement;

(vi) any disposition of Cash Equivalents;

(vii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(viii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable; and

(ix) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than a Company or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquires its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition.

“Asset Sale Offer” means a Collateral Asset Sale Offer or a Non-Collateral Asset Sale Offer, as applicable.

“Asset Sale Offer Price” has the meaning specified in Section 10.14(e) .

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 6.14 to act on behalf of the Trustee to authenticate Securities.

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

(i) the sum of the products of:

(a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

(b) the amount of each such principal payment; by

(ii) the sum of all such principal payments.

“Bankruptcy Code” means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP; provided, that if GAAP shall change after the Issue Date so that a lease (or other agreement conveying the right to use property) that would not be classified as a capital lease under GAAP as in effect as of the Issue Date would be classified as a capital lease, then the obligations under such lease (or other agreement conveying the right to use any property) shall not be considered to be a Capitalized Lease Obligation.

“Cash Equivalents” means, at any time:

(a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

(b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by S&P or P-1 by Moody’s;

(c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

(i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e) investments in short-term asset management accounts managed by any bank party to a Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from S&P or by Moody’s or investments of the types described in clauses (a) through (d) above; and

(f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events (other than the Transactions):

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings (other than, in the case of the Company, Holdings or a wholly owned Subsidiary of Holdings);

(b) the Company or Holdings consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any Person (other than (1) with respect to the Company, to Holdings, a wholly owned Subsidiary of Holdings or a Subsidiary Guarantor and (2) with respect to Holdings, to a wholly owned Subsidiary of Holdings, the Company or a Subsidiary Guarantor, or any Person that consolidates with, or merges with or into, the Company or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction involving a merger or consolidation where:

(i) the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Holdings or any wholly owned Subsidiary of Holdings, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

(c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

(d) the Company is liquidated or dissolved or adopts a plan of liquidation.

“Change of Control Offer” has the meaning specified in Section 10.13.

“Change of Control Purchase Date” has the meaning specified in Section 10.13.

“Change of Control Purchase Price” has the meaning specified in Section 10.13.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg (or any successor thereto).

“Code” means the Internal Revenue Code of 1986, as amended, including any successor or amendatory statutes and any applicable rules, regulations, notices or orders promulgated thereunder.

“Collateral” means all property and assets in which Liens are from time to time purported to be granted to secure the Indenture Obligations pursuant to the Notes Collateral Documents.

“Collateral Asset Sale Offer” has the meaning specified in Section 10.14(c).

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means the common stock, par value $.01 per share, of Holdings.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture and each successor Person pursuant to the applicable provisions of this Indenture and thereafter “Company” shall mean such successor Person.

“Company Order” or “Company Request” means a written order or request signed in the name of the Company by its Chairman of the Board of Directors, its Chief Executive Officer, its Chief Financial Officer, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee or Paying Agent, as applicable.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity most nearly equal to the period from the Redemption Date to July 15, 2015 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2015.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is given to the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense;

(d) Consolidated Income Tax Expense;

(e) any fees, expenses or charges related to the Transactions, the Exchange Offer with respect to the Securities issued on the Issue Date and Guarantees thereof, the exchange offers relating to the Senior Unsecured Notes or to any Equity Offering, Investment, merger, acquisition, disposition, consolidation, recapitalization or the incurrence or repayment of Indebtedness permitted by this Indenture (including any refinancing or amendment of any of the foregoing) (whether or not consummated or incurred);

(f) the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of excess fleet from closures); provided, however, that the aggregate amount of such charges or reserves added to Consolidated Cash Flow Available for Fixed Charges for any period pursuant to this clause (f) (when taken together with any amounts added pursuant to clause (g)(C)(ii) below) will not exceed the greater of 10.0% of Consolidated Cash Flow Available for Fixed Charges of such Person for such period; and

(g) the amount of net cost savings and synergies projected by the Company in good faith to be realized (which shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) the aggregate amount of (i) cost savings and synergies related to the Transactions added pursuant to this clause (g) shall be consistent in all material respects with the aggregate amount of cost savings and synergies set forth in the calculation of “Adjusted EBITDA with expected cost savings” (including each line item used to calculate Adjusted EBITDA with expected cost savings and the footnotes related thereto) for the twelve months ended December 31, 2011 in “Summary Historical Financial Information of United Rentals and Summary Unaudited Pro Forma Condensed Combined Financial Information” in the Offering Memorandum and (ii) any other cost savings and synergies added pursuant to this clause (g) (when taken together with any amounts added pursuant to clause (f) above) shall not exceed 10.0% of Consolidated Cash Flow Available for Fixed Charges for such period, less

(ii) (x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period.

The Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to:

(a) the incurrence of Indebtedness requiring calculation of the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period during the period from the date of creation of such facility to the date of such calculation);

(b) the incurrence, repayment, defeasance, retirement or discharge of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid, defeased, retired or discharged at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period or such shorter for which such facility was outstanding (or, if such facility was created after the end of the Four Quarter Period, based upon the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation or such shorter period)); and

(c) any Asset Sale or Asset Acquisition occurring since the first day of the Four Quarter Period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Investment, acquisition, disposition or other transaction that have been or are expected to be realized) shall be as determined in good faith by the Chief Financial Officer or an authorized officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, subject to the definition of Capitalized Lease Obligation hereunder.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the aggregate amount of dividends and other distributions paid in cash during such period in respect of Redeemable Capital Stock of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign taxes (whether or not paid, estimated or accrued) based on income, profits or capitalization of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense, net of any interest income, of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net payments made or received under Interest Rate Protection Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities; and

(e) all accrued interest; and

(ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, the amortization or write-off of financing costs, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(i) any extraordinary, unusual or non-recurring gain, loss, expense or charge (including without limitation fees, expenses and charges associated with any merger, acquisition, disposition or consolidation after the Issue Date);

(ii) (A) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries and (B) the portion of net loss of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries shall be included to the extent of the aggregate investment of the Company or any Restricted Subsidiary in such Person;

(iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Securities or this Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the holders than such restrictions in effect on the Issue Date);

(v) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi) the write-off of any issuance costs incurred by the Company in connection with the refinancing or repayment of any Indebtedness;

(vii) any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid);

(viii) any non-cash income (or loss) related to the recording of the Fair Market Value of any Hedging Obligations;

(ix) any unrealized gains or losses in respect of Currency Agreements;

(x) (a) any non-cash compensation deduction as a result of any grant of stock or stock related instruments to employees, officers, directors or members of management and (b) any cash charges associated with the rollover, acceleration or payout on stock or stock-related instruments by management of Holdings, the Company, or any of their Subsidiaries in connection with the Transactions;

(xi) any income (or loss) from discontinued operations;

(xii) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;

(xiii) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (xiii) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses;

(xiv) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(xv) any goodwill or other intangible asset impairment charge; and

(xvi) accruals and reserves that are established within 12 months after the Escrow Release Date that are established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP, or changes as a result of adoption or modification of accounting policies.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less the sum of goodwill and other intangibles, net) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to the acquisition or disposal of any property or assets consummated on or prior to such date and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) treasury stock;

(3) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(4) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

“Control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its principal corporate trust business shall be administered, which address as of the date of this Indenture is located at 45 Broadway, 14th Floor, New York, New York 10006, Attention: Corporate Trust Services — Administrator for United Rentals, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“corporation” means (except in the definition of “Subsidiary”) a corporation, association, company, joint stock company or business trust.

“Covenant Defeasance” has the meaning specified in Section 12.03.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 14, 2011, and as amended as of December 29, 2011, among URNA and certain of its Subsidiaries, as Borrowers, Holdings and certain of its Subsidiaries, as Guarantors, United Rentals of Canada, Inc., as Canadian Borrower, United Rentals Financing Limited Partnership, as specified loan borrower, Bank of America, N.A., as agent, U.S. swingline lender and U.S. letter of credit issuer, Bank of America, N.A. (acting through its Canada branch), as Canadian swingline lender and Canadian letter of credit issuer, Wells Fargo Capital Finance, LLC, as syndication agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and the lenders party thereto, together with the related documents (including any term loans and revolving loans thereunder, any guarantees and any security documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement, indenture or other instrument (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness, whether to the same obligor or different obligors and whether for the same or a different amount (including an increased amount) or on the same or different terms, conditions, covenants and other provisions.

“Credit Agreement Agent” means Bank of America, N.A., as agent under the Credit Agreement, together with its successors and assigns in such capacity (or, in the case of a refinancing or replacement in full of the Credit Agreement, the Person serving at such time as the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under the Credit Agreement, together with its successors and assigns in such capacity); provided, that if the Credit Agreement is refinanced or replaced in full by two or more Credit Agreements, the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under each of the Credit Agreements shall select one Person from amongst themselves to serve as Credit Agreement Agent.

“Credit Agreement Obligations” means (i) any Obligations with respect to the Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to the Credit Agreement and (iii) all Hedging Obligations, cash management obligations and similar bank product obligations (including, without limitation, Designated Bank Product Obligations (as defined in the Credit Agreement)) between the Company and/or any of the Guarantors, on the one hand, and any person that was a lender, agent for the lenders or holder of Obligations under the Credit Agreement at the time the agreement governing such obligations was entered into (or any affiliate of any person that was a lender, agent for the lenders or holder of Obligations under the Credit Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“Credit Agreement Secured Parties” means the Credit Agreement Agent, the lenders and letter of credit issuer(s) party to the Credit Agreement and any other Person holding any Credit Agreement Obligation or to whom any Credit Agreement Obligation is at any time owing.

“Credit Facility” means one or more debt facilities or agreements (including the Credit Agreement and this Indenture), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as initial purchasers of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether the same obligor or different obligors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 3.08.

“Definitive Note” means a certificated Security registered in the name of the Holder thereof and issued in accordance with Section 3.06, substantially in the form of Exhibit A hereto, except that such Security shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, a New York corporation, or its successor.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate which sets forth the Fair Market Value of the non-cash consideration at the time of its receipt and the basis for such valuation.

“Designation” has the meaning specified in Section 10.17(a).

“Designation Amount” has the meaning specified in Section 10.17(a)(ii).

“Disinterested Member of the Board of Directors of the Company” means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any Person (other than the Company, Holdings or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Equipment Securitization Transaction” means any sale, assignment, pledge or other transfer (a) by the Company or any Subsidiary of the Company of rental fleet equipment, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Company and/or any Subsidiary of the Company, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such rental fleet equipment and lease receivables arising under such leases and rental agreements and (c) by the Company or any Subsidiary of the Company of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

“Equity Offering” means a private or public sale for cash after the Issue Date by (1) the Company of its common Capital Stock (other than Redeemable Capital Stock and other than to a Subsidiary of the Company) or (2) Holdings of its Capital Stock (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“ES Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the rental fleet equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

“Escrow Accounts” has the meaning specified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of March 9, 2012, among the Company, URNA, the Trustee and Wells Fargo Bank, National Association, as escrow agent.

“Escrow Release Date” has the meaning specified in the Escrow Agreement.

“Escrowed Property” has the meaning specified in the Escrow Agreement.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System (or any successor thereto).

“Event of Default” has the meaning specified in Section 5.01.

“Excess Proceeds” has the meaning specified in Section 10.14(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Securities issued by the Company in an Exchange Offer, which shall have a like aggregate principal amount of Securities exchanged and shall be identical in all material respects to the Securities exchanged (except for the transfer restrictions relating to the Securities and the provisions of the Registration Rights Agreement relating to registration default) that will be registered under the Securities Act.

“Exchange Offer” has the meaning, with respect to any Securities, set forth in the Registration Rights Agreement applicable to such Securities.

“Exchange Offer Registration Statement” means a registration statement that the Company shall, at its own cost, prepare and file with the Commission on an appropriate form under the Securities Act with respect to an Exchange Offer.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Senior Unsecured Notes) in existence on the Issue Date (and Indebtedness of RSC Holdings Inc. or any of its Subsidiaries assumed by Newco or any of its Subsidiaries contemporaneously with the Escrow Release Date, as described in “Summary Historical Financial Information of United Rentals and Summary Unaudited Pro Forma Condensed Combined Financial Information” in the Offering Memorandum), until such amounts are repaid.

“Existing Securitization Facility” means the receivables facility established pursuant to the Receivables Purchase Agreement, dated as of September 28, 2011, and amended as of February 2, 2012, and as further amended from time to time, among United Rentals Receivables LLC II, as seller, Holdings, as collection agent, Atlantic Asset Securitization LLC, as a purchaser, Liberty Street Funding LLC, as a purchaser, Market Street Funding LLC, as a purchaser, Credit Agricole Corporate and Investment Bank, as a bank, as administrative agent and as a purchaser agent, The Bank of Nova Scotia, as a bank and as a purchaser agent, and PNC Bank, National Association, as a bank and as a purchaser agent.

“Expiration Date” shall have the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to any asset, the fair market value of such asset as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive and, in the case of assets with a Fair Market Value in excess of $100,000,000, evidenced by a resolution of the Board of Directors of the Company.

“First Lien Designated Agent” has the meaning assigned to it in the Intercreditor Agreement.

“First Lien Obligations” means, collectively, the Credit Agreement Obligations and the Additional First Lien Obligations; provided that no Indenture Obligations may be First Lien Obligations.

“First Lien Secured Parties” means, collectively, the Credit Agreement Secured Parties and the Additional First Lien Secured Parties.

“Foreign Subsidiary” means any Restricted Subsidiary not created or organized under the laws of the United States or any state thereof or the District of Columbia.

“Four Quarter Period” shall have the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Fuel Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement designed to protect against fluctuations in fuel prices.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board codification (or by agencies or entities with similar functions of comparable stature and authority within the U.S. accounting profession) or in rules or interpretative releases of the Commission applicable to Commission registrants; provided that

(a) if at any time the Commission permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may irrevocably elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (i) IFRS for periods beginning on and after the date of such notice or a later date as specified in such notice as in effect on such date and (ii) for prior periods, GAAP as defined in the first sentence of this definition and (b) GAAP is determined as of the date of any calculation or determination required hereunder; provided that (x) the Company, on any date, may, by providing notice thereof to the Trustee, elect to establish that GAAP shall mean GAAP as in effect on such date and (y) any such election, once made, shall be irrevocable. The Company shall give notice of any such election to the Trustee and the Holders.

“Global Note Legend” means the legend set forth in Section 3.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in Global Note” attached thereto, issued in accordance with Section 2.01, 3.06(b)(3), 3.06(b)(4), 3.06(d) or 3.06(f).

“guarantee” means, as applied to any obligation:

(i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person providing a guarantee of any obligation.

“Guarantee” means each guarantee of the Securities contained in Article XIII given by each Guarantor.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Securities on the terms provided for in this Indenture; provided that in connection with Holdings and the Subsidiary Guarantors becoming Guarantors upon the consummation of the Merger, the applicable supplemental indenture shall be substantially in the form set forth in Exhibit E hereto.

“Guaranty Obligations” has the meaning specified in Section 13.01.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Agreement or Fuel Hedging Agreement.

“Holder” means a Person in whose name a Security is registered in the Security Register.

“Holdings” means United Rentals, Inc., a Delaware corporation, and any permitted successor or assign.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Securities sold to Institutional Accredited Investors.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board or any successor to such Board, or the Commission, as the case may be), as in effect from time to time.

“incur” has the meaning specified in Section 10.08(a).

“Indebtedness” means, with respect to any Person, without duplication:

(a) the principal amount of all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker’s acceptance or other similar credit transaction;

(b) the principal amount of all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(d) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(e) all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset (as determined in good faith by the Company) or the amount of the obligation so secured);

(f) all guarantees of Indebtedness referred to in this definition by such Person;

(g) all Redeemable Capital Stock of such Person (which shall be valued at the greater of its voluntary or involuntary maximum fixed repurchase price (as defined below) excluding accrued dividends);

(h) all obligations under or in respect of Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and

(i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

provided, however, that Indebtedness shall not include:

(x) any holdback or escrow of the purchase price of property, services, businesses or assets; or

(y) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant hereto, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Indenture Documents” means (a) this Indenture, the Securities, the Guarantees, the Notes Collateral Documents and each of the other agreements, documents or instruments evidencing or governing any Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Indenture Obligations” means all Obligations in respect of the Securities (and any notes issued by the Company in exchange for, and as contemplated by, the Securities and the Registration Rights Agreement with substantially identical terms as the Securities) or arising under the Indenture Documents or any of them. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means each of: Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Scotia Capital (USA) Inc., and HSBC Securities (USA) LLC.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of March 9, 2012, among the Credit Agreement Agent, the Trustee and the Notes Collateral Agent and acknowledged by the Company and the Guarantors (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture).

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Securities.

“Interest Rate Protection Agreement” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to any other Person (by means of any transfer of cash or other property or any payment for property or services for consideration of Indebtedness or Capital Stock of any other Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by any other Person. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of Section 10.09.

“Issue Date” means March 9, 2012.

“Legal Defeasance” has the meaning specified in Section 12.02.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Securities for use by such Holders in connection with the Exchange Offer.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquidated Damages” means all liquidated damages or additional interest then owing pursuant to the applicable Registration Rights Agreement.

“Maturity Date” means July 15, 2018.

“Merger” means the merger of RSC Holdings Inc. with and into Holdings, upon the terms, and subject to the conditions, set forth in the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated as of December 15, 2011, by and between Holdings and RSC Holdings Inc.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale;

(ii) provisions for all taxes payable as a result of such Asset Sale;

(iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

(iv) the amount of any liability or obligations in respect of appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; and

(v) the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by the Company or a Restricted Subsidiary in respect to such Asset Sale.

“Newco” means UR Merger Sub Corporation, a Delaware corporation.

“Non-Collateral Asset Sale Offer” has the meaning specified in Section 10.14(d).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes Collateral Agent” means the Person named as the “Notes Collateral Agent” in the first paragraph of this Indenture until a successor Notes Collateral Agent shall have become such pursuant to the applicable provisions of this Indenture and the Notes Collateral Documents, and thereafter “Notes Collateral Agent” shall mean such successor Notes Collateral Agent.

“Notes Collateral Documents” means the Springing Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is granted by the Company or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented or otherwise modified from time to time.

“Notes Intellectual Property Security Agreement” means the Intellectual Property Security Agreement in the form attached as Exhibit G hereto, to be dated on or before the Springing Security Deadline, among the Company and the Guarantors in favor of the Notes Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Notes Security Agreement” means the Security Agreement in the form attached as Exhibit F hereto, to be dated on or before the Springing Security Deadline, among the

Company and the Guarantors in favor of the Notes Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Notice of Default” means a written notice of the kind specified in Section 6.02.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Offer” means a Change of Control Offer or an Asset Sale Offer.

“Offer to Purchase” means an Offer sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder of Securities at its address appearing in the register for the Securities on the date of the Offer offering to purchase up to the principal amount of Securities specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise provided in Sections 10.13 or 10.14 or otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be not less than 30 days nor more than 60 days after the date of such Offer (or such later date as may be necessary for the Company to comply with the Exchange Act), and a settlement date (the “Purchase Date”) for purchase of Securities to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Securities accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”), and the amount of accrued and unpaid interest (and Liquidated Damages, if any) to be paid;

(4) that the Holder may tender all or any portion of the Securities registered in the name of such Holder and that any portion of a Security tendered must be tendered in an integral multiple of $1,000 principal amount;

(5) the place or places where Securities are to be surrendered for tender pursuant to the Offer to Purchase;

(6) that interest (and Liquidated Damages, if any) on any Security not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(7) that on the Purchase Date the Purchase Price will become due and payable upon each Security being accepted for payment pursuant to the Offer to Purchase and that interest thereon (and Liquidated Damages, if any) shall cease to accrue on and after the Purchase Date;

(8) that each Holder electing to tender all or any portion of a Security pursuant to the Offer to Purchase will be required to surrender such Security at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Security being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(9) that Holders will be entitled to withdraw all or any portion of Securities tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security the Holder tendered, the certificate number of the Security the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(10) that (a) if Securities purchasable at an aggregate Purchase Price less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Securities and (b) if Securities purchasable at an aggregate Purchase Price in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase (or the Asset Sale Offer Price with respect to Securities tendered into such Asset Sale Offer exceeds the Excess Proceeds allocable to the Securities), the Company shall purchase Securities on a pro rata basis based on the Purchase Price therefor, with such adjustments as may be deemed appropriate so that only Securities in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased; notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when other Second Lien Obligations or Indebtedness of the Company ranking pari passu in right of payment with the Securities is outstanding containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, then the Company shall comply with the applicable provisions of Section 10.14 in connection with any offers to purchase such other Indebtedness; and

(11) that in the case of a Holder whose Security is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Security so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions of this Indenture pertaining to the type of Offer to which it relates.

“Offering Memorandum” means the offering memorandum dated as of February 24, 2012 relating to the offering of the Securities issued on the Issue Date.

“Officers’ Certificate” means a certificate signed by two of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 10.22 shall be the principal executive, financial or accounting officer of the Company.

“Opinion of Counsel” means a written opinion of counsel, reasonably acceptable to the Trustee, who may be counsel for the Company.

“Outstanding,” when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(i) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; provided, however, that, if such securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Securities which have been paid pursuant to Section 3.07 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company; and

(iv) Securities as to which (a) Legal Defeasance has been effected pursuant to Section 12.02 or (b) Covenant Defeasance has been effected pursuant to 12.03, to the extent set forth therein;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder as of any date, Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding (it being understood that Securities to be acquired by the Company pursuant to an Offer or other offer to purchase shall not be deemed to be owned by the Company until legal title to such Securities passes to the Company), except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Securities which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest (and Liquidated Damages, if any) on any Securities on behalf of the Company. The Company has initially appointed the Trustee as its Paying Agent pursuant to Section 10.02.

“Permitted Investments” means any of the following:

   (i) Investments in the Company or in a Restricted Subsidiary;

   (ii) Investments in another Person, if as a result of such Investment:

(A) such other Person becomes a Restricted Subsidiary; or

(B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

   (iii) Investments representing Capital Stock, obligations or securities issued to the Company or any of its Restricted Subsidiaries received in settlement of claims against any other Person or a reorganization or similar arrangement of any debtor of the Company or such Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;

   (iv) Investments in Hedging Obligations entered into by the Company or any of its Subsidiaries in connection with the operations of the business of the Company or its Restricted Subsidiaries and not for speculative purposes;

   (v) Investments in the Securities;

   (vi) Investments in Cash Equivalents;

   (vii) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

   (viii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in any case, in the ordinary course of business and otherwise in accordance with this Indenture;

   (ix) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 10.14 to the extent such Investments are non-cash proceeds as permitted under Section 10.14;

   (x) advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers in an aggregate amount, together with all other Permitted Investments made pursuant to this clause (x), at any time outstanding not to exceed $15,000,000;

   (xi) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

   (xii) guarantees (including Guarantees of the Securities) of Indebtedness permitted to be incurred under Section 10.08;

   (xiii) any acquisition of assets to the extent made in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of Holdings or the Company;

   (xiv) Investments in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

   (xv) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

   (xvi) Investments in pledges or deposits with respect to leases or utilities provided to third parties; and

   (xvii) other Investments; provided that at the time any such Investment is made pursuant to this clause (xvii), the amount of such Investment, together with all other Investments made pursuant to this clause (xvii), does not exceed the greater of $350,000,000 and 7.5% of Consolidated Net Tangible Assets; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of “Permitted Investments.”

“Permitted Liens” means:

(a) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness incurred pursuant to Section 10.08(b)(i); provided, that such Indebtedness has been designated as “First Lien Obligations” or “Second Lien Obligations” under the Intercreditor Agreement; provided, further, that no Indenture Obligations may be First Lien Obligations;

(b) any Lien existing as of the Issue Date;

(c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(d) Liens in favor of the Company or a Restricted Subsidiary;

(e) Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary;

(f) Liens for taxes not delinquent or statutory Liens for taxes, the nonpayment of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith and by appropriate proceedings;

(h) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government or other contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money);

(i) (A) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(j) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review or appeal of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k) easements, rights-of-way, zoning restrictions, utility agreements, covenants, restrictions and other similar charges, encumbrances or title defects or leases or subleases granted to others, in respect of real property not interfering in the aggregate in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(l) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(m) Liens securing Indebtedness incurred pursuant to Section 10.08(b)(viii);

(n) Liens securing Indebtedness incurred pursuant to Section 10.08(b)(iv) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(o) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(p) Liens securing refinancing Indebtedness permitted under Section 10.08(b)(ix), provided that such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

(q) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r) Liens securing (i) Hedging Obligations, in each case which relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture and (ii) First Lien Obligations (other than Hedging Obligations) of the type specified in clause (iii) of the definition of “Credit Agreement Obligations”, “Additional First Lien Obligations” or “Additional Second Lien Obligations”;

(s) customary Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

(t) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by this Indenture;

(u) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of this Indenture;

(v) Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(x) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y) Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(z) Liens created in favor of the Trustee for the Securities;

(aa) Liens arising by operation of law in the ordinary course of business;

(bb) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(cc) Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(dd) on and prior to the earlier of (i) the Escrow Release Date and (ii) the Special Mandatory Redemption Date, Liens on the Escrow Accounts created in favor of the Trustee to secure the Securities and the Senior Unsecured Notes; and

(ee) Liens incurred by the Company or any Restricted Subsidiary; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (ee), shall not exceed the greater of $250,000,000 and 5% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock,” as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Security means the principal of the Security plus the premium, if any, payable on that Security which is due or overdue or is to become due at the relevant time.

“Private Placement Legend” means the legend set forth in Section 3.06(g)(1) hereof to be placed on all Securities issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Amount” means, with respect to an Offer to Purchase, the maximum aggregate amount payable by the Company for Securities under the terms of such Offer to Purchase, if such Offer to Purchase were accepted in respect of all Securities.

“Purchase Date” shall have the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

“Purchase Price” shall have the meaning set forth in the definition of “Offer to Purchase.”

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Receivables Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of the Company of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary of the Company or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

“Record Expiration Date” has the meaning specified in Section 1.04.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

“Redemption Date,” when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Reference Treasury Dealer” means each of three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Registration Rights Agreement” means (i) with respect to the Securities issued on the Issue Date, the Registration Rights Agreement, to be dated as of the date of this Indenture, among the Company and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time, and (ii) with respect to each issuance of Additional Securities issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the initial purchasers under the related purchase agreement, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Regular Record Date” for the interest payable on any Interest Payment Date means the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend, each as set forth in Section 3.06(g), deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Securities initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 3.06(g)(3).

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business, related, complementary, ancillary or incidental to such business or extensions, developments or expansions thereof.

“Replacement Assets” has the meaning specified in Section 10.14(b).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office, including, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payments” has the meaning specified in Section 10.09.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, (i) the termination of which shall be April 18, 2012 with respect to the original issuance of the Securities on the Issue Date and (ii) with respect to any Additional Securities subject to such compliance period, notice of the termination of which shall be given by the Company to the Trustee, in writing, promptly after the date of original issuance of such Additional Securities.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Special Purpose Vehicle.

“Revocation” has the meaning set forth in Section 10.17(d).

“RS Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings ) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Second Lien Obligations” means, collectively, the Indenture Obligations and the Additional Second Lien Obligations.

“Securities” means the $750,000,000 in aggregate principal amount of the Company’s 5.75% Senior Secured Notes due 2018 issued on the Issue Date and any Additional Securities.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor Person thereto, who shall initially be the Trustee.

“Securitization Transaction” means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

“Security Register” and “Security Registrar” have the respective meanings specified in Section 3.05.

“Senior Indebtedness Leverage Ratio” means, with respect to any Person, on any date of determination, a ratio the numerator of which is the aggregate principal amount (or accreted value, as the case may be) of Indebtedness (excluding any Subordinated Indebtedness) of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date and the denominator of which is the Consolidated Cash Flow Available for Fixed Charges of such Person for its most recently completed four consecutive fiscal quarters preceding such date, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Senior Unsecured Notes” means the 2020 Notes and the 2022 Notes.

“Shelf Registration Statement” means a shelf registration statement filed in accordance with the provisions of the Registration Rights Agreement.

“Significant Subsidiary” of any Person means a Restricted Subsidiary of such Person which would be a significant subsidiary of such Person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the Issue Date.

“Special Mandatory Redemption Date” has the meaning set forth in Section 11.01(b).

“Special Purpose Vehicle” means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.08.

“Springing Collateral Documents” means the Notes Security Agreement in the form attached as Exhibit F hereto and the Notes Intellectual Property Security Agreement in the form attached as Exhibit G hereto.

“Springing Security Deadline” means the 10th day after the earlier to occur of (1) the date that the Company’s balance sheet as of the end of the fiscal quarter during which the Merger occurs is internally available and (2) the date that is 40 days after the end of the Company’s fiscal quarter during which the Merger occurs.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in a Securitization Transaction.

“Stated Maturity” means, when used with respect to any Security or any installment of interest thereon, the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means, with respect to a Person, Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Securities or a Guarantee of the Securities by such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(ii) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Securities.

“Subsidiary Guarantors” means each of the Company’s Domestic Restricted Subsidiaries that executes a Guaranty Agreement in accordance with Section 10.16 of this Indenture, and their respective successors and assigns.

“Surviving Entity” has the meaning specified in Section 8.01.

“Transactions” means the transactions necessary to effect the Merger, including (a) the Merger, (b) the merger of all of the U.S. Subsidiaries of RSC Holdings Inc. into a single Subsidiary of Holdings, (c) the merger of certain U.S. Subsidiaries of URNA into URNA or Newco, (d) the merger of any U.S. Subsidiaries of RSC Holdings Inc. or its successor in interest and URNA into Newco (referred to as the “Subsequent Mergers” in the Merger Agreement), (e) the merger of UR Financing Escrow Corporation into Newco, (f) the merger, amalgamation, consolidation and/or liquidation of RSC Holdings Inc.’s Foreign Subsidiaries into one or more Foreign Subsidiaries of the Company, (g) any other transactions contemplated by the Merger Agreement and (h) the issuance of the Securities and the Senior Unsecured Notes issued on the Issue Date, the borrowings under the Credit Agreement and any other financing transactions in connection with the Merger.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in force at the date as of which this Indenture was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) United Rentals Receivables LLC II and United Rentals Industrial Services, LLC and (b) each Subsidiary of the Company designated as such pursuant to and in compliance with Section 10.17 and each Subsidiary of such Unrestricted Subsidiary.

“URNA” means United Rentals (North America), Inc., a Delaware corporation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Vice President,” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

SECTION 1.02. Compliance Certificates and Opinions. Upon any application or request by the Company or a Guarantor to the Trustee to take any action under any provision of this Indenture, the Company or the Guarantor shall furnish to the Trustee such certificates and opinions as may be required under the Trust Indenture Act or this Indenture. Each such certificate or opinion shall be given in the form of an Officers’ Certificate, if to be given by an officer of the Company or a Guarantor, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirement set forth in this Indenture.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 1.03. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company or a Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or a Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Guarantor, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.04. Acts of Holders; Record Dates. Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in Person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company or a Guarantor, as applicable. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent or proxy shall be sufficient for any purpose of this Indenture and (subject to Section 6.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of Securities shall be proved exclusively by the Security Register for all purposes.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company or a Guarantor in reliance thereon, whether or not notation of such action is made upon such Security.

The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Securities entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders of Securities; provided, however, that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities on such record date, and no other Holders, shall be entitled to take the relevant action, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless taken on or prior to the applicable Record Expiration Date by Holders of the requisite principal amount of Outstanding Securities on such record date. Nothing in this paragraph shall prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), nor shall anything in this paragraph be construed to render ineffective any action taken pursuant to or in accordance with any other provision of this Indenture by Holders of the requisite principal amount of Outstanding Securities on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Record Expiration Date to be given to the Trustee in writing and to each Holder of Securities in the manner set forth in Section 1.06.

The Trustee may but need not set any day as a record date for the purpose of determining the Holders of Outstanding Securities entitled to join in the giving or making of (i) any Notice of Default, (ii) any declaration of acceleration referred to in Section 5.02, (iii) any request to institute proceedings referred to in Section 5.07(ii) or (iv) any direction referred to in Section 5.12. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless taken on or prior to the applicable Record Expiration Date by Holders of the requisite principal amount of Outstanding Securities on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action (whereupon the record date previously set shall automatically and without any action by any Person be cancelled and of no effect), nor shall anything in this paragraph be construed to render ineffective any action taken pursuant to or in accordance with any other provision of this Indenture by Holders of the requisite principal amount of Outstanding Securities on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the matter(s) to be submitted for potential action by Holders and the applicable Record Expiration Date to be given to the Company in writing and to each Holder of Securities in the manner set forth in Section 1.06.

With respect to any record date set pursuant to this Section, the party hereto that sets such record date may designate any day as the “Record Expiration Date” and from time to time may change the Record Expiration Date to any earlier or later day; provided, however, that no such change shall be effective unless notice of the proposed new Record Expiration Date is given to the other party hereto in writing, and to each Holder of Securities in the manner set forth in Section 1.06, on or before the existing Record Expiration Date. If a Record Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Record Expiration Date with respect thereto, subject to its right to change the Record Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Record Expiration Date shall be later than the 180th day after the applicable record date.

Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Security may do so with regard to all or any part of the principal amount of such Security or by one or more duly appointed agents or proxies each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

SECTION 1.05. Notices to Trustee, the Company or a Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(i) the Trustee by any Holder or by the Company or a Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing and mailed, first-class postage prepaid, to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Administration, or

(ii) the Company or a Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company or such Guarantor addressed to it at the address of the Company’s principal office specified in the first paragraph of this instrument, or at any other address previously furnished in writing to the Trustee by the Company.

SECTION 1.06. Notice to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing (including facsimile and electronic transmissions in PDF format) and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail or receive such notice, nor any defect in any such notice, to any particular Holder shall affect the sufficiency or validity of such notice.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 1.07. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision shall be deemed to be so modified or excluded, as the case may be.

SECTION 1.08. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.09. Successors and Assigns. Without limiting Articles VIII and XIII, all covenants and agreements in this Indenture by each of the Company or the Guarantors shall bind their respective successors and assigns, whether so expressed or not.

SECTION 1.10. Separability Clause. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.11. Benefits of Indenture. Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 1.12. Governing Law. This Indenture, the Securities and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

SECTION 1.13. Legal Holidays. In any case where any Interest Payment Date, Redemption Date, Purchase Date or Stated Maturity of any Security shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Securities) payment of interest and Liquidated Damages, if any, or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect (including with respect to the accrual of interest and Liquidated Damages, if any) as if made on the Interest Payment Date, Redemption Date or Purchase Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

SECTION 1.14. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 1.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 1.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act. The Trustee acknowledges that it has received all information required pursuant to this Section 1.16 as of the date hereof.

ARTICLE II

Security Forms

SECTION 2.01. Form and Dating. The Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Security shall be dated the date of its authentication.

ARTICLE III

The Securities

SECTION 3.01. Title and Terms. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture on the Issue Date is limited to $750,000,000 principal amount. Additional Securities may be issued, authenticated and delivered pursuant to Section 3.14, and Securities may be authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Securities pursuant to

Sections 3.04, 3.05, 3.06, 9.06 or 11.08 or in connection with an Offer pursuant to Sections 10.13 or 10.14.

The Securities shall be known and designated as the “5.75% Senior Secured Notes due 2018” of the Company. Their Stated Maturity for payment of principal shall be July 15, 2018. Interest on the Securities shall accrue at the rate of 5.75% per annum and shall be payable semiannually in arrears on each January 15 and July 15, commencing July 15, 2012 to the Holders of record of Securities at the close of business on January 1 and July 1, respectively, immediately preceding such Interest Payment Date. Subject to Section 3.14(3), interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 9, 2012. Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The principal of (and premium, if any) and interest and Liquidated Damages, if any, on the Securities shall be payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or such other office maintained by the Trustee for such purpose and at any other office or agency maintained by the Company for such purpose; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or wire transfer or other electronic means.

The Securities shall be redeemable as provided in Article XI and in the Securities.

The Securities shall be subject to Satisfaction and Discharge as provided in Article IV and to Legal Defeasance and/or Covenant Defeasance as provided in Article XII.

SECTION 3.02. Denominations. The Securities issued on the Issue Date will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 3.03. Execution and Authentication. The terms and provisions contained in the Securities annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Securities shall be executed on behalf of the Company by its Chairman of the Board of Directors, its Chief Executive Officer, its President or one of its Vice Presidents, its Chief Operating Officer or its Chief Financial Officer. The signature of any of these officers on the Securities may be manual or facsimile.

Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Securities executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities, which shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of an issuance of Additional Securities pursuant to Section 3.14 after the Issue Date, shall certify that such issuance is in compliance with Section 10.08 and Section 10.12; and the Trustee in accordance with such Company Order shall authenticate and deliver such Securities as provided in this Indenture and not otherwise.

Each Security shall be dated the date of its authentication.

No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder.

Authentication by counterpart shall satisfy the requirements of this Section 3.03 and the requirements of the Securities.

SECTION 3.04. Temporary Securities. Pending the preparation of Definitive Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the Definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as evidenced by their execution of such Securities.

If temporary Securities are issued, the Company will cause Definitive Notes to be prepared without unreasonable delay. After the preparation of Definitive Notes, the temporary Securities shall be exchangeable for Definitive Notes upon surrender of the temporary Securities at any office or agency of the Company designated pursuant to Section 10.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of Definitive Notes of authorized denominations and of a like tenor. Until so exchanged, the temporary Securities shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes.

SECTION 3.05. Registration. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 10.02 being herein sometimes collectively referred to as the “Security Register”) in which, subject to such reasonable regulations as the Company may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby appointed (a) the initial “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided and (b) the Securities Custodian with respect to the Global Notes.

SECTION 3.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that (i) it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 120 days thereafter;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Definitive Notes prior to (i) the expiration of the Restricted Period and (ii) the receipt by the Security Registrar of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Securities and the Depositary has requested that Definitive Notes be issued.

Upon the occurrence of any of the preceding events described in subparagraphs (1), (2) or (3) above, Definitive Notes shall be registered in such names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the Private Placement Legend unless that legend is not required by applicable law. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.04 and 3.07. Every Security authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.06 or Section 3.04 or 3.07, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Security other than as provided in this Section 3.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) of this Section 3.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this Section 3.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.06(b)(1), the transferor of such beneficial interest must deliver to the Security Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 3.06(b)(1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Security Registrar of any certificates required pursuant to Rule 903.

Upon consummation of an Exchange Offer by the Company in accordance with Section 3.06(f), the requirements of this Section 3.06(b)(2) shall be deemed to have been satisfied upon receipt by the Security Registrar of the instructions contained in the letter of transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Securities or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 3.06(b)(2) above and the Security Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 3.06(b)(2) and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Security Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Security Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 3.03, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 3.06(a) and receipt by the Security Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.06(h), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 3.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Securities are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 3.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 3.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Security Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 3.06(a) and only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Security Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Security Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 3.06(a) and satisfaction of the conditions set forth in Section 3.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.06(h), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Security Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such

Definitive Notes to the Persons in whose names such Securities are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Security for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Security Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Security for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Security for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Security Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Securities for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Securities to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Security Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 3.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Security for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order in accordance with Section 3.03, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.06(e), the Security Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Security Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive

Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a broker-dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Security Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Securities for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Securities to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Security Registrar so requests, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Securities to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Security Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of a Company Order in accordance with Section 3.03, the Trustee will authenticate:

(1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal (A) that they are not broker-dealers, (B) that they are not participating in a distribution of the Exchange Notes, (C) that they are not affiliates (as defined in Rule 144) of the Company and (D) as to such other matters set forth in the Registration Rights Agreement; and

(2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal (A) that they are not broker-dealers, (B) that they are not participating in a distribution of the Exchange Notes, (C) that they are not affiliates (as defined in Rule 144) of the Company and (D) as to such other matters set forth in the Registration Rights Agreement.

Concurrently with the issuance of such Securities, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Securities issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE

THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 3.06 (and all Securities issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE

TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 3.10. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Securities represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 3.03 or at the Security Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.04, 10.13, 10.14 and 11.08).

(3) The Security Registrar will not be required to register the transfer of or exchange of any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Security Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Securities for redemption under Section 11.04 and ending at the close of business on the day of such mailing;

(B) to register the transfer of or to exchange any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part;

(C) to register the transfer of or to exchange a Security between a record date and the next succeeding interest payment date; or

(D) to register the transfer of any Securities other than Securities having a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.03.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Security Registrar pursuant to this Section 3.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

The Trustee and the Security Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 3.07. Mutilated, Destroyed, Lost and Stolen Securities. If any mutilated Security is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of each of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute, and upon its written request the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Security issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 3.08. Payment of Interest; Rights Preserved. Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest payment.

Any interest on any Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in paragraph (1) or (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner: the Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder in the manner specified in Section 1.06, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (2), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section and Section 3.05, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

SECTION 3.09. Persons Deemed Owners. Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 3.08) interest on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 3.10. Cancellation. All Securities surrendered for payment, redemption, registration of transfer or exchange or tendered and accepted pursuant to any Change of Control Offer pursuant to Section 10.13 or any Asset Sale Offer pursuant to Section 10.14 shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Securities held by the Trustee shall be disposed of by the Trustee in its customary manner.

SECTION 3.11. Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 3.12. CUSIP and CINS Numbers. The Company in issuing the Securities may use “CUSIP” and “CINS” numbers (if then generally in use), and, if so, the Trustee shall use the CUSIP or CINS numbers in notices of redemption or repurchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption or repurchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the CUSIP or CINS numbers.

SECTION 3.13. Deposits of Monies. Except to the extent payment of interest is made by the Company’s check pursuant to Section 3.01, prior to 11:00 a.m., New York City time, on each Interest Payment Date, Redemption Date, Stated Maturity, and Purchase Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Redemption Date, Stated Maturity and Purchase Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Redemption Date, Stated Maturity, and Purchase Date, as the case may be.

SECTION 3.14. Issuance of Additional Securities. The Company shall be entitled, subject to its compliance with Section 10.08 and 10.12, to issue Additional Securities under this Indenture which shall have identical terms as the Securities issued on the Issue Date, other than with respect to the date of issuance and issue price. The Securities issued on the Issue Date, any Additional Securities and all Exchange Notes issued in exchange therefore shall be treated as a single class for all purposes under this Indenture and shall vote and consent, together with any Outstanding Securities as one class, on all matters that require their vote or consent under this Indenture, except in the case of any matter that affects only the Outstanding Securities or only the Exchange Securities.

With respect to any Additional Securities, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Securities which are to be authenticated and delivered under this Indenture, which may be in an unlimited aggregate principal amount;

(2) the issue price and issuance date of such Additional Securities, including the date from which interest on such Additional Securities shall accrue; and

(3) if applicable, that such Additional Securities shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 3.06 in which any such Global Note may be exchanged in whole or in part for Additional Securities registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

ARTICLE IV

Satisfaction and Discharge

SECTION 4.01. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Securities herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(1) either:

(A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or repaid as provided in Section 3.07 and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 10.03) have been delivered to the Trustee for cancellation; or

(B) all Securities not theretofore delivered to the Trustee for cancellation (other than Securities which have been destroyed, lost or stolen and which have been replaced or repaid as provided in Section 3.07),

(i) have become due and payable,

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal of, premium and Liquidated Damages, if any, and interest on the Securities to the date of deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company or the Guarantors; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture pursuant to this Article IV, the obligations of the Company to the Trustee under Section 6.07, the obligations of the Company to any Authenticating Agent under Section 6.14 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 4.02 and the last paragraph of Section 10.03 shall survive such satisfaction and discharge.

SECTION 4.02. Application of Trust Money. Subject to the provisions of the last paragraph of Section 10.03, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest (and Liquidated Damages, if any) for whose payment such money has been deposited with the Trustee.

ARTICLE V

Remedies

SECTION 5.01. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of the principal of or premium, if any, when due and payable, on any of the Securities (at Stated Maturity, upon optional or mandatory redemption, required purchase or otherwise);

(2) default in the payment of an installment of interest or Liquidated Damages, if any, on any of the Securities, when due and payable, for 30 days;

(3) default in the performance of, or breach of, the provisions set forth in Article VIII or Section 10.23;

(4) failure to comply with any of its obligations set forth in Section 10.13 in connection with a Change of Control (other than a default with respect to the failure to purchase the Securities), for a period of 30 days after written notice of such failure has been given to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Securities;

(5) default in the performance of, or breach of, any covenant or agreement of the Company or the Guarantors under this Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (1), (2), (3) or (4)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail

(A)  to the Company by the Trustee; or

(B)  to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities;

(6) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $100,000,000, in each case, either individually or in the aggregate, and either:

(A)  such Indebtedness is already due and payable in full; or

(B)  such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

provided that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or is otherwise acquired or retired within 20 Business Days after such acceleration;

(7) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $100,000,000, in each case, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 90 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;

(8) the entry of a decree or order by a court having jurisdiction in the premises:

(A)  for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law; or

(B)  adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(9) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

(10) any of the Guarantees of the Securities by a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture) and such event continues for 10 days; or

(11) (a) except as expressly permitted by this Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for any reason cease to be in full force and effect, or the Company or a Guarantor shall so assert or (b) the failure of the Lien created by any of the Notes Collateral Documents to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted by this Indenture or any of the Notes Collateral Documents), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days.

SECTION 5.02. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than those covered by clause (8) or (9) of Section 5.01 with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary) shall occur and be continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Securities then Outstanding, by written notice to the Trustee and the Company, in each case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all of the Outstanding Securities due and payable immediately. If an Event of Default specified in clause (8) or (9) of Section 5.01 with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary, occurs and is continuing, then the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on all the Outstanding Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Securities.

After a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities, by written notice to the Company and the Trustee, may rescind such declaration if

(1) the Company or any Guarantor has paid or deposited with the Trustee a sum sufficient to pay:

(A) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(B) all overdue interest and Liquidated Damages, if any, on all Securities;

(C) the principal of and premium, if any, on any Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Securities; and

(D) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Securities which has become due otherwise than by such declaration of acceleration;

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3) all Events of Default, other than the non-payment of principal of, premium , if any, and interest (and Liquidated Damages, if any) on the Securities that have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

SECTION 5.03. Collection of Indebtedness and Suits for Enforcement by Trustee. The Company and each Guarantor covenants that if

(i) default is made in the payment of any interest (or Liquidated Damages, if any) on any Security when such interest (or Liquidated Damages, if any) becomes due and payable and such default continues for a period of 30 days; or

(ii) default is made in the payment of the principal of (or premium, if any, on) any Security on the due date for payment thereof, including, with respect to any Security required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer made by the Company, at the Purchase Date thereof, the Company or such Guarantor will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal (and premium, if any) and interest (and Liquidated Damages, if any), and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest (or Liquidated Damages, if any), at the rate provided by the Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

In addition to the rights and powers set forth in Section 317(a) of the Trust Indenture Act, the Trustee shall be entitled to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and of the Holders of the Securities allowed in any judicial proceeding relative to the Company, any Guarantor or any other obligor upon the Securities, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized by each of the Holders to make such payments to the Trustee, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

SECTION 5.04. Trustee May File Proofs of Claim. In case of any judicial proceeding relative to the Company, a Guarantor (or any other obligor upon the Securities), any of their property or any of their creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

SECTION 5.05. Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, distributions and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.

SECTION 5.06. Application of Money Collected. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest (and Liquidated Damages, if any), upon presentation of the

Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: the payment of all amounts due the Trustee under Section 6.07;

SECOND: the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest (and Liquidated Damages, if any) on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal (and premium, if any) and interest (and Liquidated Damages, if any), respectively;

THIRD: the payment of any and all other amounts due under this Indenture, the Securities or the Guarantees; and

FOURTH: the Company (or such other Person as a court of competent jurisdiction may direct).

SECTION 5.07. Limitation on Suits. Subject to Section 5.08, no Holder of any Security shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(i) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(ii) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(iii) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Trustee for 45 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 45-day period by the Holders of a majority in principal amount of the Outstanding Securities; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders), or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

SECTION 5.08. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.08) interest (and Liquidated Damages, if any) on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date or in the case of a Change of Control Offer or an Asset Sale Offer made by the Company and required to be accepted as to such Security, on the relevant Purchase Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 5.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, each Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted, subject to the determination in such proceeding.

SECTION 5.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 3.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 5.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Security to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 5.12. Control by Holders. The Holders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that;

(i) such direction shall not be in conflict with any rule of law or with this Indenture, and

(ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 5.13. Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the Outstanding Securities may on behalf of the Holders of all the Securities waive any past default hereunder and its consequences, except a default

(i) in the payment of the principal of (or premium, if any) or interest (or Liquidated Damages, if any) on any Security (including any Security which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company); or

(ii) in respect of a covenant or provision hereof which under Article IX cannot be modified or amended without the consent of the Holder of each Outstanding Security affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. In the case of any such waiver, the Company, the Guarantors or any other obligor under the Securities, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Securities, respectively.

SECTION 5.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit (including reasonable counsel fees and expenses), and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided, that neither this Section nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company or a Guarantor, in any suit instituted by the Trustee, in any suit instituted by any Holder or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Securities, or in any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest (and Liquidated Damages, if any) on any Security on or after the Stated Maturity expressed in such Security (or, in the case of redemption, on or after the Redemption Date or, in the case of a Change of Control Offer or an Asset Sale Offer, made by the Company and required to be accepted as to such Security, on the applicable Purchase Date, as the case may be).

SECTION 5.15. Waiver of Stay or Extension Laws. The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VI

The Trustee

SECTION 6.01. Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default,

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by the provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b) In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent misconduct, its own negligent failure to act or its own willful misconduct except that no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers under this Indenture, unless the Trustee has received security and indemnity satisfactory to it against any loss, liability or expense. The Trustee shall not be liable for any error of judgment unless it is proved that the Trustee was negligent in the performance of its duties hereunder.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.01.

SECTION 6.02. Notice of Defaults. If a Default or an Event of Default occurs and is known to the Trustee, the Trustee shall transmit by mail to all Holders, as their names and addresses appear in the Security Register, notice of such Default or Event of Default hereunder known to the Trustee within 90 days after obtaining such knowledge, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default or an Event of Default in the payment of the principal of, premium, if any, or interest (and Liquidated Damages, if any) on any Security, the Trustee shall be protected in withholding such notice if and so long as a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 6.03. Certain Rights of Trustee. Subject to the provisions of Section 6.01:

(a) the Trustee may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein and shall be fully protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution of the Company;

(c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(d) the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled (subject to reasonable confidentiality arrangements as may be proposed by the Company or any Guarantor) to make reasonable examination (upon prior notice and during regular business hours) of the books, records and premises of the Company or a Guarantor, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or custodians or nominees and the Trustee shall not be responsible for the supervision of, or any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(i) in the event that the Trustee is also acting as Authenticating Agent, Paying Agent, Security Registrar or Securities Custodian hereunder, the rights and protections afforded to the Trustee pursuant to this Article VI, including its right to be indemnified, shall also be afforded to such Authenticating Agent, Paying Agent, Security Registrar and Securities Custodian;

(j) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture;

(k) in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(l) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(m) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 6.04. Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities. The Trustee shall not be accountable for the use or application by the Company of Securities or the proceeds thereof.

SECTION 6.05. May Hold Securities. The Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar, any Securities Custodian or any other agent of the Company or any Guarantor, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to Sections 6.08 and 6.13, may otherwise deal with the Company or a Guarantor with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Security Registrar, Securities Custodian or such other agent.

SECTION 6.06. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The

Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 6.07. Compensation and Reimbursement. The Company agrees (1) to pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); (2) except as otherwise expressly provided herein, to promptly reimburse the Trustee upon its request for all reasonable and documented expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable and documented compensation and the reasonable and documented expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may have been caused by its negligence or willful misconduct; and (3) to indemnify the Trustee, its directors, officers, agents and employees for, and to hold them harmless against, any and all loss, damage, claim, liability or expense incurred without negligence or bad faith on its part, including taxes (other than taxes based upon, measured by or determined by the revenue or income of the Trustee), arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The Trustee shall have a lien prior to the Securities as to all property and funds held by it hereunder for any amount owing to it pursuant to this Section 6.07, except with respect to funds held in trust for the benefit of the Holders of particular Securities.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.01(8) or Section 5.01(9), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

Notwithstanding any provisions of this Indenture, the provisions of this Section shall survive the resignation or removal of the Trustee and any satisfaction and discharge of this Indenture.

SECTION 6.08. Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

SECTION 6.09. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has, or is a wholly owned subsidiary of a bank holding company that has, a combined capital and surplus of at least $50,000,000 and a Corporate Trust Office in the Borough of Manhattan, The City of New York. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of a federal or state supervising or examining authority, then for the purposes of this Section and to the extent permitted by the

Trust Indenture Act, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 6.10. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 6.11.

(b) The Trustee may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee in accordance with the applicable requirements of Section 6.11 shall not have been delivered to the Company and the resigning Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Securities, delivered to the Trustee and to the Company. If an instrument of acceptance by a successor Trustee in accordance with the applicable requirements of Section 6.11 shall not have been delivered to the Company and the Trustee being removed within 30 days after the giving of such notice of removal, the Trustee being removed may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If at any time:

(i) the Trustee shall fail to comply with Section 6.08 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months, or

(ii) the Trustee shall cease to be eligible under Section 6.09 and shall fail to resign after written request therefor by the Company, any Guarantor or by any such Holder, or

(iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company or any Guarantor, in each case by a Board Resolution, may remove the Trustee, or (B) subject to Section 5.14, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 6.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in accordance with the applicable requirements of Section 6.11, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 1.06. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

(g) The resignation or removal of the Trustee pursuant to this Section 6.10 shall not affect the obligation of the Company to indemnify the Trustee pursuant to Section 6.07(3) in connection with the exercise or performance by the Trustee prior to its resignation or removal of any of its powers or duties hereunder.

(h) No Trustee under this Indenture shall be liable for any action or omission of any successor Trustee.

SECTION 6.11. Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

SECTION 6.12. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided, however, such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

SECTION 6.13. Preferential Collection of Claims Against the Company or a Guarantor. If and when the Trustee shall be or become a creditor of the Company or a Guarantor (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company or such Guarantor (or any such other obligor).

SECTION 6.14. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent or Agents which shall be authorized to act on behalf of the Trustee to authenticate Securities issued upon original issue and upon exchange, registration of transfer or partial redemption or partial purchase or pursuant to Section 3.06, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided that such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give notice of such appointment in the manner provided in Section 1.06, to all Holders as their names and addresses appear in the Security Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.

If an appointment is made pursuant to this Section, the Securities may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

This is one of the Securities described in the within-mentioned Indenture.

Dated:	Wells Fargo Bank, National Association, as Trustee

By
As Authenticating Agent

By
Authorized Signatory

ARTICLE VII

Holders’ Lists and Reports by Trustee and Company

SECTION 7.01. Company to Furnish Trustee Names and Addresses of Holders.

The Company will furnish or cause to be furnished to the Trustee a list of the names and addresses of the Holders in such form as the Trustee may reasonably request in writing, within 30 days after the receipt by the Company of any such request, as of a date not more than 15 days prior to the time such list is furnished; excluding from any such list names and addresses received by the Trustee in its capacity as Security Registrar.

SECTION 7.02. Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 7.01 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar, if so acting.

(b) The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Securities, and the corresponding rights and duties of the Trustee, shall be as provided by the Trust Indenture Act.

(c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company, any Guarantor nor the Trustee nor any agent of any of them shall be held accountable by reason of any disclosure of information as to the names and addresses of Holders made pursuant to the Trust Indenture Act.

SECTION 7.03. Reports by Trustee.

(a) Within 60 days after February 15 of each year commencing February 15, 2013, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture to the extent required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto.

(b) A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange upon which the Securities are listed, with the Commission and with the Company. The Company will promptly notify the Trustee in writing when the Securities are listed on any stock exchange and of any delisting thereof.

SECTION 7.04. Reports by Company. The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of the same shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE VIII

Consolidation, Merger, Sale of Assets, etc.

SECTION 8.01. Company May Consolidate, Etc. Only on Certain Terms. The Company will not, directly or indirectly, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

(1) either:

(x) if the transaction or transactions is a merger or consolidation, the Company, or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

(y) the Person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume pursuant to a supplemental indenture and such other necessary agreements reasonably satisfactory to the Trustee and the Notes Collateral Agent all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Securities, this Indenture, the Registration Rights Agreement, the Notes Collateral Documents and the Intercreditor Agreement, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Notes Collateral Documents on the Collateral owned by or transferred to the Surviving Entity; provided that in connection with the assumption by Newco of all of UR Financing Escrow Corporation’s obligations under the Securities and Indenture upon the consummation of the Merger, such supplemental indenture shall be substantially in the form set forth in Exhibit E hereto;

(2) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3) except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Restricted Subsidiaries (and in each case, no other Persons), (i) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to Section 10.08(a) (assuming a market rate of interest with respect to such additional Indebtedness) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company (or, if applicable, the successor company with respect thereto) would equal or exceed the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect to such transaction, provided that clauses (2) and (3) above shall not apply to the Transactions.

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated by the foregoing provisions of this Section 8.01, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease, assignment, or other disposition and the supplemental indenture in respect thereof (required under clause (1)(y) of this Section 8.01) comply with the requirements of this Indenture.

SECTION 8.02. Successor Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 8.01, the successor Person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Securities and this Indenture with the same effect as if such successor had been named as the Company in the Securities and this Indenture and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

For all purposes of this Indenture and the Securities (including the provisions of this Article VIII and Sections 10.08, 10.09 and 10.12), Subsidiaries of any surviving person shall, upon consummation of such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with Section 10.17 and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon consummation of such transaction or series of related transactions.

ARTICLE IX

Amendments; Waivers; Supplemental Indentures

SECTION 9.01. Amendments, Waivers and Supplemental Indentures Without Consent of Holders. Without the consent of any Holders, when authorized by a Board Resolution, the Company and each Guarantor, and the Trustee and the Notes Collateral Agent, at any time and from time to time, may together enter into the Springing Collateral Documents and any additional or supplemental Notes Collateral Documents and amend, waive or supplement this Indenture, the Securities, the Guarantees, the Notes Collateral Documents or the Intercreditor Agreement for any of the following purposes:

(i) to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor herein and in the Securities or such Guarantor’s Guarantee and to evidence the assumption of obligations under this Indenture and a Guarantee pursuant to Section 10.16;

(ii) to add to the covenants of the Company or a Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or a Guarantor;

(iii) to secure the Securities;

(iv) to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(v) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture;

(vi) to make any change that does not materially adversely affect the rights of the Holders;

(vii) releasing Collateral from the Lien of this Indenture or the Notes Collateral Documents in accordance with the terms of this Indenture; or

(viii) such other amendments, waivers or supplements to secure any Additional Second Lien Obligations to the extent permitted under this Indenture and the Notes Collateral Documents or as contemplated in the Intercreditor Agreement in connection with the incurrence of Additional First Lien Obligations or Second Lien Obligations or otherwise.

provided, however, that (a) such amendment, waiver or supplement (other than an amendment, waiver or supplement of the type described in clause (vi) above) does not adversely affect the rights of any Holder of Securities and (b) the Company shall have delivered to the Trustee an Opinion of Counsel and Officers’ Certificate stating that such action pursuant to clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) above is permitted by this Indenture. The Trustee shall not be obligated to enter into any such amendment, waiver or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. Modifications, Amendments and Supplemental Indentures with Consent of Holders. With the consent of the Holders of a majority in principal amount of the Outstanding Securities, by Act of said Holders delivered to the Company, the Trustee and the Notes Collateral Agent, the Company and the Guarantors, when authorized by Board Resolutions, and the Trustee and the Notes Collateral Agent may together modify, amend or supplement this Indenture, the Securities, the Guarantees, the Notes Collateral Documents or the Intercreditor Agreement, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, that without the consent of at least 75% in aggregate principal amount of Securities then outstanding, an amendment, modification or waiver may not (a) effect a release of all or substantially all of the Collateral from the Liens securing the Indenture Obligations, (b) release any Guarantor from any of its Obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture or (c) amend, change or modify the obligations of the Company or the Guarantors under Section 10.23.

Notwithstanding the foregoing, no such modification, amendment or supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

(i) reduce the principal amount of, extend the Stated Maturity of or alter the redemption provisions of, the Securities (including, without limitation, the provisions under Section 11.01(b));

(ii) change the currency in which any Securities or any premium, Liquidated Damages or the interest thereon is payable;

(iii) reduce the percentage in principal amount of Outstanding Securities that must consent to an amendment, supplement or waiver or consent to take any action under this Indenture, the Securities, any Guarantee or the Notes Collateral Documents;

(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Securities or any Guarantee;

(v) waive a default in payment with respect to the Securities or any Guarantee;

(vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate a Collateral Asset Sale Offer or a Non-Collateral Asset Sale Offer with respect to any Asset Sale that has been consummated;

(vii) reduce or change the rate or time for payment of interest or Liquidated Damages, if any, on the Securities; or

(viii) modify or change any provision of this Indenture affecting the ranking of the Securities or any Guarantee in a manner adverse to the Holders of the Securities.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment or supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

The Trustee shall join with the Company and each Guarantor in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion but shall not be obligated to enter into such amendment or supplemental indenture.

SECTION 9.03. Execution of Supplemental Indentures. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be given, and (subject to Section 6.01) shall be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and is the valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to customary limitations and exceptions. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise; provided that the Trustee shall enter into and execute all other supplemental indentures which satisfy all applicable conditions under this Article IX.

SECTION 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.05. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 9.06. Reference in Securities to Supplemental Indentures. Securities authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture, provided that any failure by the Trustee to make such notation shall not affect the validity of the matter provided for in such supplemental indenture or any Security or Guarantee hereunder. If the Company shall so determine, new Securities or Guarantees so modified as to conform, in the opinion of the Trustee, the Guarantors and the Company, to any such supplemental indenture may be prepared and executed by the Company or Guarantor and authenticated and delivered by the Trustee in exchange for Outstanding Securities.

SECTION 9.07. Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Section 8.01, Sections 10.04 to 10.17, inclusive, and Section 10.20, and pursuant to Section 9.01(ii), if before the time for such compliance the Holders of a majority in principal amount of the Outstanding Securities shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect; provided, however, with respect to an Offer as to which an Offer to Purchase has been mailed, no such waiver may be made or shall be effective against any Holder tendering Securities pursuant to such Offer, and the Company may not omit to comply with the terms of such Offer as to such Holder.

SECTION 9.08. No Liability for Certain Persons. No director, officer, employee, or stockholder of Holdings or the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Securities, the Guarantees, this Indenture or the Notes Collateral Documents based on or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The foregoing waiver and release is an integral part of the consideration for the issuance of the Securities and the Guarantees.

ARTICLE X

Covenants

SECTION 10.01. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest (and Liquidated Damages, if any) on the Securities in accordance with the terms of the Securities and this Indenture. The Company shall duly and punctually pay all Liquidated Damages, if any, in accordance with the terms of the Registration Rights Agreement. The Company will deposit or cause to be deposited with the Trustee or its nominee, no later than 11:00 a.m. New York City time on the date of the Stated Maturity of any Security or no later than 11:00 a.m. New York City time on the due date for any installment of interest, all payments so due, which payments shall be in immediately available funds on the date of such Stated Maturity or due date, as the case may be.

SECTION 10.02. Maintenance of Office or Agency. The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company or any Guarantor in respect of the Securities, the Guarantees and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at a Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. In the event any such notice or demands are so made or served on the Trustee, the Trustee shall promptly forward copies thereof to the Company.

The Company may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Trustee as Paying Agent and Security Registrar, and the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, located at 45 Broadway, 14th Floor, New York, New York 10006, Attention: Corporate Trust Services — Administrator for United Rentals, as one such office or agency of the Company for each of the aforesaid purposes.

SECTION 10.03. Money for Security Payments to be Held in Trust. If the Company shall at any time act as its own Paying Agent, it will, on or before 11:00 a.m. New York City time on each due date of the principal of (and premium, if any) or interest (and Liquidated Damages, if any) on any of the Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest (and Liquidated Damages, if any) so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents, the Company will, prior to 11:00 a.m. New York City time on each due date of the principal of (and premium, if any) or interest (and Liquidated Damages, if any) on any Securities, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest (and Liquidated Damages, if any) so becoming due, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

The Company shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will: (i) comply with the provisions of the Trust Indenture Act applicable to it as Paying Agent and (ii) during the continuance of any default by the Company (or any other obligor upon the Securities) in the making of any payment in respect of the Securities, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent as such.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by such Paying Agent; and, upon such payment by any Paying Agent (other than the Company) to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (and premium, if any) or interest (and Liquidated Damages, if any) on any Security and remaining unclaimed for two years after such principal (and premium, if any) or interest (and Liquidated Damages, if any) has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 10.04. Existence; Activities. Subject to Article VIII, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and material franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 10.05. Maintenance of Properties. The Company shall cause all material properties used in the conduct of its business or the business of any Restricted Subsidiary, taken as a whole, to be maintained and kept in good condition, repair and working order (regular wear and tear excepted), in each case in all material respects, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from disposing of any asset (subject to compliance with Section 10.14) or from discontinuing the operation or maintenance of any of such material properties if such discontinuance is, as determined by the Company in good faith, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Holders.

SECTION 10.06. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Company or any of its Restricted Subsidiaries, and (2) all lawful material claims for labor, materials and supplies which, if unpaid, would by law become a lien upon property of the Company or any of its Restricted Subsidiaries that is not a Permitted Lien; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

SECTION 10.07. Maintenance of Insurance. The Company shall, and shall cause its Restricted Subsidiaries to, keep at all times all of their material properties, taken as a whole, which are of an insurable nature insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice. The Company shall, and shall cause its Restricted Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore all material properties to which such proceeds relate or to invest in Replacement Assets, provided, however, that the Company shall not be required to repair, replace or otherwise restore any such material property if the Company in good faith determines that such inaction is desirable in the conduct of the business of the Company or any Restricted Subsidiary and not disadvantageous in any material respect to the Holders.

SECTION 10.08. Limitation on Indebtedness.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to “incur”), for the payment of any

Indebtedness (including any Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary will be permitted to incur Indebtedness (including Acquired Indebtedness) if the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.00:1.00.

(b) Paragraph (a) of this Section 10.08 will not prohibit the incurrence of any of the following items of Indebtedness:

(i) Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed the greater of (A) $3.9 billion and (B) 85.0% of Consolidated Net Tangible Assets, less, in either case, any amounts permanently repaid or commitments permanently reduced in accordance with Section 10.14;

(ii) Indebtedness of the Company and the Guarantors related to the Senior Unsecured Notes issued on the Issue Date and the guarantees of such Senior Unsecured Notes and the exchange notes and the related guarantees of such exchange notes to be issued pursuant to the registration rights agreement dated on the Issue Date among the Company and the Initial Purchasers relating to such Senior Unsecured Notes;

(iii) the incurrence by the Company or any Restricted Subsidiary of the Existing Indebtedness;

(iv) Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit, or for Capitalized Lease Obligations or Purchase Money Obligations; provided, that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred under this clause (iv) and then outstanding does not exceed the greater of $400,000,000 and 7.5% of Consolidated Net Tangible Assets;

(v) Indebtedness of the Company or any Restricted Subsidiary incurred in respect of (A) performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed, (B) obligations under Hedging Obligations entered into for bona fide hedging purposes of the Company and not for speculative purposes, (C) financing of insurance premiums in the ordinary course of business or (D) cash management obligations and netting, overdraft protection and other similar facilities or arrangements, in each case arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains such facility or arrangement;

(vi) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any Restricted Subsidiary;

(vii) Indebtedness of the Company or a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Securities, in the case of the Company, or the Guarantee of the Securities, in the case of a Guarantor; and

(B) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall, in each case, be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii) Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence and (B) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;

(ix) Indebtedness of:

(A) the Company, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) that was permitted to be incurred by this Indenture pursuant to paragraph (a) of this Section 10.08 or pursuant to clauses (ii), (iii) or (ix) of this paragraph (b); and

(B) any Restricted Subsidiary, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness of such Restricted Subsidiary (other than intercompany Indebtedness) that was permitted to be incurred by this Indenture pursuant to paragraph (a) of this Section 10.08 or pursuant to clauses (ii), (iii) or (ix) of this paragraph (b); provided, however, that:

(1) the principal amount of Indebtedness incurred pursuant to this clause (ix) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of

Indebtedness so refinanced, plus the amount of any accrued and unpaid interest and any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

(2) in the case of Indebtedness incurred by the Company pursuant to this clause (ix) to refinance Subordinated Indebtedness, such Indebtedness;

(x) has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(y) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Securities;

(x) Indebtedness of Foreign Subsidiaries incurred to finance the working capital of such Foreign Subsidiaries;

(xi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xii) Indebtedness arising from the making of Standard Securitization Undertakings by the Company or any Restricted Subsidiary;

(xiii) guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under this Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Securities, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

(xiv) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (i) through (xiii) of this paragraph (b); provided, that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (xiv) and then outstanding does not exceed the greater of $500,000,000 and 8.5% of Consolidated Net Tangible Assets.

(c) The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Securities and the applicable Guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on a senior, pari passu or junior Lien basis (including by virtue of any intercreditor arrangements as to any such Liens, including but not limited as to exercise of remedies or order of application of proceeds of collateral).

(d) For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this Section 10.08, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section 10.08, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 10.08(a) or one of the clauses of Section 10.08(b); provided that Indebtedness incurred under the Credit Agreement on or prior to the Escrow Release Date after giving effect to the Merger and the Securities issued on or prior to the Escrow Release Date after giving effect to the Merger shall be treated as incurred pursuant to Section 10.08(b)(i) above and (ii) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 10.08) arising under any guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

(e) Except as provided in Section 10.08(f) with respect to Indebtedness denominated in a foreign currency, the amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                 the Fair Market Value of such assets at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person.

(f) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, calculated as described in the following sentence, does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 10.09. Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

(b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants, or other rights to purchase any such Capital Stock of the Company or any direct or indirect parent of the Company;

(c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (1) any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary or (2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (collectively, for purposes of this clause (c), a “purchase”) of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment, final maturity or exercise of a right to put on a set scheduled date (but not including any put right in connection with a change of control event), in each case due within one year of the date of such purchase; provided that, in the case of any such purchase in anticipation of the exercise of a put right, at the time of such purchase, it is more likely than not, in the good faith judgment of the Board of

Directors of the Company, that such put right would be exercised if such put right were exercisable on the date of such purchase); or

(d) make any Investment (other than any Permitted Investment) in any Person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as “Restricted Payments”), unless, immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(A) no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B) the Company would be able to incur $1.00 of additional Indebtedness pursuant to Section 10.08(a); and

(C) the aggregate amount of such Restricted Payment together with all other Restricted Payments (including the Fair Market Value of any non-cash Restricted Payments) declared or made since the Issue Date would not exceed the sum of (without duplication) of:

(1) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

(2) the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock of the Company) of the Company to any Person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after the Issue Date;

(3) the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

(4) the aggregate net cash proceeds and the Fair Market Value of property or assets received after the Issue Date by the Company or any Restricted Subsidiary from any Person (other than a Subsidiary of the Company) for Indebtedness that has been converted or exchanged into or for Capital Stock(other than Redeemable Capital Stock) of the Company or Holdings (to the extent such Indebtedness was originally sold by the Company for cash), plus the aggregate amount of cash and the Fair Market Value of any property received by the Company or any Restricted Subsidiary (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

(5) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment less the cost of the disposition of such Investment;

(6) the aggregate amount equal to the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary; and

(7) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with Section 10.17 hereof, the Fair Market Value of the Company’s interest in such Subsidiary.

None of the foregoing provisions will prohibit the following; provided that with respect to payments pursuant to clauses(i), subclause (y) of (iv), (v), (vi), (vii), (viii), (x) and (xvi) below, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this Section 10.09;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Redeemable Capital Stock) or from a substantially concurrent cash capital contribution to the Company; provided, however, that such cash proceeds are excluded from clause (C) of the first paragraph of this Section 10.09;

(iii) any redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of Indebtedness of the Company which:

(x) has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(y) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Securities;

(iv) payments to purchase Capital Stock of the Company or Holdings from officers of the Company or Holdings (x) made in connection with the Transactions and (y) otherwise in an amount not to exceed the sum of (1) $20,000,000 plus (2) $5,000,000 multiplied by the number of calendar years that have commenced since the Issue Date;

(v) payments (other than those covered by clause (iv) above) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, (x) made in connection with the Transactions and (y) otherwise in aggregate amounts under this clause (v) not to exceed $5,000,000 in any fiscal year of the Company;

(vi) payments to Holdings in an amount sufficient to permit it to (I) make scheduled payments of interest on (A) the 4.000% Convertible Senior Notes and the 6.500% Convertible Subordinated Debentures and (B) any Indebtedness incurred by Holdings to refinance any Indebtedness described in clause (A); provided that such Indebtedness would otherwise satisfy the requirements of Section 10.08(b)(ix)(B)(1), and (II) purchase, repurchase, redeem, defease or otherwise acquire or retire within one year of final maturity the 4.000% Convertible Senior Notes or the 6.500% Convertible Subordinated Debentures; provided that any payments made pursuant to this clause (II) are made with the proceeds of Indebtedness permitted to be incurred under this Indenture and any such Indebtedness would otherwise satisfy the requirements of Sections 10.08(b)(ix)(B)(1), 10.08(b)(ix)(B)(2)(x) and 10.08(b)(ix)(B)(2)(y); and (III) purchase, repurchase, redeem, defease or otherwise acquire or retire at any time upon conversion the 4.000% Convertible Senior Notes; provided that after giving pro forma effect to such incurrence and payments pursuant to this clause (III), the Company’s Senior Indebtedness Leverage Ratio does not exceed 4.00:1.00;

(vii) within 60 days after the consummation of the Change of Control Offer pursuant to Section 10.13 (including the purchase of the Securities tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(viii) within 60 days after the consummation of a Collateral Asset Sale Offer or a Non-Collateral Asset Sale Offer pursuant to Section 10.14 (including the purchase of the Securities tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(ix) payments to Holdings in an amount sufficient to enable Holdings to pay:

(1) its taxes, legal, accounting, payroll, benefits, incentive compensation, insurance and corporate overhead expenses (including Commission, stock exchange and transfer agency fees and expenses) and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust;

(2) trade, lease, payroll, benefits, incentive compensation and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and the Restricted Subsidiaries;

(3) the purchase price for Investments in other persons; provided, however, that promptly following such Investment either:

(x) such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, or the Company or a Restricted Subsidiary is merged with or into such other person; or

(y) such Investment would otherwise be permitted under this Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary;

(4) reasonable and customary incidental expenses as determined in good faith by the Board of Directors of Holdings; and

(5) costs and expenses incurred by Holdings in relation to the Transactions.

(x) cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, the Company or any Restricted Subsidiary;

(xi) the deemed repurchase of Capital Stock on the cashless exercise of stock options;

(xii) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(xiii) any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction, which Investment consists of the assets described in the definition of “Equipment Securitization Transaction” or “Receivables Securitization Transaction”;

(xiv) any Restricted Payment made in connection with the consummation of the Transactions, including payments made by the Company to Holdings necessary to consummate the Transactions;

(xv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with this Indenture; and

(xvi) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xvi), does not exceed $250,000,000.

Any payments made pursuant to clauses (i) or (xvi) of this paragraph shall be taken into account in calculating the amount of Restricted Payments pursuant to clause (C) of the first paragraph of this Section 10.09.

The Company, in its sole discretion, may classify or reclassify (x) any Permitted Investment as being made in whole or in part as a permitted Restricted Payment or (y) any Restricted Payment as being made in whole or in part as a Permitted Investment (to the extent such Restricted Payment qualifies as a Permitted Investment).

SECTION 10.10. Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in this Section 10.10 will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a Person prior to the time: (A) such person becomes a Restricted Subsidiary; (B) such Person merges with or into a Restricted Subsidiary; or (C) a Restricted Subsidiary merges with or into such Person; provided, however, that such Preferred Stock was not issued or incurred by such Person in anticipation of a transaction contemplated by subclause (A), (B) or (C) above.

SECTION 10.11. Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates, except: (a) on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Company; (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $20,000,000, the Company shall have delivered an Officers’ Certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a); and (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $50,000,000, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company; provided, however, that in the event there are no Disinterested Members of the Board of Directors of the Company, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such transaction or series of related transactions is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a non-Affiliate.

Notwithstanding the foregoing, the restrictions set forth in this Section 10.11 shall not apply to: (i) transactions with or among the Company and the Restricted Subsidiaries; (ii) transactions in the ordinary course of business, or approved by a majority of the Board of Directors of the Company, between the Company or any Restricted Subsidiary and any Affiliate

of the Company that is a joint venture or similar entity, including United Rentals Industrial Services Inc.; (iii) (A) customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, collective bargaining agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and (B) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one year; (iv) Restricted Payments made in compliance with Section 10.09; (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vi) transactions pursuant to agreements in effect on the Issue Date; (vii) any sale, conveyance or other transfer of assets customarily transferred in a Securitization Transaction to a Special Purpose Vehicle; (viii) transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company’s Board of Directors or its senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (ix) any issuance or sale of Capital Stock (other than Redeemable Capital Stock) of the Company or any capital contribution to the Company; and (x) the Transactions, including the payment of all fees and expenses relating thereto and the payments to be made by the Company to Holdings in connection therewith.

SECTION 10.12. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind securing any Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

SECTION 10.13. Change of Control.

(a) On or before the 30th day after the date of the occurrence of a Change of Control, the Company shall make an Offer to Purchase (a “Change of Control Offer”) on a Business Day not more than 60 nor less than 30 days following the mailing to each Holder of the notice described in paragraph (b) below (the “Change of Control Purchase Date”), all of the then Outstanding Securities tendered at a purchase price in cash (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Purchase Date. The Company shall be required to purchase all Securities tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer shall remain open for at least 20 Business Days.

(b) Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating all other information as set forth in the definition of “Offer to Purchase.”

(c) On the Change of Control Purchase Date, the Company shall (i) accept for payment Securities or portions thereof (not less than $2,000 principal amount and integral multiples of $1,000 in excess thereof) tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Securities or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Securities so accepted together with an Officers’ Certificate setting forth the Securities or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such Holders a new Security of like tenor equal in principal amount to any unpurchased portion of the Security surrendered. Any Securities not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Change of Control Offer not later than the third Business Day following the Change of Control Purchase Date.

(d) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption for all outstanding Securities has been given pursuant to Section 11.01(a), unless and until there is a default in payment of the applicable Redemption Price.

(e) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Securities as described above.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 10.14. Disposition of Proceeds of Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

(ii) at least 75% of such consideration consists of cash or Cash Equivalents; provided, however, that this limitation shall not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Within 365 days of the later of an Asset Sale and the date of receipt of Net Cash Proceeds from such Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale to:

(1) to the extent the Net Cash Proceeds are attributable to an Asset Sale of Collateral, to (a) repay First Lien Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (b) acquire properties or assets of a type constituting Collateral, provided that the Notes Collateral Agent has or is immediately granted a perfected security interest in such additional properties or assets that is second in priority only to First Lien Obligations; provided, further, however, that any such acquisition of properties or assets of a type constituting Collateral made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time shall satisfy this requirement, so long as such acquisition is consummated within 180 days of such 365th day; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided, further, that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale; or

(2) to the extent the Net Cash Proceeds are attributable to an Asset Sale of assets or Capital Stock that do not constitute Collateral, to (a) satisfy any mandatory repayment obligation under any Indebtedness secured by a Lien on such assets or Capital Stock and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (b) invest in properties or assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a Person, the principal portion of whose assets consist of such property or assets (collectively, “Replacement Assets”); provided, however, that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time shall satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided, further, that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the application of any Net Cash Proceeds with respect to an Asset Sale of Collateral, the Company or the Guarantor that consummated the Asset Sale shall invest such Net Cash Proceeds in Cash Equivalents which shall be held in an account in which the Notes Collateral Agent has a perfected security interest for the benefit of the holders of the Indenture Obligations in accordance with the Notes Collateral Documents that is second in priority only to First Lien Obligations.

Any Net Cash Proceeds from any Asset Sale that are not applied or invested as provided in paragraphs (b)(1) or (2) above will constitute “Excess Proceeds.”

(c) Whenever the aggregate amount of Excess Proceeds attributable to Asset Sales of Collateral equals or exceeds $50,000,000, the Company shall make an Offer to Purchase (a “Collateral Asset Sale Offer”), from all Holders and, to the extent the Company is required by the terms thereof, all holders of other Second Lien Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral, pro rata in proportion to the respective principal amounts of the Securities and such other Second Lien Obligations required to be purchased or redeemed, the maximum principal amount of Securities and other Second Lien Obligations that may be purchased with such Excess Proceeds.

(d) Whenever the aggregate amount of Excess Proceeds attributable to Asset Sales of assets or Capital Stock that do not constitute Collateral equals or exceeds $50,000,000, the Company shall make an Offer to Purchase (a “Non-Collateral Asset Sale Offer”), from all Holders and, to the extent the Company elects or is required by the terms thereof, all holders of other Indebtedness that is pari passu in right of payment with the Securities containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, pro rata in proportion to the respective principal amounts of the Securities and such other Indebtedness to be purchased or redeemed, the maximum principal amount of Securities and such other Indebtedness that may be purchased with such Excess Proceeds.

(e) The offer price for the Securities in any Collateral Asset Sale Offer or Non-Collateral Asset Sale Offer shall be equal to 100% of the principal amount of the Securities plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date and the offer price for any other Second Lien Obligations or Indebtedness that is pari passu in right of payment with the Securities, as applicable, shall be as set forth in the documentation governing such Indebtedness (the “Asset Sale Offer Price”) and shall be payable in cash. If any Excess Proceeds remain after a Collateral Asset Sale Offer or Non-Collateral Asset Sale Offer, the Company may use such Excess Proceeds for general corporate purposes. If the Asset Sale Offer Price with respect to Securities tendered into a Collateral Asset Sale Offer or Non-Collateral Asset Sale Offer exceeds the Excess Proceeds allocable to the Securities with respect thereto, Securities to be purchased shall be selected on a pro rata basis. The Securities shall be purchased by the Company on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. Upon completion of a Collateral Asset Sale Offer, the amount of Excess Proceeds attributable to Asset Sales of Collateral shall be reset to zero. Upon completion of a Non-Collateral Asset Sale Offer, the amount of Excess Proceeds attributable to Asset Sales of assets or Capital Stock that do not constitute Collateral shall be reset to zero.

(f) On the Purchase Date under this Section 10.14, the Company shall (i) accept for payment (subject to proration as described in the Offer to Purchase) Securities or portions thereof tendered pursuant to the Asset Sale Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Securities or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Securities so accepted together with an Officers’ Certificate setting forth the Securities or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such Holders a new Security of like tenor equal in principal amount to any unpurchased portion of the Security surrendered. Any Securities not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer not later than the third Business Day following the Asset Sale Offer Purchase Date.

(g) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Securities as described above.

(h) For the purposes of Section 10.14(a)(ii), the following are deemed to be cash: (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary to the extent the Company or such Restricted Subsidiary is released from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (2) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale to the extent that the Company and each other Restricted Subsidiary are released in full from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (provided that such Indebtedness is not expressly subordinated in right of payment to the Securities), (5) Replacement Assets or (6) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Sale; provided, however, that the aggregate Fair Market Value of all Designated Non-cash Consideration received and treated as cash pursuant to this clause is not to exceed, at any time, an aggregate amount outstanding equal to the greater of $75,000,000 and 2.0% of Consolidated Net Tangible Assets as of the date of the applicable Asset Sale, without giving effect to changes in value subsequent to the receipt of such Designated Non-cash Consideration.

SECTION 10.15. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(c) make loans or advances to the Company or any other Restricted Subsidiary; or

(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law or any applicable rule, regulation or order;

(ii) (A) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary and (B) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(iii) customary restrictions on transfers of property subject to a Lien permitted under this Indenture;

(iv) instruments governing Indebtedness as in effect on the Issue Date (and Indebtedness of RSC Holdings Inc. or any of its Subsidiaries assumed by Newco or any of its Subsidiaries contemporaneously with the Escrow Release Date, as described in “Summary Historical Financial Information of United Rentals and Summary Unaudited Pro Forma Condensed Combined Financial Information” in the Offering Memorandum;

(v) any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(vii) this Indenture, the Securities, the Guarantees, the Notes Collateral Documents and the Intercreditor Agreement;

(viii) joint venture agreements and other similar agreements that prohibit actions of the type described in clauses (a), (c) and (d) above, which prohibitions are applicable only to the entity or assets that are the subject of such arrangements;

(ix) any agreement entered into with respect to a Special Purpose Vehicle in connection with a Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof;

(x) restrictions relating to Foreign Subsidiaries contained in Indebtedness incurred pursuant to Section 10.08;

(xi) (A) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (B) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or adversely affect the ability of the Company to make interest and principal payments with respect to the Securities or (C) pursuant to Interest Rate Protection Agreements;

(xii) an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 10.08 (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the Issue Date (as determined in good faith by the Company), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Securities or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiii) Purchase Money Obligations with respect to property or assets acquired in the ordinary course of business that impose encumbrances or restrictions on the property or assets so acquired; and

(xiv) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the Holders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

SECTION 10.16. Additional Subsidiary Guarantors. The Company will cause each Domestic Restricted Subsidiary that guarantees any Indebtedness of the Company or any other Restricted Subsidiary incurred pursuant to Section 10.08(b)(i) to at substantially the same time execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Securities on the same terms and conditions as those set forth in this Indenture. In addition, after the Company and the Subsidiary Guarantors have granted to the Notes Collateral Agent valid and perfected Liens in the Collateral as required pursuant to Section 10.23, any such Domestic Restricted Subsidiary will, simultaneously with the execution of such Guaranty Agreement, pledge all of its existing and future assets constituting Collateral to secure its Guarantee, and the Company will cause all of the Capital Stock in such Domestic Restricted Subsidiary owned by the Company and its Restricted Subsidiaries to be pledged to secure the Securities and the Guarantees and shall cause the Liens thereon to be valid and perfected and second in priority only to First Lien Obligations, subject to Permitted Liens. This Section 10.16 shall not apply to any of the Company’s Subsidiaries that have been properly designated as an Unrestricted Subsidiary or as a Special Purpose Vehicle.

SECTION 10.17. Limitation on Designations of Unrestricted Subsidiaries.

(a) The Company may designate any Restricted Subsidiary as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 10.09 in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s interest in such Subsidiary on such date; and

(iii) the Company would be permitted under this Indenture to incur $1.00 of additional Indebtedness pursuant to Section 10.08(a) at the time of such Designation (assuming the effectiveness of such Designation).

(b) In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 10.09 for all purposes of this Indenture in the Designation Amount.

(c) All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

(d) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

(e) All Designations and Revocations must be evidenced by board resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

SECTION 10.18. Reporting Requirements. For so long as the Securities are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted by Commission practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Securities Register, copies of such documents within 30 days after the Required Filing Date (or make such documents available on a website maintained by the Company or Holdings).

In addition, for so long as any Securities remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial Holder, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such Holder.

SECTION 10.19. Designated Senior Indebtedness. The Company shall not designate any Indebtedness other than Indebtedness incurred under Section 10.08(b)(i) as “designated senior indebtedness” under any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 10.20. Activities Prior to the Escrow Release.

(a) Prior to the Escrow Release Date, the Company shall be a limited purpose corporation and shall have no Subsidiaries. Prior to the Escrow Release Date, the Company shall not conduct any material activities other than issuing the Securities and the Senior Unsecured Notes issued on the Issue Date, issuing capital stock to, and receiving capital contributions from, Holdings or any of its Subsidiaries, performing its obligations in respect of the Securities and the Senior Unsecured Notes issued on the Issue Date, this Indenture and the indentures governing the Senior Unsecured Notes and the Escrow Agreement, granting Liens in favor of the holders of the Securities and the Senior Unsecured Notes issued on the Issue Date, consummating the Transactions and release of the Escrowed Property in accordance with the Escrow Agreement and redeeming the Securities and the Senior Unsecured Notes issued on the Issue Date, if applicable, and conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the Escrow Release Date, the Company shall not own, hold or otherwise have any interest in any assets other than the Escrow Accounts, cash and Cash Equivalents.

(b) Prior to the Escrow Release Date, the Company shall not engage in any business activity or enter into any transaction or agreement (including, without limitation, making any Restricted Payment, incurring any debt other than the Securities and the Senior Unsecured Notes issued on the Issue Date, incurring any Liens except in favor of the holders of the Securities and the Senior Unsecured Notes issued on the Issue Date, entering into any merger, consolidation or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates) except as is necessary to effectuate the Transactions substantially in accordance with the description of the Transactions set forth in the Offering Memorandum, together with such amendments, modifications and waivers in connection therewith that are not, individually or in the aggregate, materially adverse to the holders of the Securities or the Senior Unsecured Notes issued on the Issue Date.

SECTION 10.21. Covenant Compliance Prior to the Escrow Release.(a) To the extent Holdings, URNA or any Restricted Subsidiary has incurred Indebtedness, made any Restricted Payments, consummated any Asset Sale or otherwise taken any action or engaged in any activities during the period beginning on the Issue Date and ending on the Escrow Release Date, other than, in each case, any incurrence, Restricted Payment, Asset Sale or other action or activity necessary to effectuate the Transactions, such actions and activities shall be treated and classified under this Indenture (including but not limited to (i) impacting relevant baskets and (ii) determining whether a Default or Event of Default would have occurred) as if this Indenture and the covenants set forth herein had applied to Holdings, URNA and the Restricted Subsidiaries during such period; provided that any such Default or Event of Default shall not prevent a release of the Escrowed Property following satisfaction of the Escrow Conditions (as defined in the Escrow Agreement) and no such Default or Event of Default shall be deemed to have occurred if such Default or Event of Default no longer exists on the Escrow Release Date. For purposes of the foregoing, all Restricted Subsidiaries of URNA shall be deemed to be Restricted Subsidiaries for the period from the Issue Date through the Escrow Release Date.

(b) Notwithstanding anything to the contrary herein, for all purposes of this Indenture, each transaction or event constituting part of the Transactions shall be deemed to have occurred and been effective on the Issue Date as if it had occurred simultaneously with the issuance of the Securities issued on the Issue Date.

SECTION 10.22. Compliance Certificates. The Company shall deliver to the Trustee, prior to April 30 in each year commencing with the year beginning on January 1, 2013, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture or the Notes Collateral Documents (without regard to any period of grace or requirement of notice provided hereunder or thereunder), and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which he may have knowledge.

SECTION 10.23. Grant of Springing Security Interests. On or prior to the Springing Security Deadline, the Company and the Guarantors shall cause the Notes Collateral Agent (for the benefit of the Notes Collateral Agent, the Trustee and the Holders) to have valid and perfected Liens on the Collateral that are second in priority only to First Lien Obligations on the Collateral, subject to Permitted Liens. In addition, the Company and the Guarantors shall on or prior to the Springing Security Deadline:

(a) enter into each of the Springing Collateral Documents and any amendments or supplements to the other Notes Collateral Documents necessary in order to cause the Notes Collateral Agent (for the benefit of the Notes Collateral Agent, the Trustee and the Holders) to have valid and perfected Liens on the Collateral that are second in priority only to First Lien Obligations, subject to Permitted Liens;

(b) do, execute, acknowledge, deliver, record, file and register, as applicable, any and all acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required so that, on or prior to the Springing Security Deadline, the Notes Collateral Agent (for the benefit of the Notes Collateral Agent, the Trustee and the Holders) shall have valid and perfected Liens on the Collateral that are second in priority only to First Lien Obligations, subject to Permitted Liens;

(c) take such further action and execute and deliver such other documents specified in the Indenture Documents or as otherwise may be reasonably requested by the Trustee or Notes Collateral Agent to give effect to the foregoing; and

(d) deliver to the Trustee and the Notes Collateral Agent an Opinion of Counsel that (i) such Springing Collateral Documents and any other documents required to be delivered have been duly authorized, executed and delivered by the Company and the Guarantors and constitute legal, valid, binding and enforceable obligations of the Company and the Guarantors, subject to customary qualifications and limitations, and (ii) the Springing Collateral Documents and the other documents entered into pursuant to this Section 10.23 create valid and perfected Liens on the Collateral covered thereby, subject to Permitted Liens and customary qualifications and limitations.

Furthermore, neither the Company nor any Guarantor shall take any action, including without limitation, increasing the amounts available to be borrowed under the Credit Agreement or the Existing Securitization Facility, to the extent such action would reasonably be expected to have a material adverse effect on the ability to secure the Securities in accordance with this Section 10.23.

SECTION 10.24. Further Assurances.

(a) The Company shall promptly execute and deliver, or cause to be promptly executed and delivered to the Notes Collateral Agent such documents and agreements, and shall promptly take or cause to be taken such actions, as the Notes Collateral Agent may, from time to time, reasonably request to grant, preserve, protect or perfect the Liens created or intended to be created by the Notes Collateral Documents or the validity, effectiveness or priority of any such Lien.

(b) If the Company, Holdings or any Restricted Subsidiary grants a Lien on any assets or rights that do not then constitute Collateral to secure any First Lien Obligations of the Company, Holdings or any Domestic Restricted Subsidiary as permitted by this Indenture, the Notes and the Guarantees shall be secured by a valid and perfected Lien on such asset or right that is second in priority only to First Lien Obligations, subject to Permitted Liens.

(c) Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture, the Registration Rights Agreement, any of the Notes Collateral Documents or the Intercreditor Agreement which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will execute and deliver all applications, certifications, instruments and other documents and papers that may be reasonably required from the Company for such governmental consent, approval, recording, qualification or authorization.

ARTICLE XI

Redemption of Securities

SECTION 11.01. Right of Redemption/Mandatory Redemption. The Securities may be redeemed at the election of the Company, in the amounts, at the times, at the Redemption Prices (together with any applicable accrued and unpaid interest (and Liquidated Damages, if any) to the Redemption Date), and subject to the conditions specified in the form of Security and hereinafter set forth. The Company also shall redeem the Securities in the amounts, at the times, at the Redemption Prices (together with any applicable accrued and unpaid interest (and Liquidated Damages, if any) to the Redemption Date), and subject to the conditions specified in the form of Security and hereinafter set forth.

(a) Optional Redemption.

(i) Except as set forth in Section 11.01(a)(iii) and (iv), the Company will not be entitled to redeem the Securities at its option prior to July 15, 2015;

(ii) The Securities will be redeemable at the Company’s option, in whole or in part, at any time on or after July 15, 2015, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Redemption
Year	Price
2015	102.875%
2016	101.438%
2017 and thereafter	100.000%

(iii) In addition, at any time, or from time to time, on or prior to July 15, 2015, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the Securities at a Redemption Price equal to 105.750% of the principal amount of the Securities, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that (A) at least 65% of the aggregate principal amount of Securities issued on the Issue Date (excluding Securities issued on the Issue Date held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (B) the Redemption Date is within 120 days of the consummation of any such Equity Offering; and

(iv) Prior to July 15, 2015, the Company will be entitled at its option to redeem the Securities, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Mandatory Redemption.

(i) Except as set forth in Section 11.01(b)(ii), the Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities;

(ii) On the second Business Day following the Escrow Termination Date (as defined in the Escrow Agreement as in effect on the Issue Date) (the “Special Mandatory Redemption Date”), the Company shall, or shall cause the Trustee to, redeem (a “Special Mandatory Redemption”) all of the Outstanding Securities at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the issue price of the Outstanding Securities, plus accrued and unpaid interest (and Liquidated Damages), if any, to, but excluding, the Special Mandatory Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The Trustee will release to the Company any Escrowed Property remaining after redemption of the Securities and payment of all reasonable fees and expenses.

SECTION 11.02. Applicability of Article. Redemption of Securities at the election of the Company, as permitted by this Indenture and the provisions of the Securities, shall be made in accordance with this Article and such provisions.

SECTION 11.03. Election to Redeem; Notice to Trustee. The election of the Company to redeem any Securities pursuant to Section 11.01(a) shall be evidenced by a Board Resolution. In the event of any redemption at the election of the Company pursuant to Section 11.01(a), the Company shall notify the Trustee at least 10 days prior to the date on which notice is required to be mailed or caused to be mailed to Holders pursuant to Section 11.05 of such Redemption Date and of the principal amount of Securities to be redeemed.

SECTION 11.04. Selection and Notice of Redemption. In the event that less than all of the Securities are to be redeemed at any time, selection of such Securities for redemption will be made on a pro rata basis (subject to the rules of the Depositary) unless otherwise required by law or applicable stock exchange requirements; provided, however, that Securities shall only be redeemable in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

The Trustee shall promptly notify the Company and each Security Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture and of the Securities, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

SECTION 11.05. Notice of Redemption. Notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date (or two Business Days prior to a Special Mandatory Redemption pursuant to Section 11.01(b)(ii)), to each Holder of Securities to be redeemed, at his address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to the Redemption Date if the notice of redemption is issued in connection with (i) a satisfaction and discharge of securities in accordance with Article IV or (ii) a defeasance in accordance with Article XII.

All notices of redemption shall identify the Securities to be redeemed (including, if used, CUSIP or CINS numbers) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) if less than all the Outstanding Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Securities to be redeemed;

(iv) that on the Redemption Date the Redemption Price and accrued interest to, but excluding, the Redemption Date, will become due and payable upon each such Security to be redeemed and that interest (and Liquidated Damages, if any) thereon will cease to accrue on and after such Redemption Date;

(v) the place or places where such Securities are to be surrendered for payment of the Redemption Price accrued interest (and Liquidated Damages, if any) to, but excluding, the Redemption Date; and

(vi) if the redemption is being made pursuant to the provisions of the Securities regarding an Equity Offering, a brief description of the transaction or transactions giving rise to such redemption, the aggregate purchase price thereof and the net cash proceeds therefrom available for such redemption, the date or dates on which such transaction or transactions were completed and the percentage of the aggregate principal amount of Outstanding Securities being redeemed.

Notice of redemption of Securities to be redeemed pursuant to Section 11.01(a) shall be given by the Company or, at the Company’s request and provision of such notice information to the Trustee five days prior to the mailing of such notice, by the Trustee in the name and at the expense of the Company. Notice of redemption of Securities to be redeemed pursuant to Section 11.01(b)(ii) shall be given by the Company.

Notices of redemption pursuant to Section 11.01(a) may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion. In addition, the Company may provide in any notice of redemption for the Securities that payment of the Redemption Price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

SECTION 11.06. Deposit of Redemption Price. Prior to or by 11:00 a.m. New York City time on any Redemption Date pursuant to Section 11.01(a), the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.03) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on (and Liquidated Damages, if any), all the Securities which are to be redeemed on that date.

SECTION 11.07. Securities Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest (and Liquidated Damages, if any) or the Paying Agent is prohibited from making such payment pursuant to Article XIV) interest (and Liquidated Damages, if any) shall cease to accrue on such Securities or portions thereof. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price, together with any applicable accrued and unpaid interest (and Liquidated Damages, if any) to the Redemption Date; provided, however, that installments of interest (and Liquidated Damages, if any) whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more predecessor securities, registered as such at the close of business on the relevant record dates according to their terms and the provisions of Section 3.07.

If any Security called for redemption in accordance with the election of the Company made pursuant to Section 11.01 shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest and Liquidated Damages, if any, from the Redemption Date at the rate provided by the Security.

SECTION 11.08. Securities Redeemed in Part. Any Security which is to be redeemed only in part shall be surrendered at an office or agency of the Company designated for that purpose pursuant to Section 10.02 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder, in aggregate principal amount at Stated Maturity equal to and in exchange for the unredeemed portion of the principal amount at Stated Maturity of the Security so surrendered.

ARTICLE XII

Legal Defeasance and Covenant Defeasance

SECTION 12.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, elect to have either Section 12.02 or 12.03 be applied to all Outstanding Securities upon compliance with the conditions set forth below in this Article 12.

SECTION 12.02. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 12.01 of the option applicable to this Section 12.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 12.04, be deemed to have been discharged from their obligations with respect to all Outstanding Securities (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Securities (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 12.05 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other obligations under such Securities, the Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of Outstanding Securities to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such Securities when such payments are due from the trust referred to in Section 12.04;

(ii) the Company’s obligations with respect to such Securities under Article 2, Article 3 and Section 10.02;

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(iv) this Article 12.

Subject to compliance with this Article 12, the Company may exercise its option under this Section 12.02 notwithstanding the prior exercise of its option under Section 12.03.

SECTION 12.03. Covenant Defeasance. Upon the Company’s exercise under Section 12.01 of the option applicable to this Section 12.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 12.04, be released from each of their obligations under the covenants contained in Sections 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.23, 10.24, clause (3) of the first paragraph of Section 8.01 and any covenant provided pursuant to Section 9.01(ii) with respect to the Outstanding Securities on and after the date the conditions set forth in Section 12.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Securities will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Securities and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 5.01, but, except as specified above, the remainder of this Indenture and such Securities and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 12.01 of the option applicable to this Section 12.03, subject to the satisfaction of the conditions set forth in Section 12.04, Sections 5.01(3) through 5.01(5) will not constitute Events of Default.

SECTION 12.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 12.02 or 12.03:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on, the Outstanding Securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Securities are being defeased to such stated date for payment or to a particular redemption date;

(ii) in the case of an election under Section 12.02, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of an election under Section 12.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Securities over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(vii) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 12.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 12.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.05, the “Trustee”) pursuant to Section 12.04 in respect of the Outstanding Securities will be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium and Liquidated Damages, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 12.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Securities.

Notwithstanding anything in this Article 12 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 12.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 12.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 12.06. Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Liquidated Damages, if any, or interest on, any Security and remaining unclaimed for two years after such principal, premium or Liquidated Damages, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Security will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 12.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 12.02 or 12.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Securities and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 12.02 or 12.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 12.02 or 12.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Liquidated Damages, if any, or interest on, any Security following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE XIII

Guarantee

SECTION 13.01. Guarantee. Each Guarantor hereby unconditionally and irrevocably guarantees on a senior basis, jointly and severally, to each Holder and to the Trustee and the Notes Collateral Agent and their successors and assigns (a) the full and prompt payment (within applicable grace periods) of principal of and interest (and Liquidated Damages, if any) on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture Documents and (b) the full and prompt performance within applicable grace periods of all other obligations of the Company under the Indenture Documents (all the foregoing being hereinafter collectively called the “Guaranty Obligations”). Each Guarantor further agrees that the Guaranty Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor will remain bound under this Article XIII notwithstanding any extension or renewal of any Guaranty Obligation.

To the extent that any Subsidiary Guarantor shall be required to pay any amounts on account of the Securities pursuant to a Guarantee in excess of an amount calculated as the product of (i) the aggregate amount payable by the Subsidiary Guarantors on account of the Securities pursuant to their respective Guarantees times (ii) the proportion (expressed as a fraction) that such Subsidiary Guarantor’s net assets (determined in accordance with GAAP) at the date enforcement of the Subsidiary Guarantees is sought bears to the aggregate net assets (determined in accordance with GAAP) of all Subsidiary Guarantors at such date, then such Subsidiary Guarantor shall be reimbursed by the other Subsidiary Guarantors for the amount of such excess, pro rata, based upon the respective net assets (determined in accordance with GAAP) of such other Subsidiary Guarantors at the date enforcement of the Subsidiary Guarantees is sought. This paragraph is intended only to define the relative rights of Subsidiary Guarantors as among themselves, and nothing set forth in this paragraph is intended to or shall impair the joint and several obligations of the Subsidiary Guarantors under their respective Subsidiary Guarantees.

The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under any Guarantee.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranty Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Securities or the Guaranty Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranty Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranty Obligations; or (f) any change in the ownership of any Guarantor (subject to Section 13.05).

Each Guarantor further agrees that its Guarantee herein constitutes a guaranty of payment, performance and compliance when due (and not a guaranty of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranty Obligations.

To the fullest extent permitted by law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranty Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranty Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of each Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranty Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest (and Liquidated Damages, if any) on any Guaranty Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise (within applicable grace periods), or to perform or comply with any other Guaranty Obligation (within applicable grace periods), each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranty Obligations, (ii) accrued and unpaid interest (and Liquidated Damages, if any) on such Guaranty Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranty Obligations of the Company to the Holders and the Trustee.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranty Obligations Guaranteed hereby until payment in full of all Guaranty Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranty Obligations guaranteed hereby may be accelerated as provided in Article V for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranty Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranty Obligations as provided in Article V, such Guaranty Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 13.02. Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable federal or state law relating to fraudulent conveyance or fraudulent transfer.

SECTION 13.03. Execution and Delivery of Guarantees. The Guarantees to be endorsed on the Securities shall be in the form set forth in Exhibit D. Each of the Guarantors hereby agrees to execute its Guarantee in such form, to be endorsed on each Security authenticated and delivered by the Trustee.

Each Guarantee shall be executed on behalf of each respective Guarantor by any one of such Guarantor’s Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President, Chief Financial Officer or Vice Presidents and any authorized signatories for any Guarantors that are not corporations. The signature of any or all of these officers on the Guarantee may be manual or facsimile.

A Guarantee bearing the manual or facsimile signatures of individuals who were at any time the proper officers of a Guarantor shall bind such Guarantor, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of the Security on which such Guarantee is endorsed or did not hold such offices at the date of such Guarantee.

Each Guarantee shall be registered, transferred, exchanged and cancelled, and shall be held in definitive or global form, in the same manner and together with the Security to which it relates, in accordance with Article III.

The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee endorsed thereon on behalf of the Guarantors. Each of the Guarantors hereby jointly and severally agrees that its Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse a Guarantee on any Security.

SECTION 13.04. Guarantors May Consolidate, Etc., on Certain Terms. Nothing contained in this Indenture or in any of the Securities or any Guarantee shall prevent any consolidation or merger of a Guarantor with or into the Company or a Guarantor or the merger of a wholly owned Restricted Subsidiary of the Company with and into a Guarantor or shall prevent any sale or conveyance of the assets of a Guarantor as an entirety or substantially as an entirety or the Capital Stock of a Guarantor to the Company or a Guarantor.

SECTION 13.05. Release of Guarantors. The Guarantee of a Subsidiary Guarantor shall automatically be released from all obligations under its Guarantee endorsed on the Securities and under this Article XIII without need for any further act or the execution or delivery or any document: (i) upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is (a) permitted by this Indenture or (b) pursuant to any exercise of any secured creditor remedies by the First Lien Designated Agent in respect of any First Lien Obligations but only to the extent that the First Lien Secured Parties release their guarantees in respect of the First Lien Obligations of such Subsidiary Guarantor; (ii) upon the sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is permitted by this Indenture; (iii) upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; (iv) upon Legal Defeasance or Covenant Defeasance in accordance with Article XII or Satisfaction and Discharge in accordance with Article IV; or (v) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor under this Indenture as an Unrestricted Subsidiary. Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that such transaction was made in accordance with the provisions hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Securities and under this Article XIII.

SECTION 13.06. Successors and Assigns. This Article XIII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 13.07. No Waiver, etc. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article XIII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XIII at law, in equity, by statute or otherwise.

SECTION 13.08. Modification, etc. No modification, amendment or waiver of any provision of this Article, nor the consent to any departure by a Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on a Guarantor in any case shall entitle such Guarantor or any other guarantor to any other or further notice or demand in the same, similar or other circumstances.

ARTICLE XIV

Security

SECTION 14.01. Grant of Security Interest.

(a) From and after the grant by the Company and the Guarantors of Liens on the Collateral pursuant to Section 10.23, the due and punctual payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Securities and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (and Liquidated Damages, if any) (to the extent permitted by law) on the Securities and the performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes Collateral Documents, the Guarantees and the Securities shall be secured as provided in the Notes Collateral Documents.

(b) Each Holder, by its acceptance of the Securities, consents and agrees to the terms of each Notes Collateral Document and the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with its respective terms, and authorizes and directs the Notes Collateral Agent to enter into this Indenture, the Notes Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and the Company shall cause each of its Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Notes Collateral Documents, to assure and confirm to the Notes Collateral Agent the security interests in the Collateral contemplated by the Notes Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement, including taking all commercially reasonable actions required to cause the Notes Collateral Documents to create and maintain, as security for the Obligations contained in this Indenture, the Securities, the Notes Collateral Documents and the Guarantees valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Notes Collateral Agent, superior to and prior to the rights of all third Persons other than as set forth therein and in the Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, subject to the terms of the Notes Collateral Documents, the Company, the Trustee and the Notes Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Company to act as co-collateral agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Notes Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Indenture Document. The Company shall from time to time promptly pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Notes Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

SECTION 14.02. Opinions. The Company shall furnish to the Trustee and the Notes Collateral Agent (if other than the Trustee), concurrently with the execution and delivery of the Notes Collateral Documents pursuant to Section 10.23, an Opinion of Counsel in compliance with TIA §314(b)(1), and on or within one month following March 10 of each year, commencing March 10, 2013, an Opinion of Counsel in compliance with TIA §314(b)(2).

SECTION 14.03. Release of Collateral. The Notes Collateral Agent shall not at any time release Collateral from the security interests created by the Notes Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Notes Collateral Documents.

The release of any Collateral from the Liens created by the Notes Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Notes Collateral Documents and the Intercreditor Agreement. To the extent applicable, the Company shall cause §313(b) of the TIA, relating to reports, and §314(d) of the TIA, relating to the release of property from the Liens created by this Indenture and the Notes Collateral Documents to be complied with; provided, that any certificate or opinion required by §314(d) of the TIA may be made solely by an officer of the Company holding one of the positions set forth in the definition of “Officers’ Certificate” in Section 1.01.

Each Holder, by its acceptance of the Securities, consents to and authorizes the Notes Collateral Agent to release or subordinate Liens upon the Collateral in accordance with, and as required by, this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, and to take any further action and enter into any documentation to evidence the release or subordination of such Lien in accordance with this Indenture, the Notes Collateral Documents and the Intercreditor Agreement.

SECTION 14.04. Specified Releases of Collateral

(a) Subject to Section 14.03, the Notes Collateral Agent’s Liens on the Collateral will no longer secure the Indenture Obligations, and the right of the Holders to the benefits and proceeds of the Notes Collateral Agent’s Liens on the Collateral will terminate and be discharged, in each case, automatically and without the need for any further action by any Person:

(i) in whole, upon the full and final payment and performance of the Obligations of the Company and the Guarantors under this Indenture, the Securities and the Guarantees thereof;

(ii) in whole, upon Legal Defeasance or Covenant Defeasance with respect to this Indenture pursuant to Article XII or discharge of this Indenture in accordance with Article IV;

(iii) in whole or in part, as applicable, upon receipt of the consent of holders of the requisite percentage of Securities in accordance with Article IX;

(iv) in part, as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor in a transaction or other circumstance made in compliance with this Indenture and the Notes Collateral Documents at the time of such sale, transfer or disposition;

(v) in whole, with respect to the Collateral owned by a Guarantor, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Indenture; and

(vi) in whole or in part, if and to the extent required by the provisions of the Intercreditor Agreement.

SECTION 14.05.  Form and Sufficiency of Release. Upon the release of Collateral in accordance with Section 14.04, the Notes Collateral Agent, at the Company’s expense and upon the written request of the Company accompanied by an Officers’ Certificate and Opinion of Counsel confirming that all applicable conditions precedent under this Indenture, the Notes Collateral Documents and the Intercreditor Agreement have been met, shall, subject to the terms of the Notes Collateral Documents, promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral and shall execute, deliver or acknowledge any instruments or releases that are necessary or appropriate to evidence the release from the Liens securing the Indenture Obligations created by the Notes Collateral Documents of any Collateral permitted to be released pursuant to this Indenture and the Notes Collateral Documents. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Notes Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Notes Collateral Documents.

SECTION 14.06. Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Notes Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

SECTION 14.07. Authorization of Actions to Be Taken by the Notes Collateral Agent Under the Notes Collateral Documents.

(a) Wells Fargo Bank, National Association is hereby appointed Notes Collateral Agent. Subject to the provisions of the applicable Notes Collateral Documents, each Holder, by acceptance of its Securities, agrees that (a) the Notes Collateral Agent shall execute and deliver the Notes Collateral Documents and act in accordance with the terms thereof, (b) the Notes Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Notes Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Securities, the Guarantees and the Notes Collateral Documents and (c) to the extent permitted by this Indenture, the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Notes Collateral Documents or this Indenture, and suits and proceedings as the Notes Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Notes Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Notes Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement and the Notes Collateral Documents.

(b) The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in Sections 6.01, 6.03 and 6.07, are extended to the Notes Collateral Agent, and its agents and attorneys, and shall be enforceable by, the Notes Collateral Agent, as if fully set forth in this Article XIV with respect to the Notes Collateral Agent. The Notes Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

(c) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(d) The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens to be granted hereunder or in the value of any of the Collateral.

(e) In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

SECTION 14.08. Authorization of Receipt of Funds by the Notes Collateral Agent Under the Notes Collateral Documents. The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Collateral Documents and to the extent not prohibited under the Intercreditor Agreement or the Notes Collateral Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 5.06 and the other provisions of this Indenture.

SECTION 14.09. Intercreditor Agreement. Except as otherwise provided in Section 8.1 of the Intercreditor Agreement, this Indenture and the Notes Collateral Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens granted to the Notes Collateral Agent pursuant to this Indenture and the Notes Collateral Documents and the exercise of any right or remedy by the Notes Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Indenture Documents with respect to lien priority, rights and remedies in connection with the Collateral, or amendments, waivers or supplements to the Notes Collateral Documents, the terms of the Intercreditor Agreement shall govern.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Very truly yours,

UR FINANCING ESCROW CORPORATION

By:	/s/ William B. Plummer
Name:	William B. Plummer
Title:	Executive Vice President and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS
TRUSTEE AND NOTES COLLATERAL AGENT

By:	/s/ Yana Kislenko
Name:	Yana Kislenko
Title:	Vice President

[Signature Page to the Indenture relating to 2018 Notes]

EXHIBIT A

[FORM OF SECURITY]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

UR Financing Escrow Corporation

5.75% Senior Secured Note due 2018

No.	$
CUSIP NO.

CINS NO.

UR Financing Escrow Corporation, a limited purpose corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on July 15, 2018, and to pay interest thereon from March 9, 2012, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on January 15 and July 15 in each year, commencing July 15, 2012, at the rate of 5.75% per annum, until the principal hereof is paid or duly provided for; provided, however, that any principal and premium (and Liquidated Damages, if any), and any such installment of interest, which is overdue shall bear interest at the rate of 5.75% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or duly provided for. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest (and Liquidated Damages, if any) on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to below by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.

UR FINANCING ESCROW CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the
within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

Form of Reverse of Security

This Security is one of a duly authorized issue of Securities of the Company designated as 5.75% Senior Secured Notes due 2018 (herein called the “Securities”) issued under an Indenture, dated as of March 9, 2012 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and Wells Fargo Bank, National Association, as Trustee and Notes Collateral Agent (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors named therein, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Company shall be entitled, subject to its compliance with Section 10.08 and 10.12 of the Indenture, to issue Additional Securities pursuant to Section 3.14 of the Indenture. The Securities include the Securities issued on the Issue Date and any Additional Securities. The Securities issued on the Issue Date and any Additional Securities are treated as a single class of securities under the Indenture.

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. 7aaa - 77bbbb (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of such terms.

Except as set forth below, the Company will not be entitled to redeem this Security at its option prior to July 15, 2015.

This Security is redeemable at the Company’s option, in whole or in part, at any time on or after July 15, 2015, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Redemption
Year	Price

2015	102.875%

2016	101.438%

2017 and thereafter	100.000%

In addition, at any time, or from time to time, on or prior to July 15, 2015, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the Securities at a Redemption Price equal to 105.750% of the principal amount of the Securities, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that (1) at least 65% of the aggregate principal amount of Securities issued on the Issue Date

(excluding Securities issued on the Issue Date held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and (2) the Redemption Date is within 120 days of the consummation of any such Equity Offering.

Prior to July 15, 2015, the Company will be entitled at its option to redeem the Securities, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50% .

“Applicable Premium” means with respect to any Securities at any redemption date, the greater of (1) 1.00% of the principal amount of such Securities; and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of the Securities on July 15, 2015 as set forth in Section 11.01(a)(ii) plus (ii) all required remaining scheduled interest payments due on such Security through July 15, 2015 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date, over (b) the principal amount of such Security on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity most nearly equal to the period from the redemption date to July 15, 2015 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2015.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is given to the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

The Securities are not subject to any sinking fund. On the second business day following the Escrow Termination Date (as defined in the Escrow Agreement as in effect on the Issue Date) (the “Special Mandatory Redemption Date”), the Company shall, or shall cause the Trustee to, redeem (a “Special Mandatory Redemption”) all of the Outstanding Securities at a Redemption Price (the “Special Mandatory Redemption Price”) equal to 100% of the issue price of the Outstanding Securities, plus accrued and unpaid interest (and Liquidated Damages), if any, to, but excluding, the Special Mandatory Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The Trustee will release to the Company any Escrowed Property remaining after redemption of the Securities and payment of all reasonable fees and expenses.

The Indenture provides that the Company is obligated (a) upon the occurrence of a Change of Control to make an offer to purchase all outstanding Securities at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (and Liquidated Damages), if any, thereon to the date of purchase and (b) to make an offer to purchase Securities with a portion of the net cash proceeds of certain sales or other dispositions of assets (not applied as specified in the Indenture within the periods set forth therein) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest (and Liquidated Damages), if any, to the date of purchase.

In the event of redemption or purchase of this Security in part only pursuant to a Change of Control Offer or a Collateral Asset Sale Offer or Non-Collateral Asset Sale Offer, a new Security or Securities for the unredeemed or unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for legal defeasance at any time of the entire indebtedness of this Security or for covenant defeasance of certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default shall occur and be continuing, there may be declared due and payable the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all of the outstanding Securities, in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture, the Notes Collateral Documents and the Intercreditor Agreement at any time by the Company, the Trustee and the Notes Collateral Agent with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and the Notes Collateral Documents and certain past defaults under the Indenture and the Notes Collateral Documents and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Securities at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 45 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to certain suits described in the Indenture, including any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest (and Liquidated Damages, if any) hereon on or after the respective due dates expressed herein (or, in the case of redemption, on or after the Redemption Date or, in the case of any purchase of this Security required to be made pursuant to a Change of Control Offer or a Collateral Asset Sale Offer or Non-Collateral Asset Sale Offer, on or after the relevant Purchase Date).

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (and Liquidated Damages, if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security is issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[Pursuant to the Registration Rights Agreement by and among the Company, the guarantors party thereto and the Initial Purchasers, the Company will be obligated to use its commercially reasonable efforts to consummate an Exchange Offer pursuant to which the Holder of this Security shall have the right to exchange this Security for 5.75% Senior Secured Notes due 2018, of the Company (herein called the “Exchange Notes”), which have been registered under the Securities Act, in like principal amount and having identical terms as the Notes (other than as set forth in this paragraph). The Holders shall be entitled to receive certain additional interest payments in the event such Exchange Offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement. Such additional interest will constitute liquidated damages and will be the exclusive monetary remedy available to the Holder of this Security in respect of a Registration Default (as defined in the Registration Rights Agreement), but without prejudice to any non-monetary remedies otherwise available to such Holder, whether pursuant to the Registration Rights Agreement or otherwise.]

Interest on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

As provided in the Indenture and subject to certain limitations therein set forth, the obligations of the Company under the Indenture and this Security are Guaranteed pursuant to Guarantees endorsed hereon as provided in the Indenture. Each Holder, by holding this Security, agrees to all of the terms and provisions of said Guarantees. The Indenture provides that each Guarantor shall be released from its Guarantee upon compliance with certain conditions.

Upon the grant by the Company and the Guarantors of Liens on the Collateral pursuant to Section 10.23 of the Indenture, the Obligations of the Company and the Guarantors under the Securities and the Guarantees will be secured by Liens on the Collateral pursuant to the terms of the Notes Collateral Documents. The actions of the Trustee, the Notes Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral will be limited pursuant to the terms of the Notes Collateral Documents and the Intercreditor Agreement.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $                              . The following increases or decreases in this Global Note have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this	Signature of authorized
Date of	Principal Amount of this	Principal Amount of this	Global Note following such	signatory of Trustee or
Exchange	Global Note	Global Note	decrease or increase	Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased in its entirety by the Company pursuant to Section 10.13 or 10.14 of the Indenture, check the applicable box:

Section 10.13 ☐

Section 10.14 ☐

If you want to elect to have only a part of the principal amount of this Security purchased by the Company pursuant to Section 10.13 or 10.14 of the Indenture, state the portion of such amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

Form of Certificate of Transfer

UR Financing Escrow Corporation

Attention: Chief Financial Officer

Five Greenwich Office Park

Greenwich, CT 06830

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:          5.75% Senior Secured Notes due 2018 (the “Notes”)

Reference is hereby made to the Indenture, dated as of March 9, 2012 (the “Indenture”), between UR Financing Escrow Corporation, a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as Trustee and as Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                   in such Note[s] or interests (the “Transfer”), to                                    (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.                                      ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the Restricted Period, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.                                      ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)                                  ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)                                 ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the

Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.             ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)           ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

UR Financing Escrow Corporation

Attention: Chief Financial Officer

Five Greenwich Office Park

Greenwich, CT 06830

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 5.75% Senior Secured Notes due 2018 (the “Notes”)

(CUSIP                )

(CINS                )

Reference is hereby made to the Indenture, dated as of March 9, 2012 (the “Indenture”), between UR Financing Escrow Corporation, a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as Trustee and as Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                             (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.             Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)           ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF NOTATION ON SECURITY RELATING TO GUARANTEE]

GUARANTEE

Each of the undersigned guarantors (each a “Guarantor” and together, the “Guarantors”), which term includes any successor under the Indenture (the “Indenture”) referred to in the Security upon which this notation is endorsed), hereby unconditionally and irrevocably guarantees on a senior basis, jointly and severally with each other Guarantor of the Securities, to each Holder and to the Trustee and the Notes Collateral Agent and their successors and assigns (a) the full and prompt payment (within applicable grace periods) of principal of and interest (and Liquidated Damages, if any) on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture Documents and (b) the full and prompt performance within applicable grace periods of all other obligations of the Company under the Indenture Documents, subject to certain limitations set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guarantee Obligations”). The Guarantor further agrees that the Guarantee Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that such Guarantor will remain bound under Article XIII of the Indenture notwithstanding any extension or renewal of any Guarantee Obligation. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

Subject to the terms of the Indenture, this Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the signature of one of its authorized signatories.

Notwithstanding any other provision of the Indenture or this Guarantee, under the Indenture and this Guarantee the maximum aggregate amount of the obligations guaranteed by the Guarantor shall not exceed the maximum amount that can be guaranteed without rendering the Indenture or this Guarantee, as it relates to such Guarantor, voidable under applicable federal or state law relating to fraudulent conveyance or fraudulent transfer. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions thereof.

[Signature page follows]

D-1

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

D-2

EXHIBIT E

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of                               , 20    , among [UR Merger Sub Corporation], a Delaware corporation and a wholly owned subsidiary of Holdings (as defined below) (the “Successor”), United Rentals, Inc., a Delaware corporation (“Holdings”), [the Subsidiary Guarantors] (together with Holdings, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and notes collateral agent (“Notes Collateral Agent”) under the Indenture referred to below. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, UR Financing Escrow Corporation, a Delaware limited purpose corporation (the “Company”) and the Trustee have entered into an Indenture, dated as of March 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its 5.75% Senior Secured Notes due 2018 (the “Securities”).

WHEREAS, the Company and the Successor have [entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), which contemplates the filing of a certificate of merger with the Secretary of State of the State of Delaware] providing for the merger (the “Merger”) of the Company with and into the Successor, with the Successor continuing its corporate existence under the laws of the State of Delaware as the surviving company of the Merger;

WHEREAS, Section 8.01 of the Indenture provides, among other things, that the Company may merge with or into another Person; provided that, among other things, (i) the Person formed by any merger with or into the Company (if other than the Company) expressly assumes by a supplemental indenture executed and delivered to the Trustee all of the obligations of the Company under the Securities and the Indenture and (ii) the Indenture, as so supplemented, remains in full force and effect;

WHEREAS, Section 9.01(i) of the Indenture provides, among other things, that the Indenture and Securities may be amended or supplemented without the consent of any Holder to provide for the assumption of the Company’s obligations to Holders in the case of a merger consummated pursuant to Article VIII of the Indenture;

WHEREAS, the Successor desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing such assumption by the Successor;

WHEREAS, Section 10.16 of the Indenture provides that, to the extent not a party to the Indenture upon the original execution thereof, each Person required to become a Guarantor shall execute and deliver to the Trustee a supplemental indenture, pursuant to which it shall become a Guarantor under Article XIII of the Indenture and shall Guarantee the obligations of the Company (as defined in the Indenture) under the Indenture and the Securities;

WHEREAS, Section 9.01(i) of the Indenture provides, among other things, that the Indenture and Securities may be amended or supplemented without the consent of any Holder to add Guarantees with respect to the Securities;

WHEREAS, the Guarantors named herein desire to execute this Supplemental Indenture in order to evidence the Guarantors’ Guarantees under Article XIII of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the boards of directors of the Successor and the Guarantors; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Successor, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
THE SUCCESSOR AND THE GUARANTORS

The Successor and each Guarantor represents, warrants and agrees with the Trustee as follows:

SECTION 1.1. It is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation as set forth in the preamble hereto.

SECTION 1.2. The execution, delivery and performance by it of this Supplemental Indenture has been authorized and approved by all necessary corporate action on its part and this Supplemental Indenture is its valid and legally binding obligation, enforceable against it in accordance with its terms.

SECTION 1.3. The Merger will become effective in accordance with the laws of the State of Delaware when the certificate of merger, with respect to the Merger, is accepted by the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”). Notice of the Effective Time shall be promptly provided by the Successor to the Trustee.

SECTION 1.4. The Indenture, as supplemented by this Supplemental Indenture, shall remain in full force and effect in accordance with its terms immediately after the execution of this Supplemental Indenture.

ARTICLE TWO

ASSUMPTION AND AGREEMENTS

SECTION 2.1. As of the Effective Time, the Successor hereby assumes the due and punctual payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Securities, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture on the part of the Company to be performed or observed.

SECTION 2.2. Securities authenticated and delivered after the execution of this Supplemental Indenture may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Supplemental Indenture.

SECTION 2.3. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, with the same effect as if the Successor had been named as “the Company” therein.

ARTICLE THREE

GUARANTEES OF THE SECURITIES

SECTION 3.1. As of the Effective Time, the Guarantors named herein hereby agree, jointly and severally with all other Guarantors, to guarantee the Successor’s obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE FOUR

MISCELLANEOUS

SECTION 4.1. Effectiveness. This Supplemental Indenture shall be effective upon execution by the parties hereto.

SECTION 4.2. Recitals. The recitals contained herein shall be taken as the statements of the Successor and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this Supplemental Indenture.

SECTION 4.3. Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF

SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 4.4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 4.5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

UR MERGER SUB CORPORATION,
as the Successor

By:
Name:
Title:

UNITED RENTALS, INC., as a
Guarantor

By:
Name:
Title:

[ ], as a Guarantor

By:
Name:
Title:

[ ], as a Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee and Notes
Collateral Agent

By:
Name:
Title:

EXHIBIT F

FORM OF SECURITY AGREEMENT

dated as of  [            ], 2012

among

UNITED RENTALS, INC.,

[UR MERGER SUB CORPORATION]

and certain of their Subsidiaries,
as the Grantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

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SECTION 23.	Grant of License to Use Proprietary Rights	25

SECTION 24.	Limitation on the Collateral Agent’s and the Other Secured Parties’ Duty in Respect of Collateral	27

SECTION 25.	Miscellaneous	28

Annexes

Annex A		Definitions

Schedules

Schedule I		Pledged Equity and Pledged Debt

Schedule II	-	Jurisdictions of Organization

Schedule III	-	Patents, Trademarks and Copyrights

Exhibits

Exhibit A	-	Security Agreement Supplement

Exhibit B	-	Secured Party Security Agreement Supplement

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FORM OF SECURITY AGREEMENT

This Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of [                ], 2012 among UNITED RENTALS, INC., a Delaware corporation (“Holdings”), [UR MERGER SUB CORPORATION], a Delaware corporation (the “Company”), the other Persons listed on the signature pages hereof as a Grantor (together with Holdings, the Company and each Additional Grantor, the “Grantors”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture (in such capacity, together with any successor trustee, the “Note Trustee”), each Additional Second Lien Agent from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent pursuant to Section 21(f), the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, on March 9, 2012, UR Financing Escrow Corporation, a Delaware corporation (“Funding SPV”) and a wholly-owned unrestricted subsidiary of Holdings entered into the Indenture pursuant to which the 5.75% Senior Secured Notes due 2018 were issued;

WHEREAS, on [    ], 2012(1), (i) Funding SPV merged with and into the Company (with the Company as the surviving company), and the Company assumed all of the obligations of Funding SPV under the Indenture Documents on such date and (ii) Holdings and certain Subsidiaries of the Company became guarantors of the Indenture;

WHEREAS, pursuant to the Indenture, the Grantors are entering into this Agreement in order to grant to the Collateral Agent (for the ratable benefit of the Notes Secured Parties) a second priority security interest in the Collateral (as herein defined) to secure their respective Indenture Obligations;

WHEREAS, pursuant to the Indenture, the Grantors are permitted to incur Additional Second Lien Debt constituting Additional Second Lien Obligations pursuant to which holders of such Additional Second Lien Obligations (or a representative thereof) shall join this Agreement and the Grantors shall grant to the Collateral Agent (for the ratable benefit of such holders of such Additional Second Lien Obligations), a second priority security interest in the Collateral to secure their respective Additional Second Lien Obligations;

WHEREAS,  the relative rights, remedies and priorities of the Secured Parties and the First Lien Secured Parties in respect of the Collateral are governed by the Intercreditor Agreement, dated as of March 9, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Credit Agreement Agent, each Additional First Lien Agent (as defined therein) from time to time party thereto, the Note Trustee, the Collateral Agent, and any Additional Second Lien Agent from time to time party thereto;

(1)  Escrow Release Date to be inserted.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                Defined Terms.  All capitalized terms used but not otherwise defined herein have the meanings given to them in Schedule A hereto.  All other undefined terms contained in this Agreement, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction (the “UCC”) to the extent the same are used or defined therein.

SECTION 2.                                Grant of Lien.  (a)  As security for the due and prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) by each Grantor of all of the present and future Secured Obligations of such Grantor, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in and continuing lien on all of such Grantor’s right, title and interest in or to any and all of the following properties and assets of such Grantor and all powers and rights of such Grantor in all of the following (including the power to transfer rights in the following), whether now owned or existing or at any time hereafter acquired or arising, regardless of where located (collectively, the “Collateral”):

(i)                                     all Accounts;

(ii)                                  all Inventory, including all Rental Equipment;

(iii)                               all leases of Inventory, Equipment and other Goods (whether or not in the form of a lease agreement), including all Leases;

(iv)                              all documentation evidencing rights in any Inventory or Equipment, including all certificates, certificates of title, manufacturer’s statements of origin, and other collateral instruments;

(v)                                 all contract rights, including contract rights in respect of any Like-Kind Exchange;

(vi)                              all Chattel Paper;

(vii)                           all Documents;

(viii)                        all Instruments;

(ix)                                all Supporting Obligations and Letter-of-Credit Rights;

(x)                                   all General Intangibles (including Payment Intangibles and Software);

(xi)                                all Goods;

(xii)                             all Equipment;

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(xiii)                          all Investment Property, including the following (the “Security Collateral”):

(A)                              the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

(B)                                all additional shares of stock and other equity interests of or in any issuer of the Initial Pledged Equity or any successor entity from time to time acquired by such Grantor in any manner (such equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all subscription warrants, rights or options issued thereon or with respect thereto;

(C)                                the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt; and

(D)                               all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(xiv)                         all money, cash, cash equivalents, securities and other property of any kind of such Grantor held directly or indirectly by the Collateral Agent, any Second Lien Agent, the Credit Agreement Agent, any Lender (as defined in the Credit Agreement) or any of their Affiliates;

(xv)                            all of such Grantor’s Material Accounts, credits, and balances with and other claims against the Collateral Agent, any Second Lien Agent, the Credit Agreement Agent or any Lender or any of their Affiliates or any other financial institution with which such Grantor maintains deposits, including all Payment Accounts;

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(xvi)                         all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property; and

(xvii)                      all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing;

provided, however, the “Collateral” shall not include:

(a)                          any rights or interests of a Grantor in any contract if, under the terms of such contract or any Requirement of Law with respect thereto, the valid grant of a security interest or other Lien therein to the Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract has not been or is not otherwise obtained or under Requirements of Law such prohibition cannot be waived, provided that the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409) or any other applicable law or (ii) so as to limit, impair or otherwise affects the Collateral Agent’s unconditional continuing security interest in and Lien upon any rights or interests of Grantors in or to monies due or to become due under any such contract (including any Accounts);

(b)                         any of the outstanding voting equity or other voting ownership interests of a Foreign Entity in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Entity entitled to vote;

(c)                          any “intent-to-use” United States of America based trademark or service mark application until such time that a statement of use has been filed with the United States Patent and Trademark Office for such application, unless the grant of a security interest therein would not render such “intent-to-use” based trademark or service mark application invalid or subject to cancellation;

(d)                         any property that is subject to a lien securing purchase money or sale/leaseback Indebtedness permitted under the Indenture and Additional Second Lien Agreements (if any) pursuant to documents that prohibit such Grantor from granting any other Liens in such property, and such prohibition has not been or is not waived or the consent of the other party to such contract has not been or is not otherwise obtained or under Requirements of Law such prohibition cannot be waived, and only for so long as such Indebtedness remains outstanding;

(e)                          except to the extent specifically provided herein, (i) Accounts, Leases, contractual rights or any other assets (other than Inventory or Equipment) subject to any  Qualified Receivables Transaction or (ii) Accounts, Leases, contractual rights or any other assets subject to any Like-Kind Exchange;

(f)                            the equity interests, and any certificates or instruments in respect thereof, in United Rentals of Nova Scotia (No. 1), ULC and United Rentals of Nova Scotia (No. 2), ULC or any other unlimited liability company organized under the laws of Nova Scotia; and

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(g)                         the equity interests, and any certificates or instruments in respect thereof, in United Rentals Industrial Services, LLC and any other joint venture or non-wholly owned Subsidiary, the governing agreements of which prohibit the pledge or other granting of security over equity interests in such Subsidiary and such prohibition has not been or is not waived or the consent of the other party to such contract has not been or is not otherwise obtained or under Requirements of Law such prohibition cannot be waived.

All of the Secured Obligations of any Grantor shall be secured by all of the Collateral of such Grantor and any other property of such Grantor that secures any of the Secured Obligations (but in any event subject to the prior security interests granted to the First Lien Secured Parties as provided in the Intercreditor Agreement).

SECTION 3.                                Perfection and Protection of Security Interest.  (a) Except as explicitly set forth herein or in the Indenture and Additional Second Lien Agreements (if any) and subject to the Intercreditor Agreement, each Grantor shall, at its expense, perform all steps to perfect, maintain or protect the Collateral Agent’s Liens (subject in each case to the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement), including:  (i) executing and filing financing or continuation statements, and amendments thereof; (ii) causing certificates of title to be issued for all Titled Goods, the Collateral Agent’s Lien to be noted thereon in each case in accordance with the provisions of the Indenture and the other Second Lien Documents to which such Grantor is a party; (iii) executing, delivering and/or filing and recording in all appropriate offices of the Intellectual Property Security Agreement; (iv) delivering to the Applicable Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (v) when an Event of Default has occurred and is continuing, placing notations on such Grantor’s books of account to disclose the Collateral Agent’s Liens; (vi) taking such other steps necessary or desirable to maintain and protect the Collateral Agent’s Liens and (vii) in the case of the Security Collateral, (A) if any Pledged Debt shall be evidenced by a promissory note or other instrument with an individual amount in excess of $5,000,000, deliver and pledge to the Applicable Agent such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Applicable Agent and (B) deliver and pledge to the Applicable Agent (in the case of the Collateral Agent, for benefit of the Secured Parties) certificates representing Pledged Equity that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank.

(b)                         Subject to the Intercreditor Agreement, unless the Collateral Agent (with the written consent of the Authorized Second Lien Representatives) shall otherwise consent in writing (which consent may be revoked at any time and from time to time), each Grantor shall deliver to the Applicable Agent all the Collateral consisting of negotiable Documents, Chattel Paper and Instruments, in each case, with an individual value in excess of $5,000,000, and all certificated securities (accompanied by stock powers executed in blank), in each case promptly after such Grantor receives the same, but if an Event of Default has occurred and is continuing, each Grantor agrees to deliver to the Applicable Agent all such Collateral (regardless of value) upon the Applicable Agent’s request.

(c)                          Upon obtaining an interest therein (but in the case of clause (ii) below, within 90 days of the date hereof), unless waived by the Collateral Agent (with the written consent

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of the Authorized Second Lien Representatives) in writing (which waiver may be revoked at any time and from time to time), each Grantor, subject to the Intercreditor Agreement, shall obtain control or blocked account agreements, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by (i) each securities intermediary, and commodities intermediary issuing or holding any financial assets or commodities to or for such Grantor, and (ii) each depository bank at which such Grantor maintains a Material Account.

(d)                         If any Grantor is or becomes the beneficiary of a letter of credit with an individual face amount in excess of $5,000,000, such Grantor shall promptly notify the Collateral Agent thereof and, subject to the Intercreditor Agreement, unless otherwise consented by the Collateral Agent (with the written consent of the Authorized Second Lien Representatives), enter into a tri-party agreement with the Collateral Agent and the issuer and/or confirming bank with respect to Letter-of-Credit Rights, whereby such Grantor assigns such Letter-of-Credit Rights to the Collateral Agent and, after the Discharge of First Lien Obligations has occurred, directs all payments thereunder to the Payment Account, all in form and substance reasonably satisfactory to the Collateral Agent.

(e)                          Subject to the Intercreditor Agreement, each Grantor shall take all commercially reasonable steps necessary to grant the Collateral Agent control of all electronic chattel paper in accordance with the UCC or other applicable law and all “transferable records” as defined in the Uniform Electronic Transactions Act.

(f)                            Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any UCC or other applicable filing office any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of New York or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including where applicable whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor.  Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request.  Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any UCC or other applicable filing office any like initial financing statements or amendments thereto if filed prior to the date hereof.

(g)                         Each Grantor shall promptly notify the Collateral Agent of any commercial tort claim (as defined in the UCC) involving a claim for damages in excess of $5,000,000, initiated or acquired by it and unless otherwise consented by the Collateral Agent (with the written consent of the Authorized Second Lien Representatives), such Grantor shall enter into a supplement to this Agreement, granting to the Collateral Agent a Lien in such commercial tort claim.

(h)                         Until the Discharge of Secured Obligations has occurred, the Collateral Agent’s Liens shall continue in full force and effect in all the Collateral, provided that, subject to the Intercreditor Agreement, the Collateral Agent agrees to release its Lien in any Collateral that is

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sold or disposed of by a Grantor as permitted pursuant to the Second Lien Documents subject to the satisfaction of any conditions to release (if any) set forth in the Second Lien Documents, including the continuance of the Collateral Agent’s Lien in any proceeds of such released Collateral.

(i)                             Without limiting the prohibitions on mergers or other transactions involving any Grantor contained in the Indenture and the Additional Second Lien Agreements, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction or change its type of entity or jurisdiction of organization as identified in Schedule II of this Agreement (in the case of Grantors party to this Agreement on the date hereof) or Schedule I of the Security Agreement Supplement (in the case of Additional Grantors), unless (i) such Grantor shall have provided not less than thirty (30) days (or such shorter period as the First Lien Designated Agent (as defined in the Intercreditor Agreement) may agree) prior written notice to the Collateral Agent of such reincorporation or reorganization, (ii) such Grantor shall have executed and delivered to the Collateral Agent all documents, agreements and instruments reasonably requested by the Collateral Agent in order to maintain the validity, perfection, enforceability and priority of the Collateral Agent’s Lien in all of such Grantor’s Collateral, and (iii) such Grantor shall have authorized the Collateral Agent to file all such UCC financing statements and notices with the United States Patent and Trademark Office (or any similar office in any  other country or any political subdivision thereof) with respect to patents, trademarks and other intellectual property Collateral, and made such other filings or recordings as are necessary to maintain the validity, perfection, enforceability and priority of the Collateral Agent’s Lien in all such Grantor’s Collateral.

(j)                             Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed by the Collateral Agent without the prior written consent of the Collateral Agent and agrees that it will not do so without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(k)                          No Grantor shall enter into any contract or agreement that restricts or prohibits the grant of a security interest in Accounts, Chattel Paper, Leases, Instruments or Payment Intangibles or the proceeds of the foregoing to the Collateral Agent, except (x) for any joint venture agreement (solely with respect to restrictions on any such assets of the joint venture entity but in no event relating to any such assets of a Grantor) or (y) in the case of such a contract or agreement which evidences or secures Indebtedness permitted under the Indenture and Additional Second Lien Agreements (if any) to the extent that the collateral restricted or prohibited by such contract or agreement arises solely out of the acquisition, sale or other disposition of such collateral thereunder.

(l)                             Subject to the Intercreditor Agreement, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor shall, to the extent the issuer thereof is an Affiliate of the Grantor, or otherwise use its commercially reasonable efforts to, cause the issuer thereof either (i) to register the Applicable Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor, the Applicable Agent and, to the extent not the Applicable Agent, the Collateral Agent that such issuer will comply with instructions with respect to such security

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originated by the Applicable Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.

(m)                       Subject to the Intercreditor Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in substitution for or in addition to the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition thereof, any and all additional equity interests or securities required to be pledged pursuant to the Indenture and Additional Second Lien Agreements and deliver to the Applicable Agent  (in the case of the Collateral Agent, for the benefit of the Secured Parties) certificates or instruments representing any Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank.

SECTION 4.                                Location of Collateral.  Each Grantor represents that all of its Inventory (other than Inventory in transit) is, and covenants that all of its Inventory will be, located either (a) on premises owned or leased by such Grantor, (b) at a warehouse, or (c) in the case of Inventory subject to a Lease, on premises owned or leased by the lessee of such Inventory; provided that such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreements from any lessor and/or mortgagee of such premises to the extent the First Lien Designated Agent has entered into a Collateral Access Agreement or as otherwise reasonably requested by the Applicable Agent (but otherwise subject to the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement).

SECTION 5.                                Jurisdiction of Organization.  Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that as of the date hereof:  (a) Schedule II hereto identifies (i) such Grantor’s name as of the date hereof as it appears in official filings in the state or other jurisdiction of its incorporation or other organization, (ii) the type of entity of such Grantor (including corporation, partnership, limited partnership or limited liability company), (iii) the organizational identification number issued by such Grantor’s state, province or territory of incorporation or organization or a statement that no such number has been issued, and (iv) the jurisdiction in which such Grantor is incorporated or organized; and (b) such Grantor has only one state, province or territory of incorporation or organization.

SECTION 6.                                Title to, Liens on, and Sale and Use of Collateral.  Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties and agrees with the Collateral Agent and the other Secured Parties that: (a) such Grantor has rights in and the power to transfer all of the Collateral free and clear of all Liens whatsoever, except for Permitted Liens (including the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement); and (b) such Grantor will use, store, and maintain the Collateral with reasonable care and will use the Collateral for lawful purposes only.

SECTION 7.                                Access and Examination. Subject to the terms of the Intercreditor Agreement, the Collateral Agent may, without expense to the Collateral Agent, use such of each Grantor’s respective personnel, supplies, and Real Estate as may be reasonably necessary for maintaining or enforcing the Collateral Agent’s Liens.  Subject to the terms of the Indenture and Additional Second Lien Agreements (if any) and the Intercreditor Agreement, the

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Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s name or in the name of a nominee of the Collateral Agent, to verify the validity, amount or any other matter relating to the Accounts, Inventory, Leases, or other Collateral, by mail, telephone, or otherwise.

SECTION 8.                                Accounts.  (a) Subject to the Intercreditor Agreement, no Grantor shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account not subject to any Qualified Receivables Transactions unless upon such Grantor’s receipt of any such instrument (unless otherwise agreed by the Collateral Agent or if the value of such single instrument does not exceed $5,000,000) such Grantor promptly delivers such instrument to the Applicable Agent, endorsed by such Grantor to the Applicable Agent in a manner reasonably satisfactory in form and substance to the Applicable Agent.

SECTION 9.                                [Intentionally Omitted]

SECTION 10.                          Inventory; Perpetual Inventory.  Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties and agrees with the Collateral Agent and the other Secured Parties that all of the material Inventory owned by such Grantor is and will be held for sale or lease in the ordinary course of such Grantor’s business, and is and will be fit (ordinary wear and tear and casualty events excepted) for such purposes.  Each Grantor will keep its material Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business and casualty events. No Grantor will, without the prior written consent of the Collateral Agent, acquire or accept any Inventory on consignment or approval.  No Grantor will, without the Collateral Agent’s written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.

SECTION 11.                          Documents, Instruments and Letter-of-Credit Rights.  Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties and agrees with the Collateral Agent and the other Secured Parties that (a) all Documents, Instruments and Letter-of-Credit Rights describing, evidencing, or constituting the Collateral, in each case, with an individual value or face value in excess of $5,000,000, and all signatures and endorsements of any Grantor or Affiliate thereon, are and will be complete, valid, and genuine, (b) all goods constituting Collateral evidenced by such Documents, Instruments and Letter-of-Credit Rights are and will be owned by such Grantor, free and clear of all Liens other than Permitted Liens (including the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement) and (c) in the case of the Pledged Equity, subject to the Intercreditor Agreement, all certificates or instruments representing or evidencing the Pledged Equity shall be delivered to and held by or on behalf of the Applicable Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Applicable Agent.

SECTION 12.                          Leases and Other Chattel Paper.  (a) Each Grantor hereby represents and warrants to the Collateral Agent and the other Secured Parties and agrees with the Collateral Agent and the other Secured Parties, with respect to such Grantor’s Leases,

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that (except, in each case, as it would not be reasonably expected to have a Material Adverse Effect):  (i) each Lease represents a bona fide lease and delivery of goods by such Grantor in the ordinary course of such Grantor’s business; (ii) all amounts described as being payable by a lessee in any existing Lease are for a liquidated amount payable by such lessee thereon on the terms set forth in such Lease, without any offset, deduction, defense, or counterclaim except in the ordinary course of business; (iii) each copy of a Lease delivered to the Collateral Agent by such Grantor will be a genuine copy of the original of such Lease; and (iv) (except in the case of Progress Billings) all goods described in any Lease that has been delivered to the Collateral Agent shall be or will have been delivered to and accepted by the lessee thereunder (subject to the terms of such Lease).

(b)                         Subject to the Intercreditor Agreement, no Grantor shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Lease unless upon such Grantor’s receipt of any such instrument unless otherwise agreed by the Collateral Agent or if such single instrument has a face value that does not exceed $5,000,000, such Grantor promptly delivers such instrument to the Applicable Agent, endorsed by such Grantor to the Applicable Agent in a manner reasonably satisfactory in form and substance to the Applicable Agent.

(c)                          Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that all Goods that are covered by such Leases and Chattel Paper are owned by such Grantor, free and clear of all Liens other than Permitted Liens (including the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement).

SECTION 13.                          Right to Cure.  Subject to the Intercreditor Agreement, the Collateral Agent may, in its reasonable discretion, and shall, at the direction of the Authorized Second Lien Representatives, at no expense to the Collateral Agent, pay any amount or do any act required of any Grantor hereunder or under any other Second Lien Document in order to preserve, protect, maintain or enforce the Secured Obligations, the Collateral or the Collateral Agent’s Liens therein, and which any Grantor fails to pay or do following notice by the Collateral Agent to Grantors (unless an Event of Default has occurred or is continuing, or unless Collateral Agent has reason to believe exigent circumstances may exist, in which events, no such notice shall be required), including payment of any judgment against any Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral.  Any payment made or other action taken by the Collateral Agent under this Section 13 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

SECTION 14.                          Power of Attorney.  Each Grantor hereby appoints the Collateral Agent and the Collateral Agent’s designee as such Grantor’s attorney, with power exercisable upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement:  (a) to endorse such Grantor’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Collateral Agent’s or any of the other Secured Parties’ possession; (b) to sign such Grantor’s name on any invoice, bill of lading, warehouse receipt or other negotiable or non-negotiable Document constituting the Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment,

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financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c)  to notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Collateral Agent and to receive, open and dispose of all mail addressed to such Grantor; (d) to send requests for verification of Accounts and Leases (other than Accounts and Leases subject to any Qualified Receivables Transactions) to Account Debtors and lessees; (e)  to complete in such Grantor’s name or the Collateral Agent’s name, any order, sale, lease or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (f)  to clear Inventory through customs in such Grantor’s name, the Collateral Agent’s name or the name of the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Grantor’s name for such purpose; (g) to the extent that such Grantor’s authorization given in Section 3(f) of this Agreement is not sufficient, to file such financing statements with respect to this Agreement; and (h) to do all things necessary to carry out the Indenture, the Additional Second Lien Agreements (if any), this Agreement and the other Second Lien Documents.  Each Grantor ratifies and approves all acts of such attorney.  This power, being coupled with an interest, is irrevocable until the Discharge of Secured Obligations has occurred.

SECTION 15.                          The Collateral Agent’s and the Other Secured Parties’ Rights, Duties and Liabilities.  (a)  As between the Grantors and the Secured Parties, each Grantor assumes all responsibility and liability arising from or relating to the use, sale, lease, license or other disposition of the Collateral.  None of the Secured Obligations shall be affected by any failure of the Collateral Agent or any of the other Secured Parties to take any steps to perfect the Collateral Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of the Secured Obligations.  Subject to the Intercreditor Agreement, following the occurrence and during the continuation of an Event of Default, the Collateral Agent may (but shall not be required to), and at the direction of the Applicable Authorized Second Lien Representative shall, without notice to or consent from any Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of Grantors for the Secured Obligations, or any other agreement now or hereafter existing between any of the Secured Parties and any Grantor.

(b)                         It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, such Grantor shall remain liable under each Lease and each of its other contracts, agreements and licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Neither the Collateral Agent nor any of the other Secured Parties shall have any obligation or liability under any Lease, contract, agreement or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Collateral Agent or any of the other Secured Parties of any payment relating to any Lease, contract, agreement or license pursuant hereto.  Neither the Collateral Agent nor any of the other Secured Parties shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Lease, contract, agreement or license, or to

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make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Lease, contract, agreement or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c)                          Subject to the Intercreditor Agreement, with respect to Accounts and Leases, in each case not subject to any Qualified Receivables Transactions or Like-Kind Exchange, the Collateral Agent may, at any time after an Event of Default shall have occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to any Grantor, notify Account Debtors, parties to Leases and other Persons obligated on the Collateral that the Collateral Agent has a security interest therein, and that payments shall be made directly to the Collateral Agent, for the benefit of the Secured Parties.  Subject to the Intercreditor Agreement, upon the request of the Collateral Agent (at the direction of the Applicable Authorized Second Lien Representative), each Grantor shall so notify Account Debtors and other Persons obligated on such Collateral.  Once any such notice has been given to any Account Debtor or other Person obligated on such Collateral and while any Event of Default exists and is continuing, no Grantor shall give any contrary instructions to such Account Debtor or other Person without the Collateral Agent’s prior written consent (at the direction of the Applicable Authorized Second Lien Representative).

SECTION 16.                          Patent, Trademark and Copyright Collateral.  (a)  Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that (i) as of the date hereof, such Grantor does not have any interest in, or title to, any material issued or applied-for patents, registered or applied-for trademarks or registered or applied-for copyrights except as set forth in Schedule III hereto, and (ii) this Agreement, together with the filing of the financing statements referred to in Section 3(f) of this Agreement, the recording of the U.S. Intellectual Property Security Agreement with the United States Patent and Trademark Office or any similar office in any other country or any political subdivision thereof and subsequent filings for any hereafter acquired, issued or applied-for patents, registered or applied-for trademarks or issued or applied-for copyrights, are effective to create valid, perfected, second priority (subject to the prior security interests granted to the First Lien Secured Parties as provided in the Intercreditor Agreement and subject to Permitted Liens) and continuing Liens in favor of the Collateral Agent on such material patents, trademarks and copyrights and such perfected Liens are enforceable as such as against any and all creditors of such Grantor.

(b)                         Each Grantor shall notify the Collateral Agent promptly if it knows that any application or registration relating to any material patent, trademark or copyright (now or hereafter existing) owned or licensed by such Grantor will become abandoned or dedicated, or of any material and adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any similar office in any other country or any political subdivision thereof, or any court) regarding such Grantor’s ownership of any material patent, trademark or copyright, its right to register the same, or to keep and maintain the same.

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(c)                          If, before the Discharge of Secured Obligations, any Grantor shall obtain ownership of any additional issued or applied-for patent, registered or applied-for trademark or issued or applied-for copyright (except to the extent any application for a trademark is excluded from the definition of “Collateral” under subclause (c) of Section 2 of this Agreement), with respect to goods sold in such Grantor’s business, the Collateral Agent shall have a Lien in, and the provisions of Section 2 shall automatically apply to, such issued or applied-for patent, registered or applied-for trademark or issued or applied-for copyright, and also to any composite marks or other marks of such Grantor which are confusingly similar to such mark, and such Grantor shall give to the Collateral Agent prompt written notice of such ownership within thirty (30) days of the end of each sixth month period or more frequently upon the request of the Collateral Agent, if an Event of Default has occurred and is continuing) in which such Grantor obtains ownership of such patent, trademark, or copyright.  This Section 16(c) shall not apply to trademarks which are owned by others and licensed to any Grantor.

(d)                         Each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedule III to include any additional issued or applied-for patents, registered or applied-for copyrights or registered or applied-for trademarks (other than any “intent-to-use” United States of America based trademark or service mark application, until such time that a statement of use has been filed with the United States Patent and Trademark Office for such application) owned by such Grantor and omitted from Schedule III, and to have this Agreement, as amended, or any other document evidencing the security interest granted therein, recorded in the U.S. Patent and Trademark Office (or any similar office in any other country or any political subdivision thereof) at the expense of such Grantor.  The Collateral Agent shall provide notice to the Grantors of any amendment or modification to be effected pursuant to this Section.

(e)                          Upon written request of the Collateral Agent, each Grantor shall execute and deliver any and all security agreements and other notices of the Collateral Agent’s Liens as the Collateral Agent may reasonably request to evidence the Collateral Agent’s Lien on such patent, trademark or copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(f)                            Each Grantor shall take all actions reasonably necessary or reasonably requested by the Collateral Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the patents, trademarks and copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless such Grantor shall determine that such patent, trademark or copyright is not material to the conduct of its business.

(g)                         In the event that any Grantor has knowledge that any of the material patent, trademark or copyright Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall notify the Collateral Agent promptly after such Grantor learns thereof.  Each Grantor shall, unless it shall reasonably determine that such patent, trademark or copyright Collateral is not material to the conduct of its business or operations, promptly take commercially reasonable actions including such actions as the Collateral Agent shall reasonably request under the circumstances to protect such patent, trademark or copyright Collateral.

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SECTION 17.                          Voting Rights; Dividends; Etc.

(a)                                  So long as no Event of Default shall have occurred and be continuing, each Grantor (i) shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof and (ii) shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Second Lien Documents and subject to the requirement contained herein to deliver and pledge to the Applicable Agent any such dividends or distributions payable in the form of stock.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, all rights of each Grantor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 17(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (ii) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 17(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Applicable Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

SECTION 18.                          Indemnification.  In any suit, proceeding or action brought by the Collateral Agent or any of the other Secured Parties relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Grantor jointly and severally agrees to save, indemnify and keep the Collateral Agent and the other Secured Parties harmless from and against all expense (including reasonable and documented attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by any Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from any Grantor, except in the case of the Collateral Agent or any of the other Secured Parties, to the extent such expense, loss, or damage is attributable to the gross negligence, bad faith or willful misconduct of the Collateral Agent or such other Secured Party.  All such obligations of Grantors shall be and remain enforceable against and only against Grantors and shall not be enforceable against the Collateral Agent or any of the other Secured Parties.

SECTION 19.                          Limitation on Liens on Collateral.  No Grantor will create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens (including the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement), and will defend the right, title and interest of the Collateral Agent and the other Secured Parties in and to any of such Grantor’s rights under the Collateral against the claims and demands (other than Permitted Liens (including the prior security interest granted to the First Lien Secured Parties as provided in the Intercreditor Agreement)) of all Persons whomsoever.

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SECTION 20.                          Additional Second Lien Obligations Arrangements

(a)                                  Subject to the provisions of Section 22, (i) the Collateral Agent shall not follow any instructions with respect to the Collateral from any Non-Controlling Authorized Second Lien Representative (or any other Secured Party other than the Applicable Authorized Second Lien Representative) and (ii) no Non-Controlling Authorized Second Lien Representative or other Secured Party (other than the Applicable Authorized Second Lien Representative) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Second Lien Representative and in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to the Collateral.  Notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Authorized Second Lien Representatives may file a proof of claim or statement of interest with respect to the Indenture Obligations and the Additional Second Lien Obligations; (ii) the Authorized Second Lien Representatives may take any action to preserve or protect the validity and enforceability of the Liens securing the Indenture Obligations and the Additional Second Lien Obligations, provided that no such action is, or could reasonably be expected to be, (A) adverse to the holders of the other Secured Obligations or the rights of the Applicable Authorized Second Lien Representatives to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of the Security Documents; (iii) the Authorized Second Lien Representatives may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Indenture Obligations and the Additional Second Lien Obligations, in each case, to the extent not inconsistent with the terms of the Security Documents; and (iv) the Authorized Second Lien Representatives may exercise any rights and remedies as unsecured creditors to the extent not inconsistent with the terms of the Security Documents.

(b)                                 Notwithstanding the equal priority of the Liens securing the Indenture Obligations and the Additional Second Lien Obligations, with respect to the Indenture Obligations and the Additional Second Lien Obligations the Collateral Agent (acting on the instructions of the Applicable Authorized Second Lien Representative) may deal with the Collateral as if such Applicable Authorized Second Lien Representative had a senior Lien on the Collateral.  No Non-Controlling Authorized Second Lien Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, Applicable Authorized Second Lien Representative or Controlling Secured Party or any other exercise by the Collateral Agent, Applicable Authorized Second Lien Representative or Controlling Secured Party of any rights and remedies relating to the Collateral, or to cause the Collateral Agent to do so.

(c)                                  Each of the Authorized Second Lien Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Secured Parties (other than funds deposited for the redemption, discharge or defeasance of the Indenture Obligations or the

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Additional Second Lien Obligations, as applicable) other than pursuant to the relevant Security Documents, and by executing this Agreement (or a Secured Party Security Agreement Supplement), each Authorized Second Lien Representative and the Secured Parties for which such Authorized Second Lien Representative is acting hereunder agree to be bound by the provisions of this Agreement and the other Security Documents applicable to it.

(d)                                 Each of the Secured Parties agrees that it will not contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral, or any of the provisions of the Secured Party Security Agreement Supplement or this Agreement; provided that nothing in the Security Documents shall be construed to prevent or impair the rights of any of the Collateral Agent or any Authorized Second Lien Representative to enforce the Security Documents.

(e)                                  Each Non-Controlling Secured Party acknowledges and agrees that, subject to the provisions of Section 22, the Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Collateral as provided herein without regard to any rights to which such Non-Controlling Secured Party would otherwise be entitled as a result of their secured obligations.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Second Lien Representative or any other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Second Lien Representative of any Indenture Obligations, Additional Second Lien Obligations or any other Secured Party arising out of (i) any actions which the Collateral Agent, any Authorized Second Lien Representative or any Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Indenture Obligations and the Additional Second Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement or document related thereto or to the collection of the Indenture Obligations and the Additional Second Lien Obligations or the valuation, use, protection or release of any security for the Indenture Obligations and the Additional Second Lien Obligations, (ii) any election by any Applicable Authorized Second Lien Representative or any of Secured Parties, in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the U.S. Bankruptcy Code or (iii) any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the U.S. Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Borrower or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Collateral in full or partial satisfaction of any Indenture Obligations or Additional Second Lien Obligations pursuant to Section 9-620 of the UCC of any jurisdiction, without the consent of each Authorized Second Lien Representative.

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(f)            None of the Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral.  In addition, none of the Secured Parties may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.  If any Secured Party obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of the Indenture Obligations and the Additional Second Lien Obligations, then it must hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the applicable Security Documents.

(g)           Subject to Section 22, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Collateral securing the Secured Obligations, the Liens securing all such Secured Obligations shall be of equal priority; and the obligations in respect of the Secured Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted by the applicable Second Lien Documents

(h)           Notwithstanding the foregoing, it is the intention of the Secured Parties of each series of Secured Obligations that such Secured Parties (and not the Secured Parties of any other series of Secured Obligations) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Secured Obligations of such series are unenforceable under applicable law or are subordinated to any other obligations (other than another series of Secured Obligations), (y) any of the Secured Obligations of such series do not have an enforceable security interest in any of the Collateral securing any other series of Secured Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another series of Secured  Obligations) on a basis ranking prior to the security interest of such series of Secured  Obligations but junior to the security interest of any other series of Secured Obligations (any such condition referred to in the foregoing clauses (x), (y) or (z) with respect to any series of Secured Obligations, an “Impairment” of such series).  In the event of any Impairment with respect to any series of Secured Obligations, the results of such Impairment shall be borne solely by the holders of such series of Secured Obligations, and the rights of the holders of such series of Secured Obligations (including, without limitation, the right to receive distributions in respect of such series of Secured Obligations pursuant to terms of this Agreement) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the series of such Secured Obligations subject to such Impairment.  Additionally, in the event the Secured Obligations of any series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the U.S. Bankruptcy Code), any reference to such Secured Obligations or the Second Lien Documents governing such Secured Obligations shall refer to such obligations or such documents as so modified. Notwithstanding anything to the contrary in this clause (h), the parties hereto agree that in the event of any Impairment with respect to any series of Secured Obligations, the Authorized Second Lien Representative of any other series of Secured Obligations not subject to such Impairment, the Collateral Agent and the Grantors shall, upon the reasonable request of the Authorized Second Lien Representative of such series of Secured Obligations subject to such Impairment, use their commercially reasonable efforts to execute and deliver, or cause to be executed and delivered,

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such further documents and instruments and do and cause to be done such further acts are reasonably necessary to remedy such Impairment to the extent such Impairment can be remedied and does result in an Impairment of any other series of Secured Obligations.  In the event that such Impairment cannot be remedied, upon the exercise of remedies with respect to the Collateral that is the subject of such Impairment, the parties hereto agree to negotiate in good faith to modify the provisions relating to the application of proceeds set forth in Section 22(d) so that the existence of such Impairment does not result in a material loss to the holders of the series of Secured Obligations subject to such Impairment; provided that a series of Secured Obligations shall not be required to agree to any modification that would result in the overall recovery of all series of Secured Obligations being less than all series of Secured Obligations would be expected to receive had such Impairment not existed.

(i)            Notwithstanding the above provisions of this Section 20, the rights of the Collateral Agent and each other Secured Party shall, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), be subject to the provisions of the Intercreditor Agreement.

SECTION 21.         The Collateral Agent.

(a)           Appointment and Authority.  Each of the Secured Parties (other than the Collateral Agent) hereby irrevocably appoints Wells Fargo Bank, National Association (and Wells Fargo Bank, National Association hereby accepts such appointment) to act on its behalf as the Collateral Agent hereunder and under each of the Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers reasonably incidental thereto, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding the foregoing, beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.  The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.  In this connection, the Collateral Agent and any co-Collateral Agents, sub-Collateral Agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 21(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Second Lien Representative, shall be entitled to the benefits of all provisions of this Section 21 and Section 14 of the Indenture and the equivalent provision of any Additional Second Lien Documents (as though such co-Collateral

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Agents, sub-Collateral Agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto.

(b)           Rights as a Secured Party.  The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party under any series of Secured Obligations that it holds as any other Secured Party of such series and may exercise the same as though it were not the Collateral Agent and the term “Secured Party” or “Secured Parties” or (as applicable) “Notes Secured Party”, “Notes Secured Parties”, “Additional Secured Party” or “Additional Secured Parties”, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.

(c)           Exculpatory Provisions.  (I) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Security Documents.  Without limiting the generality of the foregoing, the Collateral Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Second Lien Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Security Document or applicable law;

(iii)  shall not, except as expressly set forth herein and in the other Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv)  shall not be liable for any action taken or not taken by it (w) with the consent or at the request of the Applicable Authorized Second Lien Representative, (x) in the absence of its own negligent misconduct, its own negligent failure to act or its own willful misconduct, (y) in reliance on a written opinion from legal counsel acceptable to the Collateral Agent or (z) in reliance on a certificate of an authorized officer of the Company stating that such action is not prohibited by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Second Lien Representative of such Secured Obligations or the Company. The Collateral Agent shall have no obligation

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whatsoever either prior to or after receiving such a notice which is believed by the Collateral Agent to be genuine and to have been signed or sent by the proper Person to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely, and shall be fully protected in so relying, on any such notice so furnished to it; and

(v)   shall not be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Security Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (y) the value or the sufficiency of any Collateral for any series of Secured Obligations, or (z) the satisfaction of any condition set forth in any Second Lien Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

(I)      In addition to the above, the Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Collateral Agent hereby disclaims any representation or warranty to the present and future Secured Parties concerning the perfection of the Liens to be granted hereunder or in the value of any of the Collateral.

(II)    Each Secured Party acknowledges that, in addition to acting as the initial Collateral Agent, Wells Fargo Bank, National Association also serves as Note Trustee under the Indenture, and each Secured Party hereby waives any right to make any objection or claim against Wells Fargo Bank, National Association (or any successor Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Collateral Agent also serving as the Note Trustee to the extent the Collateral Agent acts in accordance with this Agreement.

(d)           Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Collateral Agent may

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consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           Delegation of Duties.  The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Security Document by or through any one or more sub-Collateral Agents appointed by the Collateral Agent.  The Collateral Agent and any such sub-Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, agents, employees or affiliates.  The exculpatory provisions of this Section 21 shall apply to any such sub-Collateral Agent and to the officers, directors, agents, employees and affiliates of the Collateral Agent and any such sub-Collateral Agent.

(f)            Resignation of Collateral Agent.  (i)  Subject to clause (vii) below, the Collateral Agent may resign its appointment under this Agreement at any time by giving written notice to the Authorized Second Lien Representatives and the Company.

(ii)   A successor Collateral Agent shall be selected (x) by the retiring Collateral Agent nominating one of its Affiliates, following consultation with the Authorized Second Lien Representatives and, so long as no Event of Default has occurred and is continuing, the Company, as successor Collateral Agent in its notice of resignation, (y) if the retiring Collateral Agent makes no such nomination, by the Applicable Authorized Second Lien Representative and, so long as no Event of Default has occurred and is continuing, the Company or (z) if a Collateral Agent is not appointed pursuant to sub clause (x) or (y) above within 30 days after the giving of such notice of resignation, the Collateral Agent may (at the expense of the Grantors), at its option, petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which must be a bank or trust company that has a combined capital and surplus of at least $50,000,000.

(iii)  The appointment of the Collateral Agent may be terminated at any time by the Applicable Authorized Second Lien Representative on at least 30 days prior written notice being given to the Collateral Agent and a successor Collateral Agent appointed by the Applicable Authorized Second Lien Representative and, so long as no Event of Default has occurred and is continuing, the Company.

(iv)  If (x) the Collateral Agent shall cease to be a bank or trust company that has a combined capital and surplus of at least $50,000,000 and shall fail to resign after written request therefor by the Company, or (y) the Collateral Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Collateral Agent or of its property shall be appointed or any public officer shall take charge or control of the Collateral Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, and, so long as no Event of Default has occurred and is continuing, the appointment of the Collateral Agent may be terminated at any time by the Company on at least 30 days prior written notice being given to the Collateral Agent  and a successor Collateral

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Agent appointed by the Applicable Authorized Second Lien Representative and, so long as no Event of Default has occurred and is continuing, the Company.

(v)   The resignation or termination of the retiring Collateral Agent and the appointment of the successor Collateral Agent will become effective only upon the successor Collateral Agent accepting its appointment as Collateral Agent, and upon the execution of all documents necessary to substitute the successor as holder of the security comprised in the Security Documents, if any, at which time, (i) the successor Collateral Agent will become bound by all the obligations of the Collateral Agent and become entitled to all the rights, privileges, powers, authorities and discretions of the Collateral Agent under this Agreement, (ii) the agency of the retiring Collateral Agent will terminate (but without prejudice to any liabilities which the retiring Collateral Agent may have incurred prior to the termination of its agency) and (iii) the retiring Collateral Agent will be discharged from any further liability or obligation under or in connection with this Agreement or the other Security Documents.

(vi)  The retiring Collateral Agent will cooperate with the successor Collateral Agent in order to ensure that its functions are transferred to the successor Collateral Agent without disruption to the service provided to the Second Lien Agents, the Secured Parties and the Company and will promptly make available to the successor Collateral Agent the documents and records which have been maintained in connection with this Agreement and the other Security Documents in order that the successor Collateral Agent is able to discharge its functions.

(vii) The Collateral Agent may resign its appointment upon appointment of a successor Collateral Agent and such successor Collateral Agent having accepted the role of the Collateral Agent under this Agreement. Any such new appointment and all powers to be granted to the Collateral Agent will be granted pursuant to an accession agreement satisfactory to the Company and the Applicable Authorized Second Lien Representative.

(viii)    The provisions of this Agreement will continue in effect for the benefit of any retiring Collateral Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

(g)           Certain Actions.   The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court

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appointed receiver.  The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Notwithstanding anything to the contrary contained in this Agreement, or any Security Document, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any such remedy or to inspect or conduct any studies of any property or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as the result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from a Person, in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking to be sufficient.  In the event there is any bona fide, good faith disagreement between the other parties to the Second Lien Documents or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of the Second Lien Documents or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

(h)           Non-Reliance on Collateral Agent and Other Secured Parties.  Each Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Second Lien Representative or any other Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents.  Each Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Second Lien Representative or any other Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Second Lien Document or any related agreement or any document furnished hereunder or thereunder.

(i)            Collateral and Guaranty Matters.  Each of the Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Collateral Agent under any Security Document, or any Grantor from its obligations under the Security Documents, in each case in accordance with Section 25(g).

SECTION 22. Remedies; Rights Upon Event of Default; Application of Proceeds.  (a) (i) If any Event of Default shall have occurred and be continuing, the Collateral Agent shall act, subject to the provisions of Sections 20 and

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21, in relation to the Collateral in accordance with the instructions of the Applicable Authorized Second Lien Representative.

(ii)   The Collateral Agent shall disregard any instructions from any other Person to exercise any right or remedy hereunder with respect to the Collateral if those instructions are inconsistent with this Agreement.

(iii)  Any Person entitled to instruct the Collateral Agent to exercise any right or remedy hereunder with respect to the Collateral may give or refrain from giving instructions to the Collateral Agent to exercise or refrain from exercising the Collateral as it sees fit in accordance with the other provisions of this Agreement.

(iv)  The Collateral Agent shall inform each other Second Lien Agent on receiving any instructions under this Section 22 to exercise remedies with respect to the Collateral.

(b)           (i) In addition to all other rights and remedies granted to it under this Agreement, the Second Lien Documents and under any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations or pursuant to any other applicable law, if any Event of Default shall have occurred and be continuing the Collateral Agent may exercise all rights and remedies of a secured party under the UCC.  Without limiting the generality of the foregoing, each Grantor expressly agrees that, if any Event of Default shall have occurred and be continuing, the Collateral Agent without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of such Grantor where any Collateral is located through self help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on the Collateral Agent’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent or any of the other Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.  The Collateral Agent shall have the right to conduct such sales on premises of any Grantor or elsewhere and shall have the right to use any Grantor’s premises without charge for such time or times as the Collateral Agent deems necessary or advisable.

(ii)   Each Grantor further agrees, at the Collateral Agent’s request following the occurrence and during the continuance of an Event of Default to assemble the Collateral and make it available to the Collateral Agent at a place or

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places designated by the Collateral Agent which are reasonably convenient to the Collateral Agent and such Grantor, whether at such Grantor’s premises or elsewhere.  Until the Collateral Agent is able to effect a sale, lease, or other disposition of the Collateral, the Collateral Agent shall have the right to hold or use the Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent.  The Collateral Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to the Collateral while the Collateral is in the possession of the Collateral Agent.  The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.  To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any of the other Secured Parties arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction.  Each Grantor agrees that ten (10) days prior notice by the Collateral Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  Each Grantor shall remain liable, jointly and severally with the other Grantors, for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees or other expenses (to the extent provided for herein or in the Second Lien Documents) incurred by the Collateral Agent or any of the other Secured Parties to collect such deficiency.

(iii)  Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(iv)  To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent, (a) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare the Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to the Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on the Collateral or to remove Liens on or any adverse claims against the Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on the Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same

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business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of the Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of the Collateral, (l) to dispose of Leases, Inventory and related Collateral in one or more portfolio sales or in individual sale transactions, or (m) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 21(b)(iv) is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 21(b)(iv).  Without limitation upon the foregoing, nothing contained in this Section 21(b)(iv) shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 21(b)(iv).

(c)           Notwithstanding the above provisions of this Section 22, the rights of the Collateral Agent and each other Secured Party shall, prior to the Discharge of First Lien Obligations, be subject to the provisions of the Intercreditor Agreement.

(d)           The proceeds of any collection, sale, disposition or other realization of Collateral upon the enforcement of the security for the Secured Obligations (including for these purposes distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy case of any Grantor), including any Collateral consisting of cash, shall, subject to the Intercreditor Agreement, be applied as follows:

FIRST, to the payment of all costs and reasonable expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement or any other Second Lien Document and all other Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) owed to the Collateral Agent in its capacity as such, including all and the reasonable and documented out-of-pocket court costs, fees and documented expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Second Lien Document on behalf of any Grantor and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Second Lien Document;

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SECOND, to the payment to the Second Lien Agents on a pro rata basis until in full of all Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) owed to the Second Lien Agents in their capacities as such;

THIRD, to each Authorized Second Lien Representative on a pro rata basis (based on the Secured Obligations (other than Certain Insolvency Obligations (as defined below)) for which each such Authorized Second Lien Representative is the Second Lien Agent) until the payment in full of all of the Indenture Obligations and Additional Second Lien Obligations (in each case, other than Certain Insolvency Obligations (as defined below)), the amounts so distributed to be applied by the applicable Authorized Second Lien Representative among the Notes Secured Parties in accordance with the Indenture and among the Additional Secured Parties in accordance with the applicable Additional Loan Documents, as applicable;

FOURTH, to each Authorized Second Lien Representative on a pro rata basis until the payment in full of all interest or entitlement to fees or expenses or other charges that accrue on the Indenture Obligations and Additional Second Lien Obligations after the commencement of any Insolvency or Liquidation Proceeding (“Certain Insolvency Obligations”); and

FIFTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

SECTION 23.                          Grant of License to Use Proprietary Rights.  Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 22 hereof (including, without limiting the terms of Section 22 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral), effective solely upon the occurrence and during the continuance of an Event of Default and, subject to the Intercreditor Agreement, exercisable at such time as the Collateral Agent shall be otherwise lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Proprietary Rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

SECTION 24.                          Limitation on the Collateral Agent’s and the Other Secured Parties’ Duty in Respect of Collateral.  The Collateral Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Collateral Agent nor any of the other Secured Parties shall have any other duty as to any Collateral in its possession or control or in the possession or control of the Collateral Agent or nominee of the Collateral Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

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SECTION 25.                          Miscellaneous.  (a)  Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)                                 Notices.  All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it (a) if to any Grantor, addressed to it in care of the Company at Five Greenwich Office Park, Greenwich, Connecticut 06830, (b) if to the Note Trustee, to Wells Fargo Bank, National Association, at 45 Broadway, 14th Floor, New York, New York 10006, (d) if to the Collateral Agent, to Wells Fargo Bank, National Association, at 45 Broadway, 14th Floor, New York, New York 10006, and (e) if to the Additional Agent (if any) at its address specified in the Secured Party Security Agreement Supplement (in all cases above, or such other address as such Person may designate from time to time by notice to the other parties hereto).  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture and the Additional Second Lien Agreements (if any).

(c)                                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d)                                         No Waiver; Cumulative Remedies; Amendments, Additional Grantors and Additional Second Lien Obligation Arrangements, etc.

(i)             Neither the Collateral Agent nor any of the other Secured Parties shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Collateral Agent and then only to the extent therein set forth.  A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Collateral Agent or any of the other Secured Parties, any right,

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power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

(ii)          Except as otherwise expressly specified herein or in the Intercreditor Agreement, none of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by each Authorized Second Lien Representative (with the consent of the requisite number of holders of the applicable Second Lien Obligations specified in the relevant Second Lien Document), the Collateral Agent and Grantors.

(iii)       Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Second Lien Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Second Lien Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement. At the time an Additional Grantor executes and delivers a Security Agreement Supplement, such Additional Grantor shall execute and deliver to the Collateral Agent an intellectual property security agreement substantially in the form of the Intellectual Property Security Agreement executed and delivered by Grantors party to this Agreement on the date hereof.

(iv)      Upon the execution and delivery, or authentication, by any Person of a secured party security agreement supplement in substantially the form of Exhibit B hereto (each a “Secured Party Security Agreement Supplement”), (a) such Person shall be referred to as an “Additional Second Lien Agent” and shall be and become a Secured Party hereunder, (b) each reference in this Agreement to “Secured Parties” shall also mean and be a reference to the Additional Secured Parties represented by such Additional Second Lien Agent, (c) each reference in this Agreement of a grant of a security interest in a Grantor’s Collateral to a Secured Party shall also mean a grant of a security interest to the Additional Secured Parties represented by such Additional Second Lien Agent, (d) in the case of a Secured Party Security Agreement Supplement delivered by an Additional Second Lien Agent, each reference to an Authorized Second Lien Representative shall be a reference to the Authorized Second Lien Representatives and/or the Additional Second Lien Agent, (e) in the case of a Secured Party Security Agreement Supplement delivered by an Additional Second Lien Agent, each reference to Second Lien Agents shall be a reference to the Authorized Second Lien Representatives, the Note Trustee and the Additional Second Lien Agent; and (f) Sections 20, 21 and 22(a) may be amended and restated if deemed prudent in the reasonable discretion of the Collateral Agent and the Authorized Second Lien Representatives, acting unanimously (subject to, for the avoidance of

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doubt, the Grantors’ rights under Section 25(d)(ii)).  Among other things the Secured Party Security Agreement Supplement shall for the avoidance of doubt, appoint the Collateral Agent as the Additional Secured Parties’ collateral agent pursuant to terms of this Agreement.  The execution and delivery of any such Secured Party Security Agreement Supplement shall not require the consent of any other party to this Agreement; provided that the Indebtedness secured by such Secured Party Security Agreement Supplement is otherwise permitted by all applicable Second Lien Documents and the Intercreditor Agreement as certified to the Collateral Agent by the Company in an Officers’ Certificate.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Secured Party or Additional Second Lien Agent to this Agreement.  The Company shall deliver fully executed copies of the Secured Party Security Agreement Supplements to each Second Lien Agent and the Collateral Agent.

(e)                                  Limitation by Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(f)                                            Enforcement Expenses; Indemnification.

(i)                                     Each Grantor agrees to pay or reimburse each Secured Party, including the Applicable Authorized Second Lien Representative, for all its reasonable costs and expenses incurred in collecting against such Grantor under the guarantee contained in or related to the relevant Second Lien Document or otherwise enforcing or preserving any rights under this Agreement and the other Second Lien Documents to which such Grantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Secured Party, including the Applicable Authorized Second Lien Representative, in each case subject to and in accordance with the relevant Second Lien Document.

(ii)                                  Each Grantor agrees to indemnify, defend and save and hold harmless the Collateral Agent and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay promptly after demand therefor, any and all claims, damages (excluding any special, punitive, indirect or consequential damages), losses, liabilities and out-of-pocket expenses (including, without limitation, expenses and reasonable fees of external counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

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(iii)                               Each Grantor will, promptly after demand therefor, pay to the Collateral Agent the amount of any and all reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented out-of-pocket fees and expenses for counsel and of any experts and agents, that they may incur in connection with (i) the negotiation and administration of this Agreement (including, without limitation, reasonable and documented out-of-pocket fees and expenses for counsel), or (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, or (iii) the exercise or enforcement of any of the rights of the Collateral Agent, the Second Lien Agents or the other Secured Parties hereunder.

(iv)                              Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(v)                                 The agreements in this clause (f) shall survive the Discharge of Secured Obligations.

(g)                                         Termination of this Agreement; Releases.

(i)             Subject to Section 25(a) hereof, this Agreement shall terminate upon the Discharge of the Secured Obligations.

(ii)          Prior to the Discharge of First Lien Obligations, to the extent provided in Section 5.1 of the Intercreditor Agreement, Liens on certain Collateral created under this Agreement may automatically terminate and be released and all rights of the Collateral Agent, the Second Lien Agents and the Secured Parties to such Collateral shall automatically be terminated and discharged, in each case without further actions by a Person.  Upon any such termination, the Second Lien Agents and the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination; provided that the Company shall deliver to the Collateral Agent a written notice for release, together with an Officers’ Certificate stating that such release is in compliance with the Intercreditor Agreement.

(iii)       If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction otherwise permitted by all applicable Second Lien Documents, to any Person other than the Company or any other Grantors, then the Liens created hereby on such Collateral shall automatically terminate and be released without further actions by any Person.  In connection therewith, the Collateral Agent, at the request and sole expense of such Grantor, and upon receipt from such Grantor of an Officers’ Certificate describing the Collateral, the conditions of such termination and release and compliance with the applicable Second Lien Documents, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence such termination and release.  A

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Grantor shall be automatically released from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction otherwise permitted by all applicable Second Lien Documents as certified to the Collateral Agent in an Officers’ Certificate and the Liens on the applicable Collateral pledged by such Grantor hereunder shall be automatically released, in each case without any further actions by any Person; provided that the Company shall deliver to the Collateral Agent a written notice for release identifying the relevant Grantor, together with an Officers’ Certificate stating that such transaction is in compliance with the Second Lien Documents; provided further that no such release shall occur to the extent such Person is not released as a guarantor under the Second Lien Documents in accordance with the terms thereof.

(iv)      Subject to Section 25(a) hereof, to the extent provided in the Indenture (other than a release governed by clause (ii) or (iii) above), the Lien on all Collateral created under this Agreement that secures the Secured Obligations with respect to the Indenture Obligations shall automatically terminate and be released and all rights of the Note Trustee and the Notes Secured Parties to the Collateral shall automatically revert to the applicable Grantor, in each case without further actions by any Person.  Upon any such termination, the Note Trustee and the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination; provided that the Company shall deliver to the Collateral Agent a written notice for release, together with an Officers’ Certificate stating that such transaction is in compliance with the Indenture Documents.

(v)         Subject to Section 25(a) hereof, to the extent provided in an Additional Second Lien Agreement (other than a release governed by clause (ii) or (iii) above), the Lien on all Collateral created under this Agreement that secures the Secured Obligations with respect to the Additional Second Lien Obligations under such Additional Second Lien Agreement and the related Additional Second Lien Documents shall automatically terminate and be released and all rights of the applicable Second Lien Agent and applicable Additional Secured Parties to the Collateral shall automatically revert to the applicable Grantor, in each case without further actions by an Person.  Upon any such termination, the applicable Second Lien Agent and the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination; provided that the Company shall deliver to the Collateral Agent a written notice for release, together with an Officers’ Certificate stating that such transaction is in compliance with the applicable Additional Second Lien Documents.

(vi)      Any execution and delivery of documents pursuant to this clause (g) shall be without recourse to or warranty by the Collateral Agent and other Second Lien Agents.

(h)                                 Successors and Assigns.  This Agreement and all obligations of each Grantor hereunder shall be binding upon and inure to the benefit of the successors and assigns of

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such Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights, remedies and obligations of the Collateral Agent hereunder, inure to the benefit of and be binding upon the Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and assigns.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder.  Except as expressly permitted by the terms of the Indenture and the Additional Second Lien Agreements (if any), no Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Agreement.

(i)                                     Counterparts.  This Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement.  This Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Collateral Agent, electronic means, all of which shall be equally valid.

(j)                                     Governing Law.

(i)             THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, FURTHER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(ii)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE GRANTORS, THE SECOND LIEN AGENTS AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE GRANTORS, THE SECOND LIEN AGENTS AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING:  (x) THE SECOND LIEN AGENTS AND THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY GRANTOR OR ANY PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION ANY SECOND LIEN AGENT OR THE COLLATERAL AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE

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COLLATERAL OR OTHER SECURITY FOR THE SECURED OBLIGATIONS AND (y) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(iii)       SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT.  EACH GRANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE COMPANY AT ITS ADDRESS SET FORTH OPPOSITE ITS NAME ON ITS SIGNATURE PAGE OR TO SUCH OTHER ADDRESS AS THE COMPANY MAY DESIGNATE FOR ITSELF BY NOTICE TO THE COLLATERAL AGENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

(k)                                  Waiver of Jury Trial.  THE GRANTORS, THE SECOND LIEN AGENTS AND THE COLLATERAL AGENT EACH IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY SECOND LIEN AGENT OR COLLATERAL AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE GRANTORS, THE SECOND LIEN AGENTS AND THE COLLATERAL AGENT EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(l)                                     Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(m)                               No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto

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and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)                                 Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 25(j) and Section 25(k), with its counsel.

(o)                                 Benefit of the Secured Parties.  All Liens granted or contemplated hereby shall be for the benefit of the Secured Parties and, subject to the Intercreditor Agreement, all proceeds or payments realized from the Collateral in accordance herewith shall be applied to the Secured Obligations in accordance with Section 22(d) hereof and, to the extent of distributions pursuant thereto in respect the various Secured Obligations, in accordance with the terms of the applicable Second Lien Documents.

(p)                                 INTERCREDITOR AGREEMENT.  REFERENCE IS HEREBY MADE TO THE INTERCREDITOR AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE LIENS AND SECURITY INTERESTS GRANTED PURSUANT TO THIS AGREEMENT ARE EXPRESSLY SUBJECT AND SUBORDINATE TO THE LIENS AND SECURITY INTERESTS GRANTED PURSUANT TO THE FIRST LIEN COLLATERAL DOCUMENTS (AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT) AND (II) THE EXERCISE OF ANY RIGHT OR REMEDY HEREUNDER IS SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.  THE COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF EACH OF THE SECOND LIEN AGENTS AND OTHER SECURED PARTIES, HEREBY AGREES THAT ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, NO GRANTOR SHALL BE REQUIRED TO ACT OR REFRAIN FROM ACTING IN A MANNER THAT IS INCONSISTENT WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT.  WITHOUT LIMITATION OF THE FOREGOING AND IN ANY EVENT, NO GRANTOR SHALL BE REQUIRED TO TAKE ANY ACTION HEREUNDER IF TAKING SUCH ACTION (X) WOULD BE INCONSISTENT WITH THE TERMS OF THE INTERCREDITOR AGREEMENT OR (Y) WOULD IMPAIR THE ABILITY OF ANY FIRST LIEN AGENT OR OTHER FIRST LIEN SECURED PARTY TO PERFECT OR ENFORCE ITS INTEREST IN ANY COLLATERAL OR TO OBTAIN POSSESSION OR CONTROL (WITHIN THE MEANING OF THE UCC) OF ANY COLLATERAL IN ORDER TO ASSURE THE PRIORITY OF THE LIEN THEREIN OF SUCH FIRST LIEN AGENT OR OTHER FIRST LIEN SECURED PARTY AS AGAINST ANY OTHER PERSON.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:

Address for notices:	UNITED RENTALS, INC.

By:
Name:
Title:

Address for notices:	[UR MERGER SUB CORPORATION]

By:
Name:
Title:

Address for notices:	[OTHER GRANTORS TO BE INSERTED]

By:
Name:
Title:

Address for notices:	NOTE TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Note Trustee

By:
Name:
Title:

Address for notices:	COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

ANNEX A

to

SECURITY AGREEMENT

DEFINITIONS

All capitalized terms used but not otherwise defined in this Agreement shall have the following respective meanings:

“Accounts” shall mean, with respect to each Grantor, all of such Grantor’s now owned or hereafter acquired or arising accounts, as defined in the UCC, and Leases, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, all Progress Billings, and all rentals, lease payments and other monies due and to become due under any Lease.

“Account Debtor” shall mean each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangible (including a payment intangible).

“Additional Grantor” shall have the meaning set forth in Section 25(d).

“Additional Second Lien Agent” shall mean any agent, trustee or representative of the holders of Additional Second Lien Obligations who (a) is appointed as the Second Lien Agent (for purposes related to the administration of the security documents related thereto) pursuant to a credit agreement or other agreement governing such Additional Second Lien Obligations, together with its successors in such capacity, (b) has become a party to this Agreement pursuant to Section 25(d) and (c) to the extent the Intercreditor Agreement is in existence at such time, has become a party to the Intercreditor Agreement pursuant to Section 8.22 thereof.

“Additional Second Lien Agreement” shall mean any Credit Facility evidencing or governing Second Lien Debt (other than any Indenture Document), in each case in respect of which an Additional Second Lien Agent has become a party to this Agreement pursuant to Section 25(d) and, to the extent the Intercreditor Agreement is in existence at such time, has become a party to the Intercreditor Agreement pursuant to Section 8.22 thereof.

“Additional Second Lien Collateral Documents” shall mean any agreement, document or instrument pursuant to which a Lien is granted by a Grantor to secure any Additional Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Additional Second Lien Documents” shall mean (a) each Additional Second Lien Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Additional Second Lien Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Second Lien Document

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described in clause (a) above; provided, however, for the avoidance of doubt, none of the Indenture Documents shall constitute Additional Second Lien Documents.

“Additional Second Lien Debt” shall mean Indebtedness incurred under Section 10.08(b)(i) of the Indenture that is to be equally and ratably secured with any other Second Lien Obligation; provided that (a) such Indebtedness has been designated by the Company in an Officers’ Certificate delivered to the Second Lien Agents as “Second Lien Debt” for the purposes of this Agreement which certificate shall include a certification by an officer of the Company that such Additional Second Lien Obligations are Additional Second Lien Obligations permitted to be so incurred in accordance with each of the First Lien Documents and each of the Second Lien Documents, (b) any agent, trustee or representative of the holders of the Second Lien Obligations related to such Second Lien Debt shall have become a party to this Agreement pursuant to Section 25(d) and (c) to the extent the Intercreditor Agreement is in existence at such time, any agent, trustee or representative of the holders of the Second Lien Obligations related to such Second Lien Debt has become a party to the Intercreditor Agreement pursuant to Section 8.22 thereof.

“Additional Second Lien Obligations” shall mean (a) any Obligations with respect to any Additional Second Lien Agreement, (b) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional Second Lien Agreement and (c) all Hedging Obligations, cash management obligations and similar bank product obligations between any Grantor, on the one hand, and any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into (or any affiliate of any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are designated by the Company in accordance with the applicable Additional Second Lien Documents to be secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith; provided, however, for the avoidance of doubt, none of the Indenture Obligations or First Lien Obligations shall constitute Additional Second Lien Obligations.

“Additional Secured Parties” shall mean any Additional Second Lien Agent, the lenders and letter of credit issuer(s) party to any Additional Second Lien Agreement and any other Person holding any Additional Second Lien Obligation or to whom any Additional Second Lien Obligation is at any time owing.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, twenty-five percent (25%) or more of the outstanding equity interests of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

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“Agreement” shall have the meaning set forth in the recitals.

“Applicable Agent” shall mean (i) prior to the Discharge of First Lien Obligations, the First Lien Designated Agent (as defined in the Intercreditor Agreement) and (ii) from and after the Discharge of First Lien Obligations, the Collateral Agent.

“Applicable Authorized Second Lien Representative” shall mean (i) initially the Largest Second Lien Holder at such time, (ii) thereafter, subject to clause (ii) below, upon the occurrence of a Larger Second Lien Holder Event, the Authorized Second Lien Representative in respect of the Second Lien Obligations with the then largest principal amount outstanding, and (ii) from and after the Non-Controlling Authorized Second Lien Representative Enforcement Date, the Major Non-Controlling Authorized Second Lien Representative.

“Authorized Second Lien Representative” shall mean (i) in the case of any Indenture Obligations or the Notes Secured Parties, the Note Trustee and (ii) in the case of any Additional Second Lien Obligations, the applicable Additional Second Lien Agent.

“Chattel Paper” shall mean all of each Grantor’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in Section 2(a).

“Collateral Access Agreements” shall mean any landlord waiver, mortgagee waiver, bailee letter, or any similar acknowledgment or agreement of any warehouseman or processor that owns or is in possession of property where Rental Equipment or Merchandise and Consumables Inventory is stored or located, in each case in a form reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral Agent’s Liens” shall mean the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Second Lien Collateral Documents.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Controlling Secured Parties” shall mean as between the Notes Secured Parties and the Additional Secured Parties, the Secured Parties whose Authorized Second Lien Representative is the Applicable Authorized Second Lien Representative.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 14, 2011, and as amended as of December 29, 2011, among the Company and certain of its Subsidiaries, as Borrowers, Holdings and certain of its Subsidiaries, as

3

guarantors, United Rentals of Canada, Inc., as Canadian Borrower, United Rentals Financing Limited Partnership, as specified loan borrower, Bank of America, N.A., as agent, U.S. swingline lender and U.S. letter of credit issuer, Bank of America, N.A. (acting through its Canada branch), as Canadian swingline lender and Canadian letter of credit issuer, Wells Fargo Capital Finance, LLC, as syndication agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and the lenders party thereto, together with the related documents (including any term loans and revolving loans thereunder, any guarantees and any security documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement, indenture or other instrument (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether to the same obligor or different obligors and whether for the same or a different amount (including an increased amount) or on the same or different terms, conditions, covenants and other provisions.

“Credit Agreement Agent” shall mean Bank of America, N.A., as agent under the Credit Agreement, together with its successors and assigns in such capacity (or, in the case of a refinancing or replacement in full of the Credit Agreement, the Person serving at such time as the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under the Credit Agreement, together with its successors and assigns in such capacity); provided, that if the Credit Agreement is refinanced or replaced in full by two or more Credit Agreements, the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders under each of the Credit Agreements shall select one Person from amongst themselves to serve as Credit Agreement Agent.

“Credit Facility” shall mean one or more debt facilities or agreements (including the Credit Agreement and the Indenture), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as initial purchasers of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender

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or holder of Indebtedness or group of lenders or holders of Indebtedness and whether the same obligor or different obligors.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debtor Relief Laws” shall mean any bankruptcy, insolvency or debtor relief law, including, without limitation, the U.S. Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Discharge of First Lien Obligations” has the meaning set forth in the Intercreditor Agreement.

“Discharge of Secured Obligations” shall mean the Discharge of Second Lien Obligations (as defined in the Intercreditor Agreement).

“Documents” shall mean all “documents” as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Grantor.

“Domestic Restricted Subsidiary” shall mean any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary of the Company other than a Foreign Subsidiary.

“Equipment” shall mean all of each Grantor’s now owned or hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, service and delivery vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by any Grantor, and all of each Grantor’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“Event of Default” shall mean an “Event of Default” under and as defined in any Second Lien Document.

“Existing Securitization Facility” shall have the meaning set forth in the Credit Agreement as in effect on the date hereof.

“First Lien Agents” shall have the meaning set forth in the Intercreditor Agreement.

“First Lien Documents” shall have the meaning set forth in the Intercreditor Agreement.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“First Lien Secured Parties” shall have the meaning set forth in the Intercreditor Agreement.

“Foreign Entity” shall mean, with respect to the Grantors, any corporation, partnership, limited liability company or other business entity (x) which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia, and (y) of which securities or other ownership interests representing more than 50% of the equity, more than 50% of the ordinary voting power, more than 50% of the general partnership interests or more than 50% of the limited liability company membership interest are, at the time of any determination is being made, owned directly or indirectly in the aggregate by all such Grantors.

“Foreign Subsidiary” shall mean any Subsidiary of the Company not created or organized under the laws of the United States or any state thereof or the District of Columbia.

“Fuel Hedging Agreement” shall mean any forward contract, swap, option, hedge or other similar financial agreement designed to protect against fluctuations in fuel prices.

“Funding SPV” shall have the meaning set forth in the recitals.

“General Intangibles” shall mean all of each Grantor’s now owned or hereafter acquired “general intangibles” as defined in the UCC, choses in action and causes of action and all other intangible personal property of each Grantor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, Tax refund claims, any funds which may become due to any Grantor in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to any Grantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of

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insurance covering the lives of key employees on which any Grantor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Goods” shall mean all “goods” as defined in the UCC, now owned or hereafter acquired by any Grantor, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, and manufactured homes.

“Governmental Authority” shall mean any nation or government, any state, provincial, territorial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Agreement or Fuel Hedging Agreement.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement.

“Impairment” shall have the meaning set forth in Section 20(h).

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Indenture as in effect on the date hereof.

“Indenture” shall mean the Indenture dated as of March 9, 2012, under which  5.75% Senior Secured Notes due 2018 were issued, among Funding SPV, Wells Fargo Bank, National Association, as Note Trustee and Notes Collateral Agent and the other parties thereto from time to time, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Indenture Documents” shall mean (a) the Indenture, the Notes, the guarantees thereof, the Notes Collateral Documents and each of the other agreements, documents or instruments evidencing or governing any Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

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“Indenture Obligations” shall mean all Obligations in respect of the Notes or arising under the Indenture Documents or any of them. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding (including all amounts accruing on or after the commencement of an Insolvency or Liquidation Proceeding, or that would have accrued or become due but for the effect of an Insolvency or Liquidation Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding).

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Instruments” shall mean all instruments as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor.

“Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreement dated as of the date hereof among the Grantors for the benefit of the Secured Parties.

“Initial Pledged Debt” shall mean the indebtedness set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I to this Agreement and issued by the obligors named therein.

“Initial Pledged Equity” shall mean the shares of stock or other equity interests owned by each Grantor set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I to this Agreement and issued by the Persons named therein.

“Intercreditor Agreement” shall have the meaning set forth in the recitals.

“Interest Rate Protection Agreement” shall mean, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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“Inventory” shall mean all of each Grantor’s now owned or hereafter acquired Rental Equipment, Merchandise and Consumables Inventory and other inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Grantor’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” shall mean all of each Grantor’s now owned or hereafter acquired “investment property” as defined in the UCC, and includes all right title and interest of each Grantor in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“Issuers” shall mean the collective reference to each issuer of any Investment Property.

“Larger Second Lien Holder Event” shall mean as of any date of determination, the date when the applicable Second Lien Obligations held by the Largest Second Lien Holder, as the case may be, on such date ceases to represent the largest principal amount outstanding of any then outstanding Second Lien Obligations represented by any Authorized Second Lien Representative.

“Largest Second Lien Holder” shall mean initially, the Note Trustee, and from time to time thereafter, the Authorized Second Lien Representative in respect of the Second Lien Obligations representing the largest principal amount outstanding of any then outstanding Second Lien Obligations represented by any Authorized Second Lien Representative, as certified by the Borrower to the Collateral Agent in an Officers’ Certificate.

“Leases” shall mean the written agreements between a Grantor and an Account Debtor entered into in the ordinary course of business of such Grantor for rental or lease of Rental Equipment by such Grantor to such Account Debtor, including all schedules and supplements thereto.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Grantor, including rights to payment or performance under a letter of credit, whether or not a Grantor, as beneficiary, has demanded or is entitled to demand payment or performance.

“Lien” shall mean: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause

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(a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, lease or other title exception or encumbrance affecting property.

“Like-Kind Exchange” shall mean, if gain or loss would not be recognized under Section 1031 of the Code, any exchange of property (“Relinquished Property”) for like property (“Replacement Property”) for use in the business of the Company and its Domestic Subsidiaries; provided that (a) the disposition of the Relinquished Property is permitted under the terms of the Credit Agreement as in effect on the Issue Date, (b) the transaction is entered into in connection with the acquisition of Rental Equipment in the normal course of business, (c) the applicable “exchange agreement” reflects arm’s-length terms with a Qualified Intermediary who is not an Affiliate of Holdings and otherwise contains customary terms consistent with past practices and (d) all Net Proceeds (as defined in the Credit Agreement as in effect on the Issue Date) thereof are deposited in one or more Like-Kind Exchange Accounts.

“Like-Kind Exchange Account” shall mean any account established jointly with a Qualified Intermediary pursuant to and solely for the purposes of facilitating any Like-Kind Exchange, the amounts on deposit in which shall be limited to proceeds realized from the disposition of Relinquished Property in connection with a Like-Kind Exchange.

“Major Non-Controlling Authorized Second Lien Representative” shall mean, following a Non-Controlling Authorized Second Lien Representative Enforcement Date, the Authorized Second Lien Representative in respect of the Second Lien Obligations with the then second largest principal amount outstanding.

“Material Account” shall mean any bank account or securities account of any Grantor, including in any case any account into which proceeds from any Qualified Receivables Transaction (including, but not limited to, the Existing Securitization Facility) are deposited, but excluding (a) any “Controlled Account” under and as defined in the documents evidencing the Existing Securitization Facility as in effect as of the June 9, 2008, (b) any Like-Kind Exchange Account, (c) any account which is exclusively used for disbursement purposes (including payroll accounts) and (d) other accounts to the extent the aggregate amount of funds on deposit therein does not exceed $2,500,000.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company and the other Grantors (taken as a whole) to perform their obligations under any Second Lien Document to which any of the Grantors is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Grantor of any Second Lien Document to which it is a party.

“Merchandise and Consumables Inventory” shall mean Inventory owned by a Grantor, other than Rental Equipment held for sale or rental, including, without limitation, parts for Rental Equipment, parts to be sold, parts to be installed on Rental Equipment (which parts are not then incorporated or installed in or on, or affixed or appurtenant to, any such Rental Equipment), and Inventory for the contractors supply business of the Grantors.

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“Multi-employer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Company or any ERISA Affiliate.

“Non-Controlling Authorized Second Lien Representative” shall mean at any time, any Authorized Second Lien Representative that is not the Applicable Authorized Second Lien Representative at such time.

“Non-Controlling Authorized Second Lien Representative Enforcement Date” shall mean, the date that is 90 days (throughout which 90-day period the Major Non-Controlling Authorized Second Lien Representative was not the Applicable Authorized Second Lien Representative) after the occurrence of (a) an “Event of Default” under and as defined in the terms of the relevant Indebtedness and (b) the Collateral Agent’s and each other Authorized Second Lien Representative’s receipt of written notice from such Major Non-Controlling Authorized Second Lien Representative certifying that (i) such Authorized Second Lien Representative is the Major Non-Controlling Authorized Second Lien Representative and that an “Event of Default”, with respect to such Indebtedness, has occurred and is continuing and (ii) that such Indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of such Indebtedness; provided that the Non-Controlling Authorized Second Lien Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable Authorized Second Lien Representative has directed the Collateral Agent to commence and is pursuing any enforcement action with respect to such Collateral with reasonable diligence in light of the then existing circumstances or (2) at any time a Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” shall mean the Secured Parties which are not Controlling Secured Parties.

“Notes” shall mean (a) the 5.75% Senior Secured Notes due 2018 issued by Funding SPV under the Indenture, (b) any additional notes issued under the Indenture by the Company; provided that, in respect of any additional notes, the Company has delivered an Officers’ Certificate to the First Lien Agents (if any) and Second Lien Agents certifying that the Indebtedness in respect of such additional notes is permitted to be so incurred in accordance with any First Lien Documents and each of the Second Lien Documents and (c) any notes issued by the Company in exchange for, and as contemplated by, any of the foregoing notes and the related registration rights agreement with substantially identical terms as such notes being exchanged.

“Notes Agent” shall mean, collectively, the Note Trustee and the Collateral Agent.

“Notes Collateral Documents” shall mean this Agreement, the Intellectual Property Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by a Grantor to secure any Indenture Obligations or under which rights

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or remedies with respect to any such Lien are governed, as the same may be amended, supplemented or otherwise modified from time to time.

“Notes Secured Parties” shall mean the Persons holding Indenture Obligations, including the Notes Agent.

“Note Trustee” shall have the meaning set forth in the first paragraph of this Agreement.

“Obligations” shall mean, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officers’ Certificate” shall mean a certificate signed by two of the following officers or other representatives of the Company: the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.

“Payment Account” shall mean each bank account to which the proceeds of Collateral are deposited or credited, and which is maintained in the name of the Collateral Agent, on terms acceptable to the Collateral Agent.

“Pension Plan” shall mean a pension plan or an employee benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multi-employer Plan, or any other applicable laws, which a Grantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” shall mean and include all Liens that constitute “Permitted Liens” within the meaning of the Indenture as in effect on the date hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean any employee benefit plan (including such plans as defined in Section 3(3) of ERISA) which a Grantor sponsors or maintains or to which a Grantor or a Subsidiary of a Grantor makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledged Debt” shall have the meaning set forth in Section 2(a).

“Pledged Equity” shall have the meaning set forth in Section 2(a).

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“Progress Billing” shall mean any invoice for goods sold or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon any Grantor’s or any Subsidiary of a Grantor’s completion of any further performance under the contract or agreement; provided that in no event will any invoice for rent under a Lease be considered a Progress Billing.

“Proprietary Rights” shall mean all of each Grantor’s now owned or hereafter arising or acquired licenses, franchises, permits, designs, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, designs, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Qualified Intermediary” shall mean any Person acting in its capacity as a qualified intermediary to facilitate any Like-Kind Exchange or operate and/or own a Like-Kind Exchange Account.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by any Grantor and/or any Subsidiary of a Grantor pursuant to which such Grantor and/or Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (as defined in the Credit Agreement as in effect on the Issue Date) (in the case of a transfer by any Grantor or any Subsidiary of a Grantor) or (b) any other Person (in the case of a transfer by a Receivables Entity (as defined in the Credit Agreement as in effect on the Issue Date)), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of any Grantor or any Subsidiary of a Grantor, and any assets related thereto (other than any Inventory or Equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, Leases, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing. For the avoidance of doubt, the transactions contemplated by the Existing Securitization Facility as of the Issue Date, and any extensions, increases, replacement or refinancing thereof, with the same or different parties, on substantially similar terms, constitute Qualified Receivables Transactions.

“Real Estate” shall mean all of each Grantor’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Grantor’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Rental Equipment” shall mean tangible personal property which is offered for sale or rent (or offered for sale as used equipment) by a Grantor in the ordinary course of its business or used in the business of the Grantors and their Subsidiaries and included in fixed assets in the consolidated accounts of Holdings, including Inventory that Holdings currently

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describes as “rental equipment” in such consolidated accounts, but excluding any Merchandise and Consumables Inventory.

“Requirement of Law” shall mean, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Restricted Subsidiary” shall mean any “Restricted Subsidiary” of the Company under, and as defined in, the Indenture.

“Second Lien Agents” shall mean, collectively, the Notes Agent and each Additional Second Lien Agent.

“Second Lien Collateral Documents” shall mean, collectively, the Notes Collateral Documents and the Additional Second Lien Collateral Documents.

“Second Lien Documents” shall mean, collectively the Indenture Documents and the Additional Second Lien Documents.

“Second Lien Obligations” shall mean, collectively, the Indenture Obligations and the Additional Second Lien Obligations.

“Secured Obligations” shall mean the Second Lien Obligations.

“Secured Parties” shall mean, collectively, the Notes Secured Parties and the Additional Secured Parties.

“Secured Party Security Agreement Supplement” shall have the meaning set forth in Section 25(d).

“Security Collateral” shall have the meaning set forth in Section 2(a).

“Security Documents” shall mean the security agreements, collateral assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to the Indenture, the Additional Second Lien Agreements (if any), the other Second Lien Documents or any of the foregoing (including, without limitation, financing statements under the UCC of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Secured Parties or notice of such pledge, assignment or grant is given.

“Security Interest” shall have the meaning set forth in Section 2(a).

“Software” shall mean all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Grantor, other than software embedded in any category of

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Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Subsidiary” of a Person shall mean any corporation, association, partnership, limited liability company, unlimited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings.

“Titled Goods” shall mean vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“UCC” shall have the meaning set forth in Section 1.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

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SCHEDULE I
to
AGREEMENT

PLEDGED EQUITY AND PLEDGED DEBT

PART I

Issued and Outstanding Stock

Issuer	Certificate No.	No. of Shares	Grantor	Issued	Outstanding

Partnership Interests

Name of Company	Interest

1

Other Equity Interests

PART II

Pledged Debt

2

SCHEDULE II
to
AGREEMENT

JURISDICTIONS OF ORGANIZATION

Grantor	State/Province of Organization	Type of Entity	Organizational I.D.

1

SCHEDULE III
to
AGREEMENT

PATENTS, TRADEMARKS AND COPYRIGHTS

Trademark	App Number	Reg Number	Status	Country	File Date	Reg Date	Next Renew Date	Class	Owner

1

Exhibit A to the
Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

To:    Wells Fargo Bank, National Association, as Collateral Agent

Ladies and Gentlemen:

Reference is made to (i) the Indenture, dated as of March 9, 2012 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Indenture”), among United Rentals, Inc., a Delaware corporation (“Holdings”), UR Merger Sub Corporation, a Delaware corporation (the “Company”), [                  ] and Wells Fargo Bank, National Association, as Note Trustee and Collateral Agent and (ii) the Security Agreement dated as of [                  ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Collateral Agent for the benefit of the Secured Parties.  Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

SECTION 1.  Grant of Lien.  (a)  As security for the due and prompt payment and performance when due (whether at the stated maturity, or on any earlier date of a required prepayment by reason of acceleration, demand or otherwise) by the undersigned of all of its present and future Secured Obligations whether now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Secured Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, the undersigned hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in and continuing lien on all of the undersigned’s right, title and interest in or to any and all of the following properties and assets of the undersigned and all powers and rights of the undersigned in all of the following (including the power to transfer rights in the following), whether now owned or existing or at any time hereafter acquired or arising, regardless of where located (collectively, the “Collateral”):

(i)            all Accounts;

(ii)           all Inventory, including all Rental Equipment;

(iii)          all leases of Inventory, Equipment and other Goods (whether or not in the form of a lease agreement), including all Leases;

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(iv)          all documentation evidencing rights in any Inventory or Equipment, including all certificates, certificates of title, manufacturer’s statements of origin, and other collateral instruments;

(v)           all contract rights, including contract rights in respect of any Like-Kind Exchange;

(vi)          all Chattel Paper;

(vii)         all Documents;

(viii)        all Instruments;

(ix)           all Supporting Obligations and Letter-of-Credit Rights;

(x)            all General Intangibles (including Payment Intangibles and Software);

(xi)           all Goods;

(xii)          all Equipment;

(xiii)         all Investment Property, including the Security Collateral of the undersigned

(xiv)        all money, cash, cash equivalents, securities and other property of any kind of the undersigned held directly or indirectly by the Collateral Agent, any Second Lien Agent, the Credit Agreement Agent, any Lender (as defined in the Credit Agreement) or any of their Affiliates;

(xv)         all of the undersigned’s Material Accounts, credits, and balances with and other claims against the Collateral Agent, any Second Lien Agent, the Credit Agreement Agent or any Lender or any of their Affiliates or any other financial institution with which the undersigned maintains deposits, including all Payment Accounts;

(xvi)        all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property; and

(xvii)       all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing;

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provided, however, the “Collateral” shall not include any asset or rights or interests of the undersigned as described in the proviso to Section 2(a) of the Security Agreement.

All of the Secured Obligations of the undersigned shall be secured by all of the Collateral of the undersigned and any other property of the undersigned that secures any of the Secured Obligations.

SECTION 2.  Representations and Warranties.  (a)  The undersigned represents and warrants to the Collateral Agent and the other Secured Parties that as of the date hereof:  (i) Schedule I hereto identifies (A) the undersigned name as of the date hereof as it appears in official filings in the state or other jurisdiction of its incorporation or other organization, (B) the type of entity of the undersigned (including corporation, partnership, limited partnership or limited liability company), (C) the organizational identification number issued by the undersigned’s state, province or territory of incorporation or organization or a statement that no such number has been issued, and (D) the jurisdiction in which the undersigned is incorporated or organized; and (ii) the undersigned has only one state, province or territory of incorporation or organization.

(b)           The undersigned hereby makes each other representation and warranty set forth in the Security Agreement with respect to itself and the Collateral owned by it.  The undersigned hereby represents and warrants to the Collateral Agent and the other Secured Parties that the attached Schedule II contains all information with respect to itself and the Collateral owned by it that is required to be set forth in Schedule II to the Security Agreement  with respect to the Grantors and their Collateral and Schedule III contains all information with respect to itself and the Security Collateral owned by it that is required to be set forth in Schedule I to the Security Agreement  with respect to the Grantors and their Security Collateral.

(c)           The undersigned hereby makes each representation and warranty set forth in the Second Lien Documents that is made with respect to any Grantor.

SECTION 3.  Obligations Under the Security Agreement .  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement  to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement  to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement  to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 4.  Governing Law.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

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Very truly yours,

[NAME OF ADDITIONAL GRANTOR]
By
Title:

Address for notices:

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SCHEDULE I
to
AGREEMENT

JURISDICTIONS OF ORGANIZATION

State/Province of
Grantor	Organization	Type of Entity	Organizational I.D.

5

SCHEDULE II
to
AGREEMENT

PATENTS, TRADEMARKS AND COPYRIGHTS

Trademarks:

			Application or		Registration
Grantor	Country	Trademark	Registration No.	Filing Date	Date

Patents:

			Application	Filing	Issue
Grantor	Country	Title	or Patent No.	Date	Date	Assignees

Copyrights:

			Application or		Registration
Grantor	Country	Copyright	Registration No.	Filing Date	Date

6

SCHEDULE III
to
AGREEMENT

PLEDGED EQUITY AND PLEDGED DEBT

PART I

PART II

7

Exhibit B to the
Security Agreement

SECURED PARTY SECURITY AGREEMENT SUPPLEMENT

[Date of Secured Party Security Agreement Supplement]

To:    Wells Fargo Bank, National Association, as Collateral Agent

Ladies and Gentlemen:

Reference is made to (i) the Indenture, dated as of March 9, 2012 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Indenture”), among United Rentals, Inc., a Delaware corporation (“Holdings”), UR Merger Sub Corporation, a Delaware corporation (the “Company”), [                  ] and Wells Fargo Bank, National Association, as Note Trustee and Collateral Agent and (ii) the Security Agreement dated as of [                  ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Collateral Agent for the benefit of the Secured Parties.  Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.  This Secured Party Security Agreement Supplement is being executed and delivered pursuant to Section 25(d)(iv) of the Security Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being Additional Second Lien Obligations under the Security Agreement.

1                                          Supplement.  The undersigned, [                                      ] (the “Additional Second Lien Agent”), as [                ] under that certain [                                        ], dated as of [          ], 20[    ] (the “Additional Second Lien Document”), among [            ] and the Additional Second Lien Agent, hereby agrees to become party as an Additional Second Lien Agent under the Security Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Security Agreement as fully as if the undersigned had executed and delivered the Security Agreement as of the date thereof.

2.                                       Lien Sharing and Priority Confirmation.  The undersigned Additional Second Lien Agent, on behalf of itself and each holder of the Additional Second Lien Obligations for which the undersigned is acting as Additional Second Lien Agent hereby agrees, for the enforceable benefit of all Secured Parties and as a condition to being treated as Secured Obligations under the Security Agreement that:

(a)                                  all Secured Obligations will be and are secured equally and ratably by all Liens at any time granted by any Grantor or any successor company to secure any Secured Obligations on the Collateral for such Secured Obligations, and that all such Liens will be enforceable by the Collateral Agent for the benefit of all Secured Parties equally and ratably;

(b)                                 the Additional Second Lien Agent and each Secured Party for which the undersigned is acting as Additional Second Lien Agent are bound by the provisions of the

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Security Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens; and

(c)                                  the Collateral Agent shall be the Additional Secured Parties’ collateral agent pursuant to reasonable terms and conditions agreed to by the Additional Second Lien Agent and the Collateral Agent, which terms shall not in any event be inconsistent with the provisions of the Security Agreement; and

(d)                                 the Collateral Agent shall perform its obligations under the Security Agreement.

3.                                       Governing Law.  This Secured Party Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

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IN WITNESS WHEREOF, the party hereto has caused this Secured Party Security Agreement Supplement to be executed by its respective officer or representative as of the date first above written.

[ ]	, as Additional
Second Lien Agent

By:
Name:
Title:

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EXHIBIT G

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated as of [     ], 2012, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Wells Fargo Bank, National Association, a national banking association, as collateral agent (the “Collateral Agent”) for the Secured Parties.  All capitalized terms used but not otherwise defined herein have the meanings given to them in Security Agreement (as defined below).

WHEREAS, on March 9, 2012, UR Financing Escrow Corporation, a Delaware corporation (“Funding SPV”) and a wholly-owned unrestricted subsidiary of United Rentals, Inc., a Delaware corporation (“Holdings”) entered into the Indenture pursuant to which the 5.75% Senior Secured Notes due 2018 were issued;

WHEREAS, on [    ], 2012(1), (i) Funding SPV merged with and into UR Merger Sub Corporation, a Delaware corporation (the “Company”) (with the Company as the surviving company), and the Company assumed all of the obligations of Funding SPV under the Indenture Documents on such date and (ii) Holdings and certain Subsidiaries of the Company became guarantors of the Indenture;

WHEREAS, pursuant to the Indenture, the Grantors are permitted to incur Additional Second Lien Debt constituting Additional Second Lien Obligations;

WHEREAS, each Grantor has executed and delivered that certain Security Agreement dated as of [        ], 2012 made by the Grantors, certain other parties and the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and, to the extent agreed upon and applicable, other foreign governmental authorities; and

WHEREAS,  the relative rights, remedies and priorities of the Secured Parties and the First Lien Secured Parties in respect of the Collateral are governed by the Intercreditor Agreement, dated as of March 9, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Credit Agreement Agent, each Additional First Lien Agent (as defined therein) from time to time party thereto, the Note Trustee, the Collateral Agent, and any Additional Second Lien Agent from time to time party thereto;

(1)  Escrow Release Date to be inserted.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.           Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(A)          the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(B)           the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(C)           all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications set forth in Schedule C hereto (the “Copyrights”);

(D)          all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, and, to the extent applicable, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(E)           any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(F)           any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.           Security for Obligations.  The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Secured Obligations of such Grantor now or hereafter existing under or in respect of the Second Lien Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Second Lien Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

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SECTION 3.           Recordation.  Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and, to the extent agreed upon and applicable, any other applicable government office, record this IP Security Agreement.

SECTION 4.           Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.           Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.           Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.           INTERCREDITOR AGREEMENT.  REFERENCE IS HEREBY MADE TO THE INTERCREDITOR AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE LIENS AND SECURITY INTERESTS GRANTED PURSUANT TO THIS AGREEMENT ARE EXPRESSLY SUBJECT AND SUBORDINATE TO THE LIENS AND SECURITY INTERESTS GRANTED PURSUANT TO THE FIRST LIEN COLLATERAL DOCUMENTS (AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT) AND (II) THE EXERCISE OF ANY RIGHT OR REMEDY HEREUNDER IS SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

[Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:

UNITED RENTALS, INC.

By:
Name:
Title:

[UR MERGER SUB CORPORATION]

By:
Name:
Title:

[OTHER GRANTORS TO BE INSERTED]

By:
Name:
Title:

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COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Collateral Agent

By:
Name:
Title:

5

SCHEDULE A

PATENTS

SCHEDULE B

TRADEMARKS

SCHEDULE C

COPYRIGHTS